     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 2005



                                                     REGISTRATION NO. 333-121936


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                          WHITNEY HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)

           LOUISIANA                         6711                         72-6017893
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             228 ST. CHARLES AVENUE
                          NEW ORLEANS, LOUISIANA 70130
                                 (504) 586-7272
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                            JOSEPH S. SCHWERTZ, JR.
                              CORPORATE SECRETARY
                          WHITNEY HOLDING CORPORATION
                        228 ST. CHARLES AVENUE, ROOM 626
                          NEW ORLEANS, LOUISIANA 70130
                                 (504) 586-3474
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

            RANDOLPH A. MOORE III                          WALTER G. MOELING, IV
              ALSTON & BIRD LLP                              KATHERINE M. KOOPS
             ONE ATLANTIC CENTER                            POWELL GOLDSTEIN LLP
        1201 WEST PEACHTREE STREET, NW                      ONE ATLANTIC CENTER
            ATLANTA, GEORGIA 30339                     1201 WEST PEACHTREE STREET, NW
                                                           ATLANTA, GEORGIA 30339

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon submission of the Plan of Merger described in this Registration Statement for the vote of shareholders of Destin Bancshares, Inc.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT-PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


           PRELIMINARY -- SUBJECT TO COMPLETION DATED MARCH 16, 2005


                            (DESTIN BANCSHARES LOGO)


                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT



     The boards of directors of Destin Bancshares, Inc. and Whitney Holding Corporation have each unanimously agreed to the acquisition of Destin Bancshares by Whitney pursuant to the merger of Destin Bancshares with and into Whitney. Whitney will be the surviving bank holding company in the merger. Shareholders of Destin Bancshares are being asked to approve the merger at a special meeting of shareholders to be held on April 15, 2005. Whitney shareholders are not required to approve the merger.


     If the merger is completed, each of your shares of Destin Bancshares common stock will be automatically converted into the right to receive an aggregate value of $171.27, subject to adjustment as described in this proxy statement-prospectus. This amount will be paid 50% in cash and 50% in shares of Whitney common stock, although the portion paid in shares of Whitney common stock may be slightly increased under circumstances described in this proxy statement-prospectus. Whitney's common stock is quoted on The Nasdaq National Market under the symbol "WTNY."


     A special meeting of Destin Bancshares' shareholders will be held at the Destin Community Center, 101 Stahlman Avenue, Destin, Florida 32541, on April 15, 2005 at 9:00 a.m. local time. At the special meeting, you will be asked to approve the agreement and plan of merger among Whitney Holding Corporation, Whitney National Bank, Destin Bancshares, Inc. and Destin Bank, which we refer to in this proxy statement-prospectus as the merger agreement. Approval of the merger requires the receipt of bank regulatory approval by Whitney and the affirmative vote of a majority of the shares of Destin Bancshares common stock outstanding on February 18, 2005, the record date. Destin Bancshares' board of directors unanimously recommends that you vote FOR approval of the merger agreement and urges you to sign and date the enclosed proxy and return it promptly in the enclosed envelope to make sure that your vote is counted. Of course, if you attend the meeting, you may vote in person, even if you have returned your proxy.



     You should read this entire proxy statement-prospectus carefully because it contains important information about the merger. IN PARTICULAR, YOU SHOULD READ CAREFULLY THE INFORMATION UNDER THE SECTION ENTITLED "RISK FACTORS," BEGINNING ON PAGE 8.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF WHITNEY COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


     This proxy statement-prospectus is dated March   , 2005 and is first being
mailed to Destin Bancshares' shareholders on or about March   , 2005.

                                  PLEASE NOTE

     We have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents we refer you to herein. If someone provides you with other information, please do not rely on it.

     This proxy statement-prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of Whitney or Destin Bancshares since that date that are not reflected in this document.

     As used in this proxy statement-prospectus, the terms "Whitney" and "Destin Bancshares" refer to Whitney Holding Corporation and Destin Bancshares, Inc., respectively, and, where the context requires, to Whitney and Destin Bancshares and their respective subsidiaries, including Whitney National Bank and Destin Bank.

                      HOW TO OBTAIN ADDITIONAL INFORMATION


     This proxy statement-prospectus incorporates important business and financial information about Whitney that is not included in, or delivered with, this document. This information is described on page 41 under "Information About Whitney -- Incorporation of Documents by Reference" and may be obtained through the Securities and Exchange Commission website at http://www.sec.gov. This information is also available to you without charge upon written or verbal request. Shareholders should contact:


                          Mrs. Shirley Fremin, Manager
                               Investor Relations
                          Whitney Holding Corporation
                                 P.O. Box 61260
                       New Orleans, Louisiana 70161-1260
                           Telephone: (504) 586-3627
                          or toll free: (800) 347-7272
                   Email: investor.relations@whitneybank.com


     IN ORDER TO OBTAIN TIMELY COPIES OF SUCH INFORMATION FREE OF CHARGE YOU MUST REQUEST THE INFORMATION NO LATER THAN APRIL 7, 2005.

                            DESTIN BANCSHARES, INC.
                       2000 NINETY EIGHT PALMS BOULEVARD
                             DESTIN, FLORIDA 32541

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 15, 2005

                             ---------------------

To the Shareholders of Destin Bancshares, Inc.:


     Destin Bancshares, Inc. will hold a special meeting of shareholders at the Destin Community Center, 101 Stahlman Avenue, Destin, Florida 32541, on April 15, 2005 at 9:00 a.m., local time, for the following purposes:



          1. Merger. To approve and adopt an agreement and plan of merger, dated October 12, 2004, among Whitney Holding Corporation, Whitney National Bank, Destin Bancshares, Inc. and Destin Bank, pursuant to which Whitney will acquire Destin Bancshares through the merger of Destin Bancshares with and into Whitney and the subsequent merger of Destin Bank with and into Whitney National Bank. A copy of the merger agreement is attached to the accompanying proxy statement-prospectus as Appendix A.


          2. Other business. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.


     Only shareholders of record at the close of business on February 18, 2005, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the merger agreement requires the affirmative vote of a majority of the shares of Destin Bancshares common stock outstanding on the record date.


     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS SUPPORTS THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Destin Bancshares' secretary, or by filing a properly executed proxy of a later date with Destin Bancshares' secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

     Destin Bancshares' shareholders have appraisal rights with respect to the merger under Florida law. Shareholders who wish to assert their appraisal rights and comply with the procedural requirements of Sections 1301-1333 of the Florida Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Florida law. A copy of Sections 1301-1333 of the Florida Business Corporation Act is attached as Appendix C to the proxy statement-prospectus.

     We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

                                          By Order of the Board of Directors

                                          -s- FRANK B. BURGE
                                          Frank B. Burge
                                          Chairman, President and Chief
                                          Executive Officer

Destin, Florida

March   , 2005

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS.......................................  iii
SUMMARY.....................................................    1
  The Companies.............................................    1
  The Merger................................................    1
  What You Will Receive in the Merger.......................    1
  Limitation on Cash Consideration..........................    2
  Effect of the Merger on Destin Bancshares Options.........    2
  Your Expected Tax Treatment as a Result of the Merger.....    2
  Appraisal Rights You Will Have as a Result of the
     Merger.................................................    3
  Comparative Stock Prices..................................    3
  Whitney's Stock Repurchase Program........................    3
  Reasons for the Merger....................................    3
  Opinion of Destin Bancshares' Financial Advisor...........    4
  Your Board of Directors Recommends Shareholder Approval of
     the Merger.............................................    4
  Information About the Shareholders' Meeting...............    4
  Quorum and Vote Required at the Meeting...................    4
  Share Ownership of Management.............................    4
  Management and Operations After the Merger................    4
  We Must Obtain Regulatory Approval to Complete the
     Merger.................................................    5
  We Must Meet Several Conditions to Complete the Merger....    5
  Waiver and Amendment......................................    5
  Termination and Termination Fee...........................    5
  Destin Bancshares' Directors and Executive Officers Have
     Interests in the Merger That Differ From Your
     Interests..............................................    6
  Employee Benefits of Destin Bancshares Employees After the
     Merger.................................................    6
  Differences in Rights of Destin Bancshares' Shareholders
     After the Merger.......................................    6
  Accounting Treatment......................................    6
  Selected Financial Information of Whitney.................    7
RISK FACTORS................................................    8
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..................   10
THE DESTIN BANCSHARES SPECIAL SHAREHOLDERS' MEETING.........   11
  Purpose...................................................   11
  Record Date; Quorum and Vote Required.....................   11
  Solicitation and Revocation of Proxies....................   11
  Appraisal Rights..........................................   12
  Recommendations of the Board of Directors of Destin
     Bancshares.............................................   12
THE MERGER..................................................   13
  General...................................................   13
  Background of the Merger..................................   13
  Reasons for the Merger....................................   14
  Opinion of Hovde Financial LLC............................   15
  Interests of Certain Persons in the Merger................   21
  Public Trading Market.....................................   22
  Whitney Dividends.........................................   23
  Surrender and Exchange of Stock Certificates..............   23

  Resale of Whitney Common Stock............................   24
  Regulatory and Other Required Approvals...................   24
  Accounting Treatment of the Merger........................   26
THE MERGER AGREEMENT........................................   27
  General...................................................   27
  What Destin Bancshares' Shareholders Will Receive in the
     Merger.................................................   27
  No Fractional Shares......................................   28
  Appraisal Rights..........................................   28
  Effect of the Merger on Destin Bancshares Options.........   29
  Closing and Effective Time of the Merger..................   29
  Representations and Warranties in the Merger Agreement....   29
  Conditions to the Merger..................................   30
  Waiver and Amendment......................................   30
  Business of Destin Bancshares Pending the Merger..........   31
  No Solicitation of Alternative Transactions...............   31
  Termination of the Merger Agreement; Termination Fee......   32
  Payment of Expenses Relating to the Merger................   32
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER......   33
CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS...............   34
APPRAISAL RIGHTS............................................   38
INFORMATION ABOUT WHITNEY...................................   40
  General...................................................   40
  Market Prices of and Dividends Declared on Whitney Common
     Stock..................................................   40
  Incorporation of Documents by Reference...................   41
INFORMATION ABOUT DESTIN BANCSHARES.........................   43
  General...................................................   43
  Business and Properties...................................   43
  Competition...............................................   44
  Employees.................................................   45
  Legal Proceedings.........................................   45
  Stock Ownership of Principal Shareholders, Management and
     Directors..............................................   45
  Related Party Transactions................................   45
SUPERVISION AND REGULATION..................................   48
OTHER MATTERS...............................................   51
LEGAL MATTERS...............................................   51
EXPERTS.....................................................   51
IMPORTANT NOTICE FOR DESTIN BANCSHARES' SHAREHOLDERS........   51
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................   51


APPENDIX A  AGREEMENT AND PLAN OF MERGER AMONG WHITNEY HOLDING
            CORPORATION, WHITNEY NATIONAL BANK, DESTIN BANCSHARES, INC.
            AND DESTIN BANK
APPENDIX B  FAIRNESS OPINION OF HOVDE FINANCIAL LLC
APPENDIX C  FULL TEXT OF SECTIONS 1301-1333 OF THE FLORIDA BUSINESS
            CORPORATION ACT

                             QUESTIONS AND ANSWERS

Q: WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to approve the merger agreement, which provides for the merger of Destin Bancshares with and into Whitney, with Whitney as the surviving corporation in the merger.

Q: HOW DOES MY BOARD OF DIRECTORS RECOMMEND
   I VOTE ON THE MERGER?

A: The board of directors of Destin Bancshares unanimously recommends that you vote "FOR" approval of the merger agreement.

Q: WHY IS MY BOARD OF DIRECTORS RECOMMENDING
   THAT I VOTE FOR APPROVAL OF THE MERGER AGREEMENT?

A: Your board of directors believes the merger is a unique strategic opportunity to combine with Whitney, which is expected to create greater short- and long-term growth and stockholder value.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: In the merger, each share of Destin Bancshares common stock will be automatically converted into the right to receive an aggregate value of $171.27, subject to certain adjustments. Shareholders will receive approximately 50% of this amount in cash, without interest, and 50% of this amount in shares of Whitney common stock.

Q: WHEN DO YOU EXPECT THE MERGER TO BE
   COMPLETED?

A: We currently expect to complete the merger in the second quarter of 2005.

Q: WHAT SHOULD I DO NOW?

A: After carefully reading and considering the information in this proxy statement-prospectus, just indicate on your proxy card how you want to vote, sign the card and mail it in the enclosed postage-paid envelope as soon as possible, so that your shares will be represented at the special meeting.

    NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement.

Q: WHAT IF I DO NOT VOTE?

A: If you do not vote, by either signing and sending in your proxy card or attending and voting at the special meeting, it will have the same effect as voting your shares against the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY
   BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: Your broker will vote your shares of stock on the merger agreement only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting broker nonvote will not be counted toward a quorum and your shares will not be voted at the special meeting, which will have the same effect as voting your shares against the merger.

Q: CAN I CHANGE MY VOTE AFTER I DELIVER MY PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can revoke your proxy by giving written notice of revocation to Destin Bancshares' secretary. Second, you can submit a new properly executed proxy with a later date with Destin Bancshares' secretary, at or before the meeting. The latest vote actually received before the meeting will be counted, and any earlier votes will be revoked. Third, you can attend the special meeting and vote your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy.

Q: SHOULD I SEND IN MY DESTIN BANCSHARES STOCK
   CERTIFICATES NOW?

A: No. If the merger is completed, Whitney will send all of Destin Bancshares' shareholders written instructions for exchanging Destin Bancshares common stock certificates for the merger consideration.

Q: AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION
   WITH THE MERGER?

A: Yes. If you wish, you may exercise appraisal rights arising out of the transactions contemplated by the merger agreement and obtain a cash payment for the "fair value" of your shares under Florida law. To exercise appraisal rights, you must not vote in favor of the adoption and approval of the merger agreement, and you must strictly comply with all of the applicable requirements of Florida law summarized under the heading "Appraisal Rights" in this proxy statement-prospectus. The "fair value" of your shares may be more or less than the consideration to be paid in the merger. We have included a copy of the applicable provisions of Florida law as Appendix C to this proxy statement-prospectus.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact:
   Mr. D. Ross Scott, Destin Bancshares, Inc., 2000 Ninety Eight Palms Boulevard, Destin, Florida 32541, telephone: (850) 837-8100.

                                    SUMMARY

     We have prepared this summary to assist you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the merger and the issuance of cash and shares of Whitney common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated into this proxy statement-prospectus by reference. You may obtain the information about Whitney that is incorporated by reference in this document, without charge, by following the instructions in the section entitled "Where You Can Find Additional Information." We urge you to read all of these documents in their entirety prior to voting at the special meeting of Destin Bancshares' shareholders.

     Each item in this summary refers to the page of this document on which that subject is discussed in more detail.


THE COMPANIES (SEE PAGE 40 FOR WHITNEY AND PAGE 43 FOR DESTIN BANCSHARES)


WHITNEY HOLDING CORPORATION
228 St. Charles Avenue
New Orleans, Louisiana 70130
(504) 586-7272

     Whitney is a Louisiana corporation and a registered bank holding company headquartered in New Orleans, Louisiana. Whitney's principal banking subsidiary is Whitney National Bank. Whitney currently provides banking services through over 140 banking locations located in Texas, Louisiana, Mississippi, Alabama, and Florida. Whitney National Bank also maintains a foreign branch on Grand Cayman in the British West Indies.


     As of December 31, 2004, Whitney had consolidated total assets of approximately $8.2 billion, consolidated total loans of approximately $5.6 billion, consolidated total deposits of approximately $6.6 billion and consolidated shareholders' equity of approximately $905 million.


DESTIN BANCSHARES, INC.
2000 Ninety Eight Palms Boulevard
Destin, Florida
(850) 837-8100


     Destin Bancshares is a Florida corporation and a registered bank holding company headquartered in Destin, Florida. Destin Bancshares' sole banking subsidiary is Destin Bank. Destin Bank currently provides banking services through ten banking locations located in Okaloosa, Escambia and Walton Counties in Destin, Florida.



     As of December 31, 2004, Destin Bancshares had consolidated total assets of approximately $509 million, consolidated total loans of approximately $362 million, consolidated total deposits of approximately $391 million and consolidated shareholders' equity of approximately $24 million.



THE MERGER (SEE PAGE 13)



     Under the terms of the merger agreement, Whitney will acquire Destin Bancshares pursuant to the merger of Destin Bancshares with and into Whitney. After the merger, Whitney will be the surviving corporation and will continue its corporate existence under Louisiana law and Destin Bancshares will cease to exist. The merger agreement is attached to this document as Appendix A and is incorporated into this proxy statement-prospectus by reference. We encourage you to read the entire merger agreement carefully, as it is the legal document that governs the merger. Immediately, following the merger, Destin Bank will merge with and into Whitney National Bank and the separate existence of Destin Bank will cease.



WHAT YOU WILL RECEIVE IN THE MERGER (SEE PAGE 27)


     If the merger is completed, each share of Destin Bancshares common stock issued and outstanding that you hold immediately prior to the effective time of the merger, other than shares with respect to which you exercise appraisal rights, will be automatically converted, at the effective time of the merger, into the right to receive an aggregate value of $171.27 per share, subject to certain adjustments. Shareholders will receive 50% of this amount, or $85.635, in cash, without interest, and 50% in shares of Whitney common stock, although the portion received in shares of Whitney common stock may be slightly increased as described below.

     The number of shares of Whitney common stock you will be entitled to receive will be determined by dividing $85.635 by the "average market price" of Whitney common stock, which is the average of the per share closing prices on the 20 trading days preceding the fifth trading day immediately prior to the effective time of the merger. However, if the average market price is greater than $47.98, it will be deemed to be $47.98, and if the average market price is less than $37.98, it will be deemed to be $37.98. As a result, assuming that there is no adjustment to the cash portion of the merger consideration as described below, the maximum number of shares of Whitney common stock that you will be entitled to receive in exchange for each share of Destin Bancshares common stock will be 2.255, and the minimum number of shares you will be entitled to receive will be 1.785, regardless of the actual average market price of Whitney common stock. Additionally, since the number of Whitney shares to be issued in the merger is based on the average market price of Whitney common stock during a period that ends prior to the closing, the actual value of the shares of Whitney common stock that Destin Bancshares' shareholders will receive may be more or less than the average market price of those shares calculated in accordance with the merger agreement.


     On October 12, 2004, the last trading day before we publicly announced the execution of the merger agreement, the closing price of Whitney common stock was $42.98, and on March 15, 2005, the last practicable date before mailing this proxy statement-prospectus, the closing price of Whitney common stock was $46.09. If we had closed the merger on March 15, 2005, Whitney would have issued, in exchange for each outstanding share of Destin Bancshares common stock, cash consideration of $85.635 per share and 1.906 shares of Whitney common stock, based on the 20-day trading period ending on March 7, 2005.


     You will not receive any fractional shares of Whitney common stock. Instead, you will be paid cash in an amount equal to the fraction of a share of Whitney common stock otherwise issuable upon conversion, multiplied by the "average market price" described above.


LIMITATION ON CASH CONSIDERATION (SEE PAGE 28)


     Under the merger agreement, the amount of cash that will be paid as a result of the merger, including cash to be paid in lieu of fractional shares and cash issued to shareholders who exercise appraisal rights, will not exceed 50% of the aggregate value of the consideration to be issued, excluding cash paid in lieu of fractional shares and cash issued to shareholders who exercise appraisal rights. As a result, Whitney may, in its sole discretion, adjust the amount of the cash to be paid and the number of shares of Whitney common stock to be issued in the merger to ensure that the amount of cash paid does not exceed 50% of the aggregate consideration. However, the aggregate value of the consideration you are entitled to receive in exchange for each share of Destin Bancshares common stock that you hold will not be adjusted unless Destin Bancshares' expenses in the merger exceed those permitted by the merger agreement, in which case there will be a downward adjustment.


EFFECT OF THE MERGER ON DESTIN BANCSHARES OPTIONS (SEE PAGE 29)


     Prior to the execution of the merger agreement, there were 16,000 outstanding options to purchase Destin Bancshares common stock, each with an exercise price of $22.00 per share. Pursuant to the terms of the merger agreement, all of these outstanding options have been exercised in accordance with their terms, with payment of the full cash exercise price to Destin Bancshares. Whitney is not required to complete the merger unless Destin Bancshares takes all action necessary to terminate all of its stock option plans prior to the effective time of the merger.


YOUR EXPECTED TAX TREATMENT AS A RESULT OF THE MERGER (SEE PAGE 33)


     Destin Bancshares' shareholders will recognize gain (but not loss) equal to the lesser of (1) the cash (excluding any cash received in lieu of a fractional share of Whitney common stock) and the fair market value of the Whitney common stock received (including the fair market value of any fractional share of Whitney common stock that is deemed to be distributed in the merger and then redeemed by Whitney), less such shareholder's tax basis in Destin Bancshares common stock, or (2) the amount of cash received. The completion of the merger is conditioned on receipt of a tax opinion from Alston & Bird LLP that the merger qualifies as a tax-free reorganization under the Internal Revenue Code.

     Any shareholder of Destin Bancshares who perfects appraisal rights under Florida law, as described in the next section, will recognize gain to the extent the cash received exceeds the shareholder's tax basis in his or her Destin Bancshares common stock. See "Material Federal Income Tax Consequences of the Merger" for a more detailed discussion of the tax consequences of the merger.

     Tax laws are complex, and the tax consequences of the merger may vary depending upon your individual circumstances or tax status. For these reasons, we recommend that you consult your tax advisor concerning the federal and any applicable state, local or other tax consequences of the merger to you.


APPRAISAL RIGHTS YOU WILL HAVE AS A RESULT OF THE MERGER (SEE PAGE 38)



     If the merger is completed, those shareholders of Destin Bancshares who do not vote for the merger and who follow certain procedures as required by Florida law and described in this proxy statement-prospectus will be entitled to exercise appraisal rights and receive the "fair value" of their shares in cash under Florida law. If you assert and perfect your appraisal rights, you will not receive the merger consideration but will be entitled to receive the "fair value" of your shares of stock in cash as determined in accordance with Florida law. Appendix C includes the relevant provisions of Florida law regarding these rights.



COMPARATIVE STOCK PRICES (SEE PAGE 40)



     On October 12, 2004, the last trading day prior to the public announcement of execution of the merger agreement, the last sales price of Whitney common stock on The Nasdaq National Market was $42.98, and on March 15, 2005, the last practicable date before mailing this proxy statement-prospectus, the last sales price of Whitney common stock was $46.09. Shares of Destin Bancshares common stock are not trading on any securities exchange or interdealer quotation system. The last known sales price for a share of Destin Bancshares common stock was $38.00 on April 27, 2004.


WHITNEY'S STOCK REPURCHASE PROGRAM (SEE PAGE 41)



     In October 2004, Whitney's board of directors authorized Whitney to repurchase up to 1.75 million shares of its common stock. This represents approximately 4.2% of shares outstanding as of September 30, 2004. The repurchase program is authorized for one year, beginning October 27, 2004. In the fourth quarter of 2004, Whitney purchased 707,878 shares of its common stock at an average purchase price of approximately $44.46 per share pursuant to its repurchase program. The repurchase program may have an impact on the trading price of Whitney common stock.



REASONS FOR THE MERGER (SEE PAGE 14)


     Destin Bancshares' directors considered a number of factors in approving the terms of the merger, including:

     - the value of the consideration to be received by Destin Bancshares' shareholders relative to the book value and earnings per share of Destin Bancshares common stock;

     - information concerning Whitney's financial condition, results of operations and business prospects;

     - the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Whitney;

     - the opinion of Hovde Financial LLC that the consideration to be received by Destin Bancshares' shareholders in the merger is fair from a financial point of view;

     - the average daily trading volume of shares of Whitney common stock;

     - the fact that the merger will enable Destin Bancshares' shareholders to exchange their relatively illiquid shares of Destin Bancshares common stock for the shares of a regional bank holding company, the stock of which is more widely held and actively traded, and that the acquisition of Whitney common stock will be tax-free to Destin Bancshares' shareholders;

     - the alternatives to the merger, including remaining an independent institution;

     - the expanded range of banking services that the merger will allow Destin Bancshares to provide its customers; and

     - the competitive and regulatory environment for financial institutions generally.


OPINION OF DESTIN BANCSHARES' FINANCIAL ADVISOR (SEE PAGE 15)


     In deciding to approve the merger, the board of directors of Destin Bancshares considered the opinion of its financial advisor, Hovde Financial LLC. Hovde, an investment banking and financial advisory firm, has given a fairness opinion to the Destin Bancshares board of directors that the terms of the merger are fair, from a financial point of view, to the shareholders of Destin Bancshares. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Hovde considered relevant. The fairness opinion is attached to this proxy statement-prospectus as Appendix B. We urge all shareholders of Destin Bancshares to read the entire opinion, which describes the procedures followed, matters considered and limitations on the review undertaken by Hovde in providing its opinion.


YOUR BOARD OF DIRECTORS RECOMMENDS SHAREHOLDER APPROVAL OF THE MERGER (SEE PAGE
12)


     The board of directors of Destin Bancshares has unanimously approved the merger agreement and believes that the merger is in the best interests of Destin Bancshares' shareholders. The board unanimously recommends that you vote FOR approval of the merger agreement.


INFORMATION ABOUT THE SHAREHOLDERS' MEETING (SEE PAGE 11)



     A special meeting of the shareholders of Destin Bancshares will be held on April 15, 2005, at 9:00 a.m., local time. The meeting will be held at the Destin Community Center, 101 Stahlman Avenue, Destin, Florida 32541. At the meeting, the shareholders of Destin Bancshares will vote on the merger agreement described above and in the notice for the meeting. If you approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger in the second quarter of 2005.



QUORUM AND VOTE REQUIRED AT THE MEETING (SEE PAGE 11)




     Shareholders who own Destin Bancshares common stock at the close of business on February 18, 2005 will be entitled to vote at the meeting. A majority of the issued and outstanding shares of Destin Bancshares common stock as of the record date for the meeting must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present.


     Approval of the merger agreement requires the affirmative vote of a majority of the shares of Destin Bancshares common stock outstanding on the record date.


SHARE OWNERSHIP OF MANAGEMENT (SEE PAGE 11)



     As of the record date for the special meeting, directors and executive officers of Destin Bancshares have or share voting or dispositive power over approximately 55.0% of the issued and outstanding Destin Bancshares common stock. These individuals have agreed with Whitney that they will vote the stock over which they have voting power in favor of the merger agreement.


     As of the record date for the meeting, directors and executive officers of Whitney have or share no voting or dispositive power over any of the issued and outstanding Destin Bancshares common stock.


MANAGEMENT AND OPERATIONS AFTER THE MERGER (SEE PAGE 13)


     Destin Bancshares will cease to exist after the merger.

     - The business of Destin Bancshares will be conducted through Whitney after the merger.

     - Destin Bank will merge into Whitney National Bank, although Whitney has the right to delay the bank merger until such time as it deems appropriate.

     - No current Destin Bancshares directors will be appointed as directors of Whitney.

REGULATORY APPROVAL TO COMPLETE THE MERGER (SEE PAGE 24)



     The merger requires the approval of the Board of Governors of the Federal Reserve System and other applicable governmental authorities. The merger may not be consummated until at least 15 days after approval of the merger by the Federal Reserve Board. We received the approval of the Federal Reserve Board on January 24, 2005. The merger of Destin Bank into Whitney National Bank, which will occur after the merger of Destin Bancshares with and into Whitney, requires the approval of the Office of the Comptroller of the Currency (OCC). We received the approval of the OCC on January 28, 2005.



WE MUST MEET SEVERAL CONDITIONS TO COMPLETE THE MERGER (SEE PAGE 30)


     In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

     - Destin Bancshares' shareholders must approve of the merger agreement by the required vote;

     - the merger must qualify as a tax-free reorganization;

     - the merger cannot be a taxable event for either Whitney or Destin Bancshares;

     - Destin Bancshares must repay in full any amounts outstanding under a $2.5 million line of credit secured by a pledge of Destin Bank stock, and the pledge of the stock must be released;

     - Whitney must receive from Destin Bancshares' chairman, president and chief executive officer, Frank B. Burge, an executed noncompetition agreement;

     - all outstanding Destin Bancshares stock options must be exercised in accordance with their terms and Destin Bancshares must take all action necessary to terminate its stock option plans;

     - the average closing price for Whitney common stock on the 20 trading days preceding the fifth trading day before the merger must not be more than $52.98 or less than $32.98;

     - the representations and warranties of the parties to the merger agreement must be true and correct, except as to such inaccuracies as would not reasonably be expected to have a material adverse effect in the aggregate and the other party to the merger agreement must have performed in all material respects all its obligations under the merger agreement; and

     - additional conditions customary in transactions of this type.

     If all regulatory approvals are received and the other conditions to completion are satisfied, Whitney and Destin Bancshares contemplate that they will complete the merger in the second quarter of 2005.


WAIVER AND AMENDMENT (SEE PAGE 30)


     Nearly all of the conditions to completion of the merger may be waived at any time by the party for whose benefit they were created. The merger agreement provides that the conditions regarding shareholder and regulatory approvals and the continued effectiveness of Whitney's registration statement may not be waived. A waiver is only effective if it is in writing and signed by the waiving party.

     In addition, the parties may amend or supplement the merger agreement at any time by written agreement. The parties' boards of directors must approve any material amendments. Any material change to the merger agreement after the meeting may require a re-solicitation of votes from Destin Bancshares' shareholders.


TERMINATION AND TERMINATION FEE (SEE PAGE 32)


     The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this proxy statement-prospectus. If Whitney terminates the merger agreement because Destin Bancshares' board withdraws or changes its recommendation of the merger agreement or recommends or approves an acquisition transaction other than the Whitney merger, or if Destin Bancshares terminates the merger agreement because it has received an offer for such an acquisition transaction, Destin Bancshares (or its successor) must pay to Whitney a termination fee of $4.8 million.

DESTIN BANCSHARES' DIRECTORS AND EXECUTIVE OFFICERS HAVE INTERESTS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (SEE PAGE 21)


     The executive officers and directors of Destin Bancshares have interests in the merger that are in addition to their interests as shareholders of Destin Bancshares. The members of our board of directors know about these additional interests and considered them when they adopted the merger agreement These interests include, among others:

     - Noncompete payments to Frank B. Burge of $300,000 annually for five years following the merger;

     - the possible continued employment of the executive officers by Whitney after the merger;

     - the continuation of employee benefits; and

     - provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of Destin Bancshares for certain liabilities.

     These interests are more fully described in this proxy statement-prospectus under the heading "The Merger -- Interests of Certain Persons in the Merger."


EMPLOYEE BENEFITS OF DESTIN BANCSHARES EMPLOYEES AFTER THE MERGER (SEE PAGE 22)


     Whitney has agreed to offer to all current employees of Destin Bancshares who become Whitney employees the same employee benefits as those offered by Whitney to its employees in similar positions. Whitney will also give Destin Bancshares' employees full credit for their years of service with Destin Bancshares, for both eligibility and vesting, except that prior service credit will not be considered in determining future benefits under Whitney's or Whitney National Bank's defined benefit pension plan or post-retirement medical plan.


DIFFERENCES IN RIGHTS OF DESTIN BANCSHARES' SHAREHOLDERS AFTER THE MERGER (SEE PAGE 34)


     Destin Bancshares' shareholders will become Whitney shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Louisiana law and by Whitney's articles of incorporation and bylaws. The rights of Whitney shareholders are different in certain respects from the rights of Destin Bancshares' shareholders. Some of the principal differences are described later in this proxy statement-prospectus.


ACCOUNTING TREATMENT (SEE PAGE 26)


     Whitney is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (GAAP).

                   SELECTED FINANCIAL INFORMATION OF WHITNEY


     The following table sets forth certain consolidated financial information of Whitney. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Whitney contained in its annual report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this proxy statement-prospectus.



     Whitney's financial statements for the years ended December 31, 2004, 2003 and 2002 were audited by PricewaterhouseCoopers LLP. Whitney's consolidated financial statements for the years ended December 31, 2001 and 2000 were audited by Arthur Andersen LLP, which has ceased operations.



                                                                          YEARS ENDED DECEMBER 31,
                                                       --------------------------------------------------------------
                                                          2004         2003         2002         2001         2000
                                                       ----------   ----------   ----------   ----------   ----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
YEAR-END BALANCE SHEET DATA
  Total assets.......................................  $8,222,624   $7,754,982   $7,097,881   $7,243,650   $6,650,265
  Earning assets.....................................   7,648,740    7,193,709    6,501,009    6,681,786    6,078,951
  Loans..............................................   5,626,276    4,882,610    4,455,412    4,495,085    4,587,438
  Investment securities..............................   1,991,244    2,281,405    1,975,698    1,632,340    1,462,189
  Deposits...........................................   6,612,607    6,158,582    5,782,879    5,950,160    5,332,474
  Shareholders' equity...............................     904,765      840,313      800,483      717,888      665,764
INCOME STATEMENT DATA
  Interest income....................................  $  360,772   $  338,069   $  370,909   $  441,145   $  452,261
  Interest expense...................................      40,682       43,509       75,701      161,349      185,181
  Net interest income................................     320,090      294,560      295,208      279,796      267,080
  Net interest income (TE)...........................     326,237      300,115      300,134      285,161      273,176
  Provision for loan losses..........................       2,000       (3,500)       7,500       19,500       12,690
  Noninterest income.................................      82,523       89,504       85,185       91,209       75,120
  Net securities gains in noninterest income.........          68          863          411          165          850
  Noninterest expense................................     260,278      242,923      230,926      239,104      223,179
  Net income.........................................      97,137       98,542       95,323       75,820       72,842
KEY RATIOS
  Return on average assets...........................        1.23%        1.36%        1.36%        1.11%        1.16%
  Return on average shareholders' equity.............       11.02        11.96        12.53        10.86        11.70
  Net interest margin (TE)...........................        4.45         4.47         4.62         4.52         4.73
  Average loans to average deposits..................       81.60        77.72        76.04        80.65        85.83
  Efficiency ratio...................................       63.69        62.49        60.00        62.09        63.92
  Allowance for loan losses to loans.................         .97         1.22         1.48         1.59         1.33
  Nonperforming assets to loans plus foreclosed and
    surplus property.................................         .46          .62          .95          .77          .55
  Average shareholders' equity to average assets.....       11.17        11.38        10.84        10.22         9.91
  Shareholders' equity to total assets...............       11.00        10.84        11.28         9.91        10.01
COMMON SHARE DATA
  Earnings per share
    Basic............................................  $     2.38   $     2.47   $     2.39   $     1.92   $     1.89
    Diluted..........................................        2.35         2.44         2.38         1.90         1.89
  Dividends
    Cash dividends per share.........................  $     1.34   $     1.23   $     1.11   $     1.03   $      .96
    Dividend payout ratio............................       56.99%       50.32%       46.50%       53.81%       50.04%
  Book value per share...............................  $    21.85   $    20.78   $    19.98   $    18.10   $    16.92


---------------

Tax-equivalent (TE) amounts are calculated using a marginal federal income tax rate of 35%.

The net interest margin (TE) is annualized net interest income (TE) as a percent of average earning assets.

The efficiency ratio is noninterest expense to total net interest (TE) and noninterest income (excluding net securities gains or losses).

                                  RISK FACTORS

     In addition to the other information included in this proxy statement-prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement.

THE TYPE OF CONSIDERATION PAID TO HOLDERS OF DESTIN BANCSHARES COMMON STOCK COULD BE ADJUSTED BASED UPON HOW MANY SHAREHOLDERS EXERCISE THEIR APPRAISAL RIGHTS.

     Upon completion of the merger, your shares of Destin Bancshares common stock will be converted into the right to receive cash and shares of Whitney common stock. The amount of cash paid for the Destin Bancshares cannot exceed 50% of the aggregate purchase price. The amount of cash available for payout includes the cash that will be paid to shareholders who exercise their appraisal rights. The greater the number of Destin Bancshares' shareholders who exercise their appraisal rights, the less cash will be available for the cash portion of the aggregate consideration paid. Therefore, you may receive more than 50% of your merger consideration in shares of Whitney common stock.

THE TOTAL MERGER CONSIDERATION TO BE PAID TO DESTIN BANCSHARES' SHAREHOLDERS WILL BE ADJUSTED IF THE AMOUNT OF THE EXPENSES INCURRED AS A RESULT OF THE MERGER EXCEEDS THE AMOUNT PROVIDED FOR IN THE MERGER AGREEMENT.

     The total per share consideration to be received by Destin Bancshares' shareholders will be reduced by a pro rata portion of any merger expenses (including attorneys', accountants' and other consultants' fees and expenses) incurred by Destin Bancshares in excess of the total of (1) $200,000 and (2) the amount of Hovde's fees, which are estimated to be approximately $1.2 million. See "The Merger Agreement -- What Destin Bancshares' Shareholders Will Receive in the Merger."

BECAUSE THE MARKET PRICE OF WHITNEY COMMON STOCK MAY FLUCTUATE, YOU CANNOT BE SURE OF THE MARKET VALUE OF THE COMMON STOCK THAT YOU WILL RECEIVE IN THE MERGER.

     Upon completion of the merger, the issued and outstanding shares of Destin Bancshares common stock will be converted into the right to receive a combination of cash and shares of Whitney common stock pursuant to the terms of the merger agreement. The value of the portion of the merger consideration that will be paid in shares of Whitney common stock will be determined based on the average closing price of Whitney common stock during a 20-trading day measurement period ending on the fifth trading day prior to the effective time of the merger. This average price may vary from the price of Whitney common stock on the date the merger was announced, on the date that this document is mailed to Destin Bancshares' shareholders and on the date of the special meeting of Destin Bancshares' shareholders. Any change in the price of Whitney common stock prior to completion of the merger may affect the value of the total consideration that a shareholder of Destin Bancshares will receive upon completion of the merger.

     Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Whitney's business, operations and prospects, and regulatory considerations. Many of these factors are beyond Whitney's control. Accordingly, at the time of the special meeting, a shareholder of Destin Bancshares may not necessarily know or be able to calculate the exact number of shares of Whitney common stock the shareholder would receive upon completion of the merger.

COMBINING OUR TWO COMPANIES MAY BE MORE DIFFICULT, COSTLY OR TIME-CONSUMING THAN WE EXPECT.

     Whitney and Destin Bancshares have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company's ongoing business or inconsistencies in standards, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If we have difficulties with the integration process, we might not achieve the economic benefits we expect to result from the acquisition. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks and move their business to other financial institutions.

THE MARKET PRICE OF WHITNEY COMMON STOCK AFTER THE MERGER MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING DESTIN BANCSHARES COMMON STOCK OR WHITNEY COMMON STOCK CURRENTLY.


     The businesses of Whitney and Destin Bancshares differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company's shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Whitney or Destin Bancshares. For a discussion of the businesses of Whitney and Destin Bancshares and of certain factors to consider in connection with those businesses, see "Information About Whitney" and the documents that Whitney has filed with the Securities and Exchange Commission (the SEC) that are incorporated by reference in this proxy statement-prospectus and "Information About Destin Bancshares."

THE MERGER AGREEMENT LIMITS DESTIN BANCSHARES' ABILITY TO PURSUE ALTERNATIVES TO THE MERGER.

     The merger agreement contains provisions that limit Destin Bancshares' ability to discuss competing third-party proposals to acquire all or a significant part of Destin Bancshares or Destin Bank. In addition, Destin Bancshares has agreed to pay Whitney a fee of $4.8 million if the transaction is terminated because Destin Bancshares decides to pursue another acquisition transaction, among other things. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Destin Bancshares from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Destin Bancshares than it might otherwise have proposed to pay.

CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF DESTIN BANCSHARES HAVE INTERESTS IN THE MERGER OTHER THAN THEIR INTERESTS AS SHAREHOLDERS.

     Certain directors and executive officers of Destin Bancshares have interests in the merger other than their interests as shareholders. The board of directors of Destin Bancshares was aware of these interests at the time it approved the merger. These interests may cause Destin Bancshares' directors and executive officers to view the merger proposal differently than you may view it. See "The Merger -- Interests of Certain Persons in the Merger."

WHITNEY'S ANTI-TAKEOVER PROVISIONS MAY MAKE IT MORE DIFFICULT FOR TAKEOVER ATTEMPTS THAT HAVE NOT BEEN APPROVED BY WHITNEY'S BOARD OF DIRECTORS.

     Whitney's articles of incorporation include anti-takeover provisions, such as supermajority vote and quorum requirements, which may make takeover attempts and other acquisitions of interests in Whitney that have not been approved by Whitney's board of directors more difficult. These provisions may give holders of a minority of Whitney's voting power a veto over a business combination that a majority of shareholders may believe to be desirable and beneficial. Whitney is also subject to certain fair price protection and control share acquisition provisions under Louisiana law. See "Certain Differences in Rights of Shareholders."

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This proxy statement-prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "endeavor," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "potential," "predict," "project," "seek," "should," "will" and other similar words and expressions of future intent.

     The ability of Whitney and Destin Bancshares to predict results or the actual effect of future plans or strategies is inherently uncertain. Although Whitney and Destin Bancshares believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements include, but are not limited to:

     - The costs of integrating Whitney's and Destin Bancshares' operations, which may be greater than Whitney expects.

     - Potential customer loss and deposit attrition as a result of the merger and the failure to achieve expected gains, revenue growth and/or expense savings from such transactions.

     - Whitney's ability to effectively manage interest rate risk and other market risk, credit risk and operational risk.

     - Whitney's ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Whitney's business.

     - Whitney's ability to keep pace with technological changes.

     - Whitney's ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by our customers and potential customers.

     - Whitney's ability to expand into new markets.

     - The cost and other effects of material contingencies, including litigation contingencies.

     - Further easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies and finance companies, may increase competitive pressures and affect our ability to preserve our customer relationships and margins.

     - Possible changes in general economic and business conditions in the United States in general and in the larger region and communities we serve in particular may lead to a deterioration in credit quality, thereby requiring increases in our provision for credit losses, or a reduced demand for credit, thereby reducing earning assets.

     - The threat or occurrence of war or acts of terrorism and the existence or exacerbation of general geopolitical instability and uncertainty.

     - Possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards.

     The cautionary statements in the "Risk Factors" section and elsewhere in this proxy statement-prospectus also identify important factors and possible events that involve risk and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Whitney and Destin Bancshares do not intend, and undertake no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

                             THE DESTIN BANCSHARES
                         SPECIAL SHAREHOLDERS' MEETING

PURPOSE


     You have received this proxy statement-prospectus because the board of directors of Destin Bancshares is soliciting your proxy for the special meeting to be held on April 15, 2005 at the Destin Community Center, 101 Stahlman Avenue, Destin, Florida 32541 at 9:00 a.m. Each copy of this proxy statement-prospectus mailed to holders of Destin Bancshares common stock is accompanied by a proxy card for use at the meeting and at any adjournments of the meeting.


     At the meeting, shareholders will consider and vote upon:

     - the merger agreement; and

     - any other matters that are properly brought before the meeting, or any adjournments of the meetings.

     IF YOU HAVE NOT ALREADY DONE SO, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PAID ENVELOPE. IF YOU DO NOT RETURN YOUR PROPERLY EXECUTED CARD, OR IF YOU DO NOT ATTEND AND CAST YOUR VOTE AT THE SPECIAL MEETING, THE EFFECT WILL BE A VOTE AGAINST THE MERGER AGREEMENT.

RECORD DATE; QUORUM AND VOTE REQUIRED


     The record date for the special meeting is February 18, 2005. Destin Bancshares' shareholders of record as of the close of business on that day will receive notice of the meeting and will be entitled to vote at the special meeting. As of February 18, 2005, there were 673,510 shares of Destin Bancshares common stock issued and outstanding and entitled to vote at the meeting, held by approximately 181 holders of record.



     The presence, in person or by proxy, of a majority of the shares of Destin Bancshares common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Destin Bancshares common stock outstanding on February 18, 2005 entitles its holder to one vote on the merger agreement and any other proposal that may properly come before the meeting.


     To determine the presence of a quorum at the meeting, Destin Bancshares will count as present at the meeting the shares of Destin Bancshares common stock present in person but not voting and the shares of common stock for which Destin Bancshares has received proxies but with respect to which the holders of such shares have abstained.

     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Destin Bancshares common stock.


     As of the record date for the meeting, Destin Bancshares' directors and executive officers beneficially owned approximately 370,326 shares, or approximately 55.0%, of the outstanding shares of Destin Bancshares common stock. These individuals have agreed with Whitney that they will vote their stock in favor of the merger agreement.


SOLICITATION AND REVOCATION OF PROXIES

     If you have delivered a proxy for the meeting, you may revoke it at any time before it is voted by:

     - attending the meeting and voting in person;

     - giving written notice to Destin Bancshares' secretary prior to the date of the meeting revoking your proxy; or

     - submitting to Destin Bancshares' secretary a signed proxy card dated later than your initial proxy.

     The proxy holders will vote as directed all proxy cards that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger agreement. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. Destin Bancshares' board of directors is not aware of any matter to be presented at the meeting other than the proposal to approve the merger agreement.

     If a shareholder holds shares of Destin Bancshares in a broker's name (sometimes called "street name" or "nominee name"), then the shareholder must provide voting instructions to the broker. If the shareholder does not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the merger. A vote that is not cast for this reason is called a "broker nonvote." Broker nonvotes will not be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger agreement, a broker nonvote is the same as a vote against the merger agreement. For purposes of the vote on other matters properly brought at the special meeting, broker nonvotes will not be counted as votes for or against such matter or as abstentions on such matter.

     Destin Bancshares will bear the cost of soliciting proxies from its shareholders, except that Whitney will bear all expenses for printing and mailing this proxy statement-prospectus. Destin Bancshares will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of Destin Bancshares may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. Destin Bancshares will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

     DESTIN BANCSHARES' SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER AGREEMENT IS APPROVED, DESTIN BANCSHARES' SHAREHOLDERS WILL RECEIVE INSTRUCTIONS FOR EXCHANGING THEIR STOCK CERTIFICATES AFTER THE MERGER HAS BEEN COMPLETED.

APPRAISAL RIGHTS

     Destin Bancshares' shareholders have appraisal rights with respect to the merger under Florida law. Shareholders who wish to assert their appraisal rights and comply with the procedural requirements of Sections 1301-1333 of the Florida Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Florida law. For more information regarding the exercise of these rights, see "Appraisal Rights."

RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF DESTIN BANCSHARES

     Destin Bancshares' board of directors has unanimously adopted the merger agreement and believes that the merger is fair to and in the best interests of Destin Bancshares and its shareholders. Destin Bancshares' board unanimously recommends that Destin Bancshares' shareholders vote FOR approval of the merger agreement. In making their recommendation to shareholders, Destin Bancshares' directors considered, among other things, the fairness opinion of Hovde, which concludes that the terms of the merger are fair to Destin Bancshares' shareholders from a financial point of view. See "The Merger -- Background of the Merger" and "The Merger -- Opinion of Hovde Financial LLC" below.

                                   THE MERGER

     This section of the proxy statement-prospectus describes certain aspects of the merger. The following description is not intended to include every term of the merger, but rather contains only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement and the opinion of Hovde, Destin Bancshares' financial advisor, which are attached as Appendices A and B to this proxy statement-prospectus and are incorporated herein by reference. We urge you to read these documents as well as the discussion in this document carefully.

GENERAL

     If the shareholders of Destin Bancshares approve the merger agreement and the other conditions to the consummation of the merger are satisfied, Whitney will acquire Destin Bancshares pursuant to the merger of Destin Bancshares with and into Whitney. Whitney will exchange cash and shares of Whitney common stock, plus cash instead of any fractional share, for each outstanding share of Destin Bancshares common stock as to which appraisal rights have not been exercised and perfected (other than treasury shares and shares held by Whitney or Destin Bancshares or their subsidiaries, all of which will be cancelled in the merger). Each share of Whitney common stock issued and outstanding immediately prior to the effective date of the merger will remain issued and outstanding and unchanged as a result of the merger.

BACKGROUND OF THE MERGER

     In exercising their fiduciary responsibilities to shareholders, Destin Bancshares' directors regularly assess the financial services industry as a whole, including the regulatory and competitive environment for banking services. They also assess Destin Bancshares' strategic options, such as acquiring another institution, remaining independent or selling the institution, with an overall objective of maximizing the value of Destin Bancshares common stock, providing liquidity for Destin Bancshares' shareholders and diversifying shareholders' exposure to a single-market concentration. In evaluating potential business combinations, the board evaluates a variety of factors, including the nature and liquidity of the potential consideration to be received, employee and credit cultures, and the preservation of Destin Bancshares' business operating culture and customer relationships.

     Based on Destin Bancshares' ability to enhance profitability and shareholder investment and its historical and future growth opportunities, together with the current condition of the financial institution merger and acquisition market and increasing competition in the banking industry, Destin Bancshares believed it might be able to obtain a greater value in a potential sale of interest in Destin Bank to, or affiliation with, another entity or financial institution. During late 2003 and early 2004, Destin Bancshares' management attended conferences and discussed a potential sale with various experts in the banking and financial industries. In March and April of 2004, Destin Bancshares' management discussed bank valuation with representatives from Hovde, and Destin Bancshares' board of directors heard presentations from other financial advisors. Based on the information that Destin Bancshares' board of directors received from these sources, Destin Bancshares decided to pursue a sale of the company.

     In May 2004, pursuant to board authorization, Destin Bancshares' chairman, president and chief executive officer, Frank B. Burge, held preliminary discussions with financial advisors regarding the potential sale of the company. He also contacted Powell Goldstein LLP of Atlanta, Georgia to discuss the board's legal obligations in that context and the issues that would be involved in such a transaction. On June 1, 2004, Mr. Burge met with counsel at Powell Goldstein's offices in Atlanta for a further discussion of these issues.

     On June 18, 2004, Destin Bancshares engaged Hovde to act as its financial advisor in connection with its potential sale. During the remainder of the summer of 2004, Hovde contacted a number of financial institutions, including Whitney, regarding their interest in Destin Bancshares and its banking market. Several financial institutions submitted indications of interest, which Destin Bancshares' directors and executive officers analyzed with the assistance of Destin Bancshares' financial and legal advisors. After giving careful consideration to the entirety of the proposals, including the consideration proposed to be paid in connection with the transaction (and the form and characteristics thereof), Destin Bancshares believed its overall objectives were most likely to be achieved by pursuing a merger with Whitney.

     On September 3, 2004, the board of directors authorized management to negotiate the terms of a definitive merger agreement with Whitney. During the remainder of September and early October 2004, the parties and their respective financial and legal advisors negotiated the terms of the agreement.

     On October 12, 2004, Destin Bancshares' board of directors held a special meeting to analyze and consider the proposed merger. Counsel reviewed the fiduciary obligations of Destin Bancshares' board of directors in considering the proposed merger and reviewed the terms of the transaction and the merger agreement from a legal point of view. Hovde summarized certain financial information regarding Whitney and the proposed transaction for the board and rendered its opinion that, as of that date, the terms of the transaction as set forth in the merger agreement were fair to Destin Bancshares' shareholders from a financial point of view. After a general question and discussion period among the members of the board, management and their financial and legal advisors, the board of directors voted to approve the merger agreement and the transactions contemplated thereby and to recommend the approval of the agreement to Destin Bancshares' shareholders. Subsequent to the meeting, Destin Bancshares and Whitney executed and delivered the merger agreement.

REASONS FOR THE MERGER

 GENERAL

     The financial and other terms of the merger agreement resulted from arm's-length negotiations between Whitney's and Destin Bancshares' representatives. Whitney's and Destin Bancshares' boards of directors also considered many factors in determining the consideration Destin Bancshares' shareholders would receive in the merger. Those factors included:

     - the comparative financial condition, results of operations, current business and future prospects of Whitney, Whitney National Bank, Destin Bancshares and Destin Bank; and

     - the market price and historical earnings per share of Whitney common stock and Destin Bancshares common stock.

  WHITNEY

     Whitney's business strategy includes expansion along the Gulf Coast to enhance Whitney's presence throughout the region. Whitney's management identified Destin Bancshares as an institution that fit well within this strategy. Destin Bank's locations in the Destin, Florida area would allow Whitney to expand its presence in that market, which Whitney believes to be one of the fastest growing markets in Florida.

     In deciding to pursue an acquisition of Destin Bancshares, Whitney's management, Whitney's board of directors and the executive committee of Whitney's board of directors noted, among other things, the following:

     - Destin Bank's deposit base and branch network in the Destin-Fort Walton Beach, Florida metropolitan statistical area (MSA);

     - Destin Bank's asset quality; and

     - the desirability of the merger over expansion through de novo branching.

 DESTIN BANCSHARES

     On October 12, 2004, Destin Bancshares' board of directors voted unanimously to approve and adopt the merger agreement. The board believes that the merger and the terms of the merger agreement are fair and in the best interests of all shareholders of Destin Bancshares and unanimously recommends that each shareholder vote to approve the proposed merger.

     In reaching its decision to adopt and recommend the approval of the merger agreement, Destin Bancshares' board of directors considered a number of factors, including, but not limited to, the following:

     - the value of the consideration to be received by Destin Bancshares' shareholders relative to the book value and earnings per share of Destin Bancshares common stock;

     - information concerning Whitney's financial condition, results of operations and business prospects of Whitney;

     - the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Whitney;

     - the opinion of Hovde that the consideration to be received by Destin Bancshares' shareholders in the merger is fair from a financial point of view;

     - the average daily trading volume of shares of Whitney common stock;

     - the fact that the merger will enable Destin Bancshares' shareholders to exchange their relatively illiquid shares of Destin Bancshares common stock for the shares of a regional bank holding company, the stock of which is widely held and actively traded, and that the acquisition of Whitney common stock will be tax-free to shareholders;

     - the alternatives to the merger, including remaining an independent institution;

     - the expanded range of banking services that the merger will allow Destin Bancshares to provide its customers; and

     - the competitive and regulatory environment for financial institutions generally.

     The foregoing discussion of the information and factors considered is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Individual directors may have given differing weights to the specific factors considered in reaching the foregoing determinations and recommendations, and individual directors may have given different weights to different factors.

     Each member of Destin Bancshares' board of directors has indicated that he or she intends to vote his or her shares of Destin Bancshares common stock in favor of the merger.

     DESTIN BANCSHARES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DESTIN BANCSHARES' SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

OPINION OF HOVDE FINANCIAL LLC

     Destin Bancshares engaged Hovde as its financial advisor in connection with its potential sale. In connection with its representation, Hovde delivered to the board of directors of Destin Bancshares its opinion that, based upon and subject to the various considerations set forth in its written opinion dated October 12, 2004, the total merger consideration to be paid to the shareholders of Destin Bancshares is fair from a financial point of view as of such date. In requesting Hovde's advice and opinion, no limitations were imposed by Destin Bancshares upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion. THE FULL TEXT OF THE OPINION OF HOVDE, DATED OCTOBER 12, 2004, WHICH DESCRIBES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B. DESTIN BANCSHARES' SHAREHOLDERS SHOULD READ THIS OPINION IN ITS ENTIRETY.

     Hovde is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Destin Bancshares' board of directors selected Hovde to act as its financial advisor in connection with the merger on the basis of the firm's reputation and expertise in transactions such as the merger.

     Hovde will receive a fee from Destin Bancshares for performing its financial advisory services in connection with the merger and for rendering the written opinion to the board of directors of Destin Bancshares as to the fairness, from a financial point of view, of the merger to Destin Bancshares' shareholders; a significant portion of this fee is contingent upon the consummation of the merger. Further, Destin Bancshares has agreed to indemnify Hovde against any claims or liabilities arising out of Hovde's engagement by Destin Bancshares.

     HOVDE'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE TOTAL MERGER CONSIDERATION, AND, AS SUCH, DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF DESTIN BANCSHARES AS TO HOW THE SHAREHOLDER SHOULD VOTE AT DESTIN BANCSHARES' SHAREHOLDER MEETING. THE SUMMARY OF THE OPINION OF HOVDE SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     The following is a summary of the analyses performed by Hovde in connection with its fairness opinion. Certain of these analyses were confirmed in a presentation to the board of directors of Destin Bancshares by Hovde. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde in rendering its opinion or the presentation delivered by Hovde to the board of directors of Destin Bancshares, but it does summarize all of the material analyses performed and presented by Hovde.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde may have given various analyses more or less weight than other analyses. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of Destin Bancshares and its fairness opinion.

     In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Destin Bancshares and Whitney. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde's analysis of the fairness of the merger consideration, from a financial point of view, to Destin Bancshares' shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde's opinion does not address the relative merits of the merger as compared to any other business combination in which Destin Bancshares might engage. In addition, as described above, Hovde's opinion to the board of directors of Destin Bancshares was one of many factors taken into consideration by the board of directors of Destin Bancshares in making its determination to approve the merger agreement.

     During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of Destin Bancshares and Whitney and material prepared in connection with the merger, including, among other things, the following:

     - the merger agreement;

     - certain historical publicly available information concerning Destin Bancshares and Whitney;

     - certain internal financial statements and other financial and operating data concerning Destin Bancshares;

     - certain financial projections prepared by the management of Destin Bancshares;

     - historical market prices and trading volumes for Whitney common stock;

     - the nature and terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that Hovde considered relevant;

     - the pro forma ownership of Whitney common stock by Destin Bancshares' shareholders relative to the pro forma contribution of Destin Bancshares' assets, liabilities, equity and earnings to the combined company;

     - the pro forma impact of the merger on the combined company's earnings per share, consolidated capitalization and financial ratios; and

     - such other factors as Hovde deemed appropriate.

     Hovde conducted meetings and had discussions with members of senior management of Destin Bancshares for purposes of reviewing the future prospects of Destin Bancshares, including the financial forecasts related to its business, earnings, assets and liabilities. Hovde also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

     In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the publicly available financial information about Whitney and the publicly and nonpublicly available financial and other information furnished to Hovde by Destin Bancshares. Hovde also relied upon the accuracy of the representations and warranties of the parties contained in the merger agreement. Hovde also assumed that the financial forecasts furnished to or discussed with Hovde by Destin Bancshares were reasonably prepared and reflected the best currently available estimates and judgments of senior management of Destin Bancshares as to the future financial performance of Destin Bancshares. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of Destin Bancshares or Whitney.

     Analysis of Selected Mergers. As part of its analysis, Hovde reviewed three groups of comparable merger transactions. The first peer group included transactions, which have occurred since January 1, 2003, that involved target holding companies with banks in Florida that had total assets between $100 million and $1 billion (the Florida Merger Group). This Florida Merger Group consisted of the following 13 transactions:

              BUYER                               SELLER
              -----                               ------
Fidelity Bankshares Inc. (FL)       First Community Bancorp Inc. (FL)
Popular Inc. (PR)                   Kislak Financial Corp. (FL)
Whitney Holding Corp. (LA)          Madison Bancshares Inc. (FL)
South Financial Group Inc. (SC)     Florida Banks Inc. (FL)
South Financial Group Inc. (SC)     CNB Florida Bancshares Inc. (FL)
Citizens Banking Corp (FL)          American Banking Corp. (FL)
Capital City Bank Group Inc. (FL)   Quincy State Bank (FL)
Colonial BancGroup Inc. (AL)        P.C.B. Bancorp Inc. (FL)
Alabama National BanCorp. (AL)      Indian River Banking Co. (FL)
Alabama National BanCorp. (AL)      Cypress Bankshares Inc. (FL)
Synovus Financial Corp. (GA)        Peoples Florida Banking Corp (FL)
Colonial BancGroup Inc. (AL)        Sarasota Bancorp. (FL)
F.N.B. Corp. (FL)                   Charter Banking Corp. (FL)

     Hovde also reviewed comparable mergers involving target holding companies with banks headquartered in the Southeast (AL, AR, FL, LA, GA, MS, NC, SC, TN, VA, and WV) that were announced since January 1, 2004, in which the total assets of the seller were between $100 million and $1 billion (the Southeast Merger Group). This Southeast Merger Group consisted of the following 15 transactions:

              BUYER                               SELLER
              -----                               ------
Fidelity Bankshares Inc. (FL)       First Community Bancorp Inc. (FL)
BancorpSouth Inc. (MS)              Premier Bancorp Inc. (TN)
United Community Banks Inc. (GA)    Liberty National Bancshares (GA)
Popular Inc. (PR)                   Kislak Financial Corp. (FL)
Peoples Holding Co. (MS)            Heritage Financial Hldg Corp (AL)
Liberty Bancshares Inc. (AR)        Arkansas State Bancshares Inc. (AR)
Capital City Bank Group Inc. (FL)   Farmers & Merchants Bank (GA)
Mountain Home Bancshares Inc. (AR)  Pocahontas Bankstock Inc. (AR)
Whitney Holding Corp. (LA)          Madison Bancshares Inc. (FL)
South Financial Group Inc. (SC)     Florida Banks Inc. (FL)
FSB Bancshares Inc (TN)             American City Bancorp Inc. (TN)
Peoples Holding Co. (MS)            Renasant Bancshares Inc. (TN)
South Financial Group Inc. (SC)     CNB Florida Bancshares Inc. (FL)
Citizens Banking Corp (FL)          American Banking Corp. (FL)
Capital City Bank Group Inc. (FL)   Quincy State Bank (FL)

     In addition, Hovde also reviewed comparable mergers involving target holding companies with banks headquartered in the entire United States that were announced since January 1, 2004, in which the total assets of the seller were between $250 million and $750 million (the Nationwide Merger Group). This Nationwide Merger Group consisted of the following 14 transactions:

              BUYER                               SELLER
              -----                               ------
Placer Sierra Bancshares (CA)       First Financial Bancorp (CA)
Wells Fargo & Co. (CA)              First Community Capital Corp. (TX)
Westamerica Bancorp. (CA)           Redwood Empire Bancorp (CA)
Peoples Holding Co. (MS)            Heritage Financial Hldg Corp (AL)
Fulton Financial Corp. (PA)         First Washington FinancialCorp (NJ)
Southwest Bancorp. Of Texas (TX)    Klein Bancshares Inc. (TX)
Capital City Bank Group Inc. (FL)   Farmers & Merchants Bank (GA)
Wintrust Financial Corp. (IL)       Northview Financial Corp. (IL)
F.N.B. Corp. (PA)                   Slippery Rock Financial Corp. (PA)
TierOne Corp. (NE)                  United Nebraska Financial Co. (NE)
Centennial C Corp                   Centennial Bank Holdings Inc. (CO)
Sun Bancorp Inc. (NJ)               Community Bancorp of NJ (NJ)
Heartland Financial USA Inc. (IA)   Rocky Mountain Bancorp. Inc. (MT)
Community Bank System Inc. (NY)     First Heritage Bank (PA)


     Hovde calculated the medians and averages of the following relevant transaction ratios in the Florida Merger Group, the Southeast Merger Group and the Nationwide Merger Group: the percentage of the offer value to the acquired company's total assets, the multiple of the offer value to the acquired company's earnings for the twelve months preceding the announcement date of the transaction; the multiple of the offer value to the acquired company's tangible book value; and the tangible book value premium to core deposits. Tangible book value is defined as total equity reduced by recorded intangible assets. Hovde compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at approximately $115.0 million ($57.5 million of the aggregate purchase consideration in the form of Whitney common stock and $57.5 million in cash), or $171.27 per Destin Bancshares diluted share, based on Whitney's 20-day average trading price of $42.05 as of October 8, 2004. In calculating the multiples for the merger, Hovde used Destin Bancshares' earnings for the 12 months ended June 30, 2004, and Destin Bancshares' tangible book value per share, total assets, and total deposits as of June 30, 2004. The results of this analysis are as follows:

                                                   OFFER VALUE TO
                                           -------------------------------   RATIO OF TANGIBLE
                                                                 12 MONTHS      BOOK VALUE
                                           TOTAL     TANGIBLE    PRECEDING    PREMIUM TO CORE
                                           ASSETS   BOOK VALUE   EARNINGS        DEPOSITS
                                            (%)        (X)          (X)             (%)
                                           ------   ----------   ---------   -----------------
Destin Bancshares, Inc. .................   25.5       5.69        28.7            30.9
Florida Merger Group median..............   21.8       3.12        25.2            23.2
Florida Merger Group average.............   23.0       3.22        27.1            25.5
Southeast Merger Group median............   18.9       2.50        27.1            16.3
Southeast Merger Group average...........   20.2       2.64        28.8            19.7
Nationwide Merger Group median...........   19.5       2.50        24.5            19.6
Nationwide Merger Group average..........   20.0       2.97        25.8            18.9

     Discounted Cash Flow Analysis. Hovde estimated the present value of all shares of Destin Bancshares common stock by estimating the value of Destin Bancshares' estimated future earnings stream beginning in 2005. Reflecting Destin Bancshares' internal projections and Hovde estimates, Hovde assumed net income in 2005, 2006, 2007, 2008, and 2009 of $6.83 million, $7.65 million,
$8.80 million, $10.12 million, and $11.63 million, respectively. The present value of these earnings was calculated based on a range of discount rates of 12.0%, 13.5%, 15.0%, 16.5%, and 18.0%, respectively. In order to derive the terminal value of Destin Bancshares' earnings stream beyond 2009, Hovde assumed a terminal value based on a perpetuity growth rate of between 3.0% and 7.0% applied to free cash flows in 2008. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Destin Bancshares common stock. This analysis and its underlying assumptions yielded a range of value for all the shares of Destin Bancshares common stock of approximately $55.67 million (at an 18.0% discount rate and a 3.0% perpetuity growth rate) to $149.37 million (at a 12.0% discount rate and a 7.0% perpetuity growth rate) with a midpoint of $79.37 million (using a 15.0% discount rate and a 5.0% perpetuity growth rate), compared to total merger consideration of $115.0 million.

     Contribution Analysis. Hovde prepared a contribution analysis showing percentages of total assets, total net loans, total deposits, and total common equity and tangible equity at June 30, 2004 for Destin Bancshares and for Whitney, and actual 12 months preceding earnings and estimated fiscal year 2004 earnings that would be contributed to the combined company on a pro forma basis by Destin Bancshares and Whitney. This analysis indicated that holders of Destin Bancshares common stock would own approximately 3.25% of the pro forma common shares outstanding of Whitney, assuming an exchange ratio of 2.037, while contributing a median of 5.25% of the financial components listed above. This pro forma ownership is based on the total consideration being paid to Destin Bancshares consisting of 50.0% in Whitney common stock and 50.0% in cash, therefore if pro forma ownership of 3.25% is divided by the percentage of stock (50.0%), the resulting value of 6.50% compares favorably to the median contribution value of 5.25%.

                                                              DESTIN BANCSHARES
                                                               CONTRIBUTION TO
                                                                   WHITNEY
                                                              -----------------
Total assets................................................        5.47%
Total net loans.............................................        5.25%
Total deposits..............................................        5.53%
Total common equity.........................................        2.34%
Tangible equity.............................................        2.62%
Net income -- LTM...........................................        3.88%
Net income -- estimated fiscal year 2004....................        5.39%
Median Destin Bancshares Contribution Percentage............        5.25%
Actual Destin Bancshares Pro Forma Ownership................        3.25%
Destin Bancshares Pro Forma Ownership adjusted for cash
  component.................................................        6.50%

     Comparable Company Analysis. Using publicly available information, Hovde compared the financial performance and stock market valuation of Whitney with the following publicly traded banking institutions with assets as of June 30, 2004 between $6 billion and $10 billion:

COMPANY NAME (TICKER)                                         ASSETS ($000)
---------------------                                         -------------
Bank of Hawaii Corporation (BOH)............................    9,688,769
Cullen/Frost Bankers, Inc. (CFR)............................    9,570,376
International Bancshares Corporation (IBOC).................    9,301,205
Old National Bancorp (ONB)..................................    9,032,869
Hudson United Bancorp (NJ)..................................    8,958,718
Trustmark Corporation (TRMK)................................    8,250,337
Citizens Banking Corporation (CBCF).........................    7,747,907
Greater Bay Bancorp (GBBK)..................................    7,613,295
Susquehanna Bancshares, Inc. (SUSQ).........................    7,309,820
UMB Financial Corporation (UMBF)............................    6,932,602
First Midwest Bancorp, Inc. (FMBI)..........................    6,834,285
First Republic Bank (FRC)...................................    6,824,978
United Bankshares, Inc. (UBSI)..............................    6,522,802
Provident Bankshares Corporation (PBKS).....................    6,423,052
Southwest Bancorporation of Texas, Inc. (SWBT)..............    6,341,442
First Commonwealth Financial Corporation (FCF)..............    6,260,984
UCBH Holdings, Inc. (UCBH)..................................    6,062,112

     Indications of such financial performance and stock market valuation included profitability measures, earnings composition, operating and performance metrics, loan portfolio compositions, deposit compositions, yield and cost analysis, capital adequacy, asset quality, and reserve adequacy, all based on financial information as of or for the 12 months ended June 30, 2004 and, where relevant, closing stock market information as of September 28, 2004. Selected market information for Whitney and the group of comparable companies that was analyzed is provided below.

                                                                                               INSIDE
                        STOCK    PRICE/TBV   PRICE/BOOK   PRICE/LTM   DIV. YIELD   MKT. CAP   OWNERSHIP
                        PRICE       (%)         (%)        EPS (X)       (%)         ($M)        (%)
                        ------   ---------   ----------   ---------   ----------   --------   ---------
Whitney...............  $41.61    220.68       193.85       17.05        3.17       1,699        6.08
Comparable Company
  Average.............  $33.60    336.38       253.85       19.05        2.53       1,509       10.77

                                                                                 NPAS/      RESERVES/
                                       ROAE    ROAA    EQUITY     EFFICIENCY    AVERAGE       NPAS
                                        (%)    (%)    RATIO (%)   RATIO (%)    ASSETS (%)      (%)
                                       -----   ----   ---------   ----------   ----------   ---------
Whitney..............................  11.71   1.32     10.82       61.71         .45        160.89
Comparable Company Average...........  14.44   1.16      8.13       59.56         .40        282.94

     BASED UPON THE FOREGOING ANALYSES AND OTHER INVESTIGATIONS AND ASSUMPTIONS SET FORTH IN ITS OPINION, WITHOUT GIVING SPECIFIC WEIGHTINGS TO ANY ONE FACTOR OR COMPARISON, HOVDE DETERMINED THAT THE MERGER CONSIDERATION WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO DESTIN BANCSHARES' SHAREHOLDERS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some of Destin Bancshares' directors and executive officers have interests in the transaction in addition to their interests generally as shareholders of Destin Bancshares. Destin Bancshares' board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

  NONCOMPETITION AND NONSOLICITATION AGREEMENT

     Although Frank B. Burge, the chairman, president and chief executive officer of Destin Bancshares and Destin Bank, intends to join Whitney National Bank as an employee following the merger, it is a condition to the consummation of the merger that Mr. Burge enter into a noncompetition and nonsolicitation agreement with Whitney and Whitney National Bank. The agreement will provide that Mr. Burge will not engage or participate as an owner or in a managerial capacity in any business or enterprise that competes with the business activities of Whitney or Destin Bancshares. The agreement will be effective for five years following the closing of the merger. The scope of the agreement will be limited to certain counties near Destin, Florida and other counties where Whitney National Bank or Destin Bank has customers and where Mr. Burge has authority for Destin Bancshares and will provide services to Whitney.

     In addition, the agreement will provide that for the five years following the closing of the merger, Mr. Burge will not recruit any employees with whom he worked during his employment with Destin Bancshares or Destin Bank unless the employee has ceased to be employed by Destin Bancshares, Destin Bank or Whitney (or any of their affiliated companies) for at least one year. The agreement will also provide that for the five years following the closing of the merger, Mr. Burge will be prohibited from soliciting, for the purpose of providing financial services or products or inducing any customer to cease doing business with Whitney or any of its affiliates, customers with whom he had contact during his employment with Destin Bancshares or Destin Bank.

     The agreement will further provide that Mr. Burge will not disclose any confidential information of Destin Bancshares or Whitney for five years following the closing of the merger. The agreement will also provide that Mr. Burge will not reveal any trade secrets of Destin Bancshares or Whitney.

     In consideration of Mr. Burge entering into the noncompetition agreement, Whitney National Bank will pay Mr. Burge $300,000 per year for the five years following the closing date of the merger, with the first payment to be made on the closing date.

  DESTIN BANCSHARES STOCK OPTIONS

     Prior to the execution of the merger agreement, Destin Bancshares' directors and executive officers held options to purchase an aggregate of 8,000 shares of Destin Bancshares common stock, each with an exercise price equal to $22.00 per share. These options were held by Messrs. D. Ross Scott and E. Michael Freeman. Other employees of Destin Bancshares held options to purchase another 8,000 shares of Destin Bancshares common stock, each with an exercise price of $22.00 per share. All of the outstanding stock options were vested and have been exercised in accordance with their terms, with payment of the full cash exercise price to Destin Bancshares.

  EMPLOYEE BENEFITS

     Whitney has agreed that all persons employed by Destin Bancshares, Destin Bank and Destin Bancshares Insurance Agency, Inc. (Destin Insurance) at the effective time of the merger will be eligible for such employee benefits as are generally available to employees of Whitney National Bank having like tenure, officer status and compensation levels, with two exceptions. First, all executive and senior level management bonuses, stock options, restricted stock and similar benefits will be at the discretion of Whitney's compensation committee. Second, all employees of Destin Bancshares, Destin Bank and Destin Insurance who are employed at the effective time of the merger will be given full credit for all prior service as employees of Destin Bancshares, Destin Bank or Destin Insurance, except that all such employees shall be treated as newly hired Whitney National Bank employees for all purposes of Whitney's or Whitney National Bank's defined benefit pension plan and post-retirement medical plan. This means that Whitney will not consider prior service credit with Destin Bancshares, Destin Bank and Destin Insurance in determining future benefits under Whitney's or Whitney National Bank's defined benefit pension plan and post-retirement medical plan.

  INDEMNIFICATION AND INSURANCE

     Whitney has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under Destin Bancshares' or Destin Bank's articles of incorporation and bylaws as in effect on October 12, 2004 with respect to matters occurring prior to or at the effective time of the merger will survive for a period concurrent with the applicable statute of limitations. In addition, Whitney has agreed to indemnify, under certain conditions, Destin Bancshares' and Destin Bank's directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws. Destin Bancshares must cause the officers and directors of Destin Bancshares and Destin Bank to be covered by Destin Bancshares' and Destin Bank's directors and officers liability insurance policy (or a substitute policy) for three years following the effective time of the merger, subject to certain conditions.

     No director or executive officer of Destin Bancshares or Destin Bank owns any Whitney common stock. No director or executive officer of Whitney has any personal interest in the merger other than as a Whitney shareholder. No Whitney director or executive officer owns any shares of Destin Bancshares common stock.

PUBLIC TRADING MARKET

     Whitney common stock is traded on The Nasdaq National Market under the trading symbol "WTNY." The shares of Whitney common stock issuable pursuant to the merger will be traded on the same market under the same symbol. The shares of Whitney common stock to be issued in the merger will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of Destin

Bancshares on the date of the special meeting of Destin Bancshares' shareholders or an affiliate of Whitney following completion of the merger. See "-- Resale of Whitney Common Stock."

WHITNEY DIVIDENDS


     The holders of Whitney common stock receive dividends if and when declared by the Whitney board of directors out of legally available funds. Whitney declared a dividend of $.35 per share of common stock for the first quarter of 2005 and the fourth quarter of 2004. Whitney paid a cash dividend of $.33 per share for the first three quarters of 2004. Following the completion of the merger, Whitney expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Whitney board of directors of other relevant factors.


SURRENDER AND EXCHANGE OF STOCK CERTIFICATES

     At the effective time of the merger, Destin Bancshares' shareholders will automatically become entitled to all of the rights and privileges afforded to Whitney shareholders at that time. However, the actual physical exchange of Destin Bancshares common stock certificates for cash and certificates representing shares of Whitney common stock will occur after the merger.

     American Stock Transfer & Trust Company will serve as exchange agent for the merger. Shortly after the effective date of the merger, Whitney will send or cause to be sent to all Destin Bancshares' shareholders (other than any shareholders who have exercised their appraisal rights) a letter of transmittal with instructions for exchanging Destin Bancshares common stock certificates for the merger consideration. Each Destin Bancshares stock certificate issued and outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when they are actually exchanged.

     Whitney, at its option, may decline to pay former shareholders of Destin Bancshares who become holders of Whitney common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Whitney common stock following the effective time of the merger until they have surrendered their certificates evidencing their Destin Bancshares common stock, at which time Whitney will pay any such dividends or other distributions without interest.

     DESTIN BANCSHARES' SHAREHOLDERS SHOULD NOT SEND IN THEIR DESTIN BANCSHARES COMMON STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND FURTHER WRITTEN INSTRUCTIONS AFTER THE EFFECTIVE DATE OF THE MERGER. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

     When the exchange agent receives your certificates of Destin Bancshares common stock, together with a properly completed letter of transmittal, it will deliver to you the merger consideration, consisting of Whitney common stock certificates, together with all withheld dividends or other distributions, but without interest thereon, and all cash payments due, including any cash payment for a fractional share, without interest.

     Destin Bancshares' shareholders who cannot locate their stock certificates are urged to contact promptly:

                            Destin Bancshares, Inc.
                       2000 Ninety Eight Palms Boulevard
                             Destin, Florida 32541
                          Attention: Ms. Sandra Celis
                           Telephone: (850) 837-8100

     Destin Bancshares will issue a new stock certificate to replace the lost certificate(s) only if the shareholder of Destin Bancshares signs an affidavit certifying that his or her certificate(s) cannot be located and containing an agreement to indemnify Destin Bancshares and Whitney against any claim that may be made against Destin Bancshares or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. Destin Bancshares or Whitney may also require the shareholder to post a bond in an amount sufficient to support the shareholder's agreement to indemnify Destin Bancshares and Whitney.

RESALE OF WHITNEY COMMON STOCK

     The shares of Whitney common stock to be issued in the merger have been registered under the Securities Act. Destin Bancshares' shareholders who are not affiliates of Destin Bancshares or Whitney may freely trade their Whitney common stock upon completion of the merger. The term "affiliate" generally means each person who was an executive officer, director or 10% shareholder of Destin Bancshares prior to the merger or who is an executive officer, director or 10% shareholder of Whitney after the merger.

     Those shareholders who are deemed to be affiliates of Destin Bancshares may only sell their Whitney common stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act.

     If you are or may be an affiliate of Destin Bancshares, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Whitney common stock after the merger. Persons assumed to be affiliates of Destin Bancshares have entered into agreements with Whitney not to sell shares of Whitney common stock they receive in the merger in violation of the Securities Act, or in any manner that would disqualify the merger from tax-free reorganization treatment.

REGULATORY AND OTHER REQUIRED APPROVALS

  FEDERAL RESERVE BOARD


     The Federal Reserve Board must approve the merger before it can be completed. Whitney and Destin Bancshares must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the merger. During this waiting period, the U.S. Department of Justice may object to the merger on antitrust grounds. Whitney filed an application for approval of the merger with the Federal Reserve Board on December 21, 2004 and received approval on January 24, 2005. In reviewing that application, the Federal Reserve Board was required to consider the following:


     - competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger's anticompetitive effects or restraints on trade; and

     - banking and community factors, which includes an evaluation of:

      - the financial and managerial resources of Whitney, including its subsidiaries, and of Destin Bancshares, and the effect of the proposed transaction on these resources;

      - management expertise;

      - internal control and risk management systems;

      - the capital of Whitney;

      - the convenience and needs of the communities to be served; and

      - the effectiveness of Whitney and Destin Bancshares in combating money laundering activities.

     The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution's performance under the Community Reinvestment Act of 1977, as amended. The Federal Reserve Board is also required to ensure that the proposed transaction would not violate Florida law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Florida community reinvestment laws and any Florida antitrust statutes.

  OTHER REGULATORY APPROVALS


     Whitney anticipates completing the merger of Destin Bank with and into Whitney National Bank immediately after the merger. The bank merger requires the approval of the OCC. Whitney filed an application for approval of the bank merger with the OCC on December 22, 2004 and received approval on January 28, 2005. In evaluating the bank merger, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the OCC from approving the bank merger if:


     - it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

     - its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner.

     But, if the OCC should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served, it may approve the bank merger. The bank merger may not be consummated until the 30th day (which the OCC may reduce to 15 days) following the date of the OCC approval, during which time the U.S. Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.

     In connection with or as a result of the merger, Whitney or Destin Bancshares may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Whitney common stock to be issued in exchange for Destin Bancshares common stock in the merger has been registered with the SEC and will be listed on The Nasdaq National Market. The transaction also will be registered with such state securities regulators as may be required.

  STATUS AND EFFECT OF APPROVALS


     All regulatory applications and notices required to be filed prior to the merger have been filed and Whitney believes that all necessary approvals have been received. As a result, Whitney and Destin Bancshares contemplate that they will complete the merger in the second quarter of 2005. However, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.


     We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.

ACCOUNTING TREATMENT OF THE MERGER

     Whitney is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Destin Bancshares will be recorded, as of completion of the merger, at their respective fair values and added to those of Whitney. Any excess of purchase price over the net fair value of Destin Bancshares' assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Whitney issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Destin Bancshares. The results of operations of Destin Bancshares will be included in the results of operations of Whitney following the effective time of the merger.

                              THE MERGER AGREEMENT

GENERAL

     If Destin Bancshares' shareholders approve the merger agreement and the other conditions to the merger are satisfied, then at the effective time of the merger, Destin Bancshares will merge into Whitney, the separate existence of Destin Bancshares will cease and Destin Bank will become a wholly-owned subsidiary of Whitney. Thereafter, Destin Bank will merge with and into Whitney National Bank and the separate existence of Destin Bank will cease.

WHAT DESTIN BANCSHARES' SHAREHOLDERS WILL RECEIVE IN THE MERGER

     At the effective time of the merger, each share of Destin Bancshares common stock, except for treasury shares, shares held by Whitney or any of the subsidiaries of Whitney or Destin Bancshares (other than in a fiduciary capacity) and any shares as to which appraisal rights are asserted, will be automatically converted into the right to receive an aggregate value of $171.27, subject to adjustment as described below. Of this amount, you will receive 50%, or $85.635, in cash, without interest, and 50% in shares of Whitney common stock, subject to adjustment as described below. The number of shares of Whitney common stock you will be entitled to receive will be determined by dividing $85.635 by the "average market price."

     The "average market price" means the average closing price of Whitney common stock for the 20 trading days preceding the fifth trading day before the effective time of the merger, but in no event more than $47.98 or less than $37.98. If the average market price is greater than $47.98, it will be deemed to be $47.98, and if the average market price is less than $37.98, it will be deemed to be $37.98. As a result, assuming that there is no adjustment to the cash portion of the merger consideration as described under "-- Limitation on Cash Consideration," the maximum number of shares of Whitney common stock that you may be entitled to receive in exchange for each share of Destin Bancshares common stock will be 2.255, and the minimum number of shares you may be entitled to receive will be 1.785, regardless of the actual average market price of Whitney common stock at the effective time of the merger. Additionally, since the number of Whitney shares to be issued in the merger is based on the average market price of Whitney common stock during a period prior to closing, the actual value of the shares of Whitney common stock that Destin Bancshares' shareholders will receive measured as of the effective time of the merger may be more or less than the average market price of those shares calculated in accordance with the merger agreement.

     The total per share consideration to be received by Destin Bancshares' shareholders will be reduced by a pro rata portion of any merger expenses (including attorneys', accountants' and other consultants' fees and expenses) incurred by Destin Bancshares in excess of the total of (1) $200,000 and (2) the amount of Hovde's fees, which are estimated to be approximately $1.2 million.

     The following table shows examples of the number of shares of Whitney common stock and cash into which 100 shares of Destin Bancshares common stock would be converted in the merger (with merger consideration of $171.27 per share), assuming that the average market price for Whitney stock is as specified below. The table also assumes no appraisal rights are exercised, ignores cash in lieu of fractional shares and assumes no reduction of the merger consideration resulting from any excess Destin Bancshares merger expenses.

                                            MERGER CONSIDERATION
                                        EXCHANGED FOR 100 SHARES OF
                                       DESTIN BANCSHARES COMMON STOCK
    ASSUMED AVERAGE       RESULTING   --------------------------------
    MARKET PRICE OF       EXCHANGE                NUMBER OF SHARES OF
WHITNEY COMMON STOCK(1)     RATIO       CASH      WHITNEY COMMON STOCK
-----------------------   ---------   ---------   --------------------
        $51.00              1.785     $8,563.50          178.5
         47.98              1.785      8,563.50          178.5
         45.00              1.903      8,563.50          190.3
         42.00              2.039      8,563.50          203.9
         39.00              2.196      8,563.50          219.6
         37.98              2.255      8,563.50          225.5
         33.00              2.255      8,563.50          225.5

---------------


(1) The closing price of Whitney common stock on March 15, 2005 was $46.09. Whitney has the right not to complete the merger if the average market price of Whitney common stock is more than $52.98 or less than $32.98. Destin Bancshares has the right not to complete the merger if the average market price of Whitney common stock is less than $32.98.


     Each share of Destin Bancshares common stock held in the treasury of Destin Bancshares and each share of Destin Bancshares common stock owned by Whitney or any subsidiary of Whitney or Destin Bancshares, other than in a fiduciary capacity, immediately prior to the effective time of the merger will be canceled and extinguished. No payment will be made with respect to such shares.

NO FRACTIONAL SHARES

     No fractional shares of Whitney common stock will be issued in connection with the merger. Instead, Whitney will make a cash payment without interest to each shareholder of Destin Bancshares who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Whitney common stock otherwise issuable to such shareholder by the "average market price" of one share of Whitney common stock as described above.

APPRAISAL RIGHTS

     Holders of shares of Destin Bancshares common stock who properly elect to exercise the appraisal rights provided for in Sections 1301-1333 of the Florida Business Corporation Act will not have their shares converted into the right to receive merger consideration. If a holder's appraisal rights are lost or withdrawn, such holder will receive the same consideration as all other holders of Destin Bancshares common stock. For more information, see "Appraisal Rights."

LIMITATION ON CASH CONSIDERATION

     Under the merger agreement, the amount of cash that will be paid as a result of the merger, including cash to be paid in lieu of fractional shares and cash paid to shareholders who exercise appraisal rights, will not exceed 50% of the aggregate merger consideration, excluding cash paid in lieu of fractional shares and cash issued to shareholders who exercise appraisal rights. As a result, Whitney may, in its sole discretion, adjust the amount of the cash to be paid and the number of shares of Whitney common stock to be issued in the merger to ensure that the amount of cash paid does not exceed 50% of the aggregate merger consideration. However, the aggregate value of the merger consideration you are entitled to receive in exchange for each share of Destin Bancshares common stock that you hold will not be adjusted, unless Destin Bancshares' expenses in the merger exceed $200,000 plus the fees payable to Hovde, which are estimated to be approximately $1.2 million.

EFFECT OF THE MERGER ON DESTIN BANCSHARES OPTIONS

     Prior to the date of this proxy statement-prospectus, all outstanding options to acquire Destin Bancshares common stock were exercised in accordance with their terms, with payment of the full cash exercise price to Destin Bancshares.

CLOSING AND EFFECTIVE TIME OF THE MERGER

     The merger will be completed only if all of the following occur:

     - the merger agreement is approved by Destin Bancshares' shareholders;

     - we obtain all required consents and approvals; and

     - all other conditions to the merger discussed in this proxy statement-prospectus and the merger agreement are either satisfied or waived.

     If all of these conditions are met, the closing of the merger will occur as soon as practicable thereafter on a date mutually agreeable to Whitney and Destin Bancshares.

REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT

     Destin Bancshares, Destin Bank, Whitney and Whitney National Bank have made representations and warranties to each other as part of the merger agreement. Destin Bancshares' and Destin Bank's representations and warranties relate to, among other things:

     - their organization and authority to enter into the merger agreement;

     - their capitalization, subsidiaries, properties and financial statements;

     - pending and threatened litigation;

     - their loans, investment portfolios, reserves and taxes;

     - insurance, employee benefits and legal and environmental matters;

     - privacy of customer information and the status of technology systems; and

     - their contractual obligations and contingent liabilities.

Destin Bancshares' and Destin Bank's representations and warranties are contained in Section 3 of the merger agreement.

     Whitney's and Whitney National Bank's representations and warranties relate to, among other things:

     - their organization and authority to enter into the merger agreement;

     - Whitney's capitalization and financial statements;

     - pending and threatened litigation against Whitney and Whitney National Bank;

     - the shares of Whitney common stock to be issued in the merger; and

     - Whitney's public reports filed with the SEC.

Whitney's and Whitney National Bank's representations and warranties are contained in Section 4 of the merger agreement.

     Whitney's and Whitney National Bank's representations and warranties are for the benefit of Destin Bancshares and Destin Bank; they are not for the benefit of and may not be relied upon by Destin Bancshares' shareholders. The representations and warranties of the parties will not survive the effective time of the merger.

CONDITIONS TO THE MERGER

     The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:

     - approval of the merger agreement by Destin Bancshares' shareholders;

     - approval of the merger by the Federal Reserve Board and other regulatory agencies without imposing conditions unacceptable to Whitney (see "The Merger -- Regulatory and Other Required Approvals");

     - issuance of a tax opinion that the merger qualifies as a tax-free reorganization;

     - issuance of a tax opinion that the merger will not be a taxable event to Whitney or Destin Bancshares;

     - the absence of a stop order suspending the effectiveness of Whitney's registration statement under the Securities Act;

     - the absence of an order, decree or injunction enjoining or prohibiting completion of the merger;

     - continued accuracy as of the closing date of the representations and warranties set forth in the merger agreement and fulfillment in all material respects of the parties' covenants set forth in the merger agreement;

     - the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other parties;

     - Whitney's receipt from Frank B. Burge of an executed noncompetition and nonsolicitation agreement (see "The Merger -- Interests of Certain Persons in the Merger");

     - the exercise of all outstanding Destin Bancshares stock options in accordance with their terms and the termination of Destin Bancshares' stock option plans;


     - the average closing price for Whitney common stock for the 20 trading days preceding the fifth trading day before the merger not exceeding $52.98 or being less than $32.98;


     - the repayment of Destin Bancshares in full of any amounts outstanding under a $2.5 million line of credit from The National Bank of Commerce of Memphis, Tennessee and the release of the shares of Destin Bank stock pledged to secure the line of credit; and

     - issuance of certain legal opinions by counsel for Destin Bancshares and Whitney.

     The conditions to the merger are set forth in Section 6 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, we cannot assure you that all conditions will be satisfied or waived.

WAIVER AND AMENDMENT

     Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the conditions regarding regulatory and shareholder approvals and the continued effectiveness of Whitney's registration statement may not be waived. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties' boards of directors must approve any material amendments. Any material change in the terms of the merger agreement after the meeting may require a re-solicitation of votes from Destin Bancshares' shareholders with respect to the amended merger agreement.

BUSINESS OF DESTIN BANCSHARES PENDING THE MERGER

     The merger agreement requires Destin Bancshares and Destin Bank to continue to operate their business as usual pending the merger. Among other things, they may not, without Whitney's consent, take or agree to take any of the following actions:

     - declare or pay any dividend, except Destin Bancshares' payment of a dividend of $.175 per share, if the closing occurs after March 15, 2005 but on or before June 15, 2005, or a dividend of $.35 per share, if the closing occurs after June 15, 2005;

     - declare or make any other distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of capital stock or authorize the creation or issuance of or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable for capital stock (other than upon the exercise or surrender of outstanding stock options);

     - amend its articles of incorporation or bylaws or adopt or amend any resolution concerning the indemnification of officers and directors;

     - enter into or modify any agreement requiring the payment of any salary, bonus, extra compensation, pension or severance payment to any of its current or former directors, officers or employees, except such agreements as are terminable at will without penalty or other payment by it, or increase the compensation of any such person in any manner inconsistent with its past practices;

     - except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrances (except as allowed under the merger agreement), terminate or allow to be terminated any insurance policy it maintains on its business or property or cancel any material indebtedness owing to it or any claims it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

     - acquire another business or merge or consolidate with another entity or sell or otherwise dispose of a material part of its assets except in the ordinary course of business consistent with past practices;

     - dispose of investment securities in amounts or in a manner inconsistent with past practices, or make investments in noninvestment grade securities or that are inconsistent with past investment practices;

     - enter into any new line of banking or nonbanking business;

     - take or cause to be taken any action that would disqualify the merger or the bank merger as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The restrictions on Destin Bancshares' business activities are set forth in
Section 5.08 of the merger agreement.

NO SOLICITATION OF ALTERNATIVE TRANSACTIONS

     Destin Bancshares and Destin Bank were required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the merger agreement was executed. In addition, neither Destin Bancshares nor any of its subsidiaries may solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by Destin Bancshares' board of directors in good faith, after consultation with its financial advisors and legal counsel, to be required to discharge properly the directors' fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with it. Subject to the same fiduciary duties, Destin Bancshares' board may not withdraw its recommendation to you of the merger or recommend to you any such other transaction.

     Destin Bancshares and its subsidiaries were also required to instruct their respective officers, directors, agents, and affiliates to refrain from taking action prohibited of Destin Bancshares and its subsidiaries and is required to notify Whitney immediately if it receives any inquires from third parties. However, no director or officer of Destin Bancshares is prohibited from taking any action that the board of directors of Destin Bancshares determines in good faith, after consultation with counsel and receipt of a written opinion, is required by law or is required to discharge such director's or officer's fiduciary duties.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE

     The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:

     - by mutual consent of Destin Bancshares' board of directors and Whitney's board of directors or the executive committee of Whitney's board of directors;

     - by either party if the other party breaches any representation, warranty or covenant, such breach cannot be, or is not, cured within 30 days after written notice and the existence of such breach would result in a "material adverse effect," as defined in the merger agreement, on the breaching party;

     - by either party if, by July 31, 2005, the conditions to completing the merger have not been met or waived, cannot be met or if the merger has not been consummated unless extended, or if the conditions to such party's obligation to close are not satisfied by such date;

     - by Whitney if Destin Bancshares' shareholders do not approve the merger agreement;

     - by Whitney if Destin Bancshares' board of directors withdraws, modifies or changes its recommendation of the merger agreement, recommends a merger, sale of assets or other business combination or substantial investment by a third party (other than the Whitney merger), or announces any agreement to do any of those things;

     - by Destin Bancshares if Destin Bancshares receives a bona fide written offer for an acquisition transaction that the Destin Bancshares board determines in good faith, after consultation with its financial advisors and counsel, to be more favorable than the Whitney merger; or

     - by Whitney if the holders of more than 5.0% of Destin Bancshares common stock exercise appraisal rights.

     If Whitney terminates the merger agreement because Destin Bancshares' board withdraws or changes its recommendation of the merger agreement or recommends an acquisition transaction other than the Whitney merger, or if Destin Bancshares terminates the agreement because it has received an offer for such an acquisition transaction, then Destin Bancshares (or its successor) must pay Whitney a termination fee of $4.8 million.

     Provisions of the merger agreement regarding confidentiality, payment of the termination fee and indemnification of Destin Bancshares, Destin Bank and their controlling persons will survive any termination of the agreement.

PAYMENT OF EXPENSES RELATING TO THE MERGER

     Whitney will pay all expenses of printing and distributing this proxy statement-prospectus. The parties otherwise will pay all of their own expenses related to negotiating and completing the merger.

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

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary description of the material United States federal income tax consequences of the merger to the shareholders of Destin Bancshares who hold the common stock as capital assets. We do not intend it to be a complete description of the federal income tax consequences of the merger to all shareholders of Destin Bancshares. For example, it may not apply to shareholders who received their stock upon the exercise of employee stock options or as compensation. It also may not apply to shareholders who hold the common stock as part of a "hedge," "straddle," "constructive sale," or "conversion transaction," as these terms are used in the Internal Revenue Code of 1986, as amended (Internal Revenue Code). It also may not apply to insurance companies, securities dealers, financial institutions or foreign persons. In addition, this summary description deals only with the federal income tax consequences of the merger. No information is provided on the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws.

     This discussion is based upon the tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change. No ruling will be requested from the Internal Revenue Service on any matter relating to the tax consequences of the merger. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.

     Whitney and Destin Bancshares must receive a tax opinion from Alston & Bird LLP in order to complete the merger. The tax opinion will be based upon representations made by Whitney and Destin Bancshares about the terms of the merger and certain other matters. The tax opinion must conclude that the consequences of the merger are as follows:

     - that the merger will constitute a "reorganization" within the meaning of
       Section 368 of the Internal Revenue Code;

     - that Destin Bancshares' shareholders will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the cash (excluding any cash received in lieu of a fractional share of Whitney common stock) and the fair market value of the Whitney common stock received (including the fair market value of any fractional share of Whitney common stock that is deemed to be distributed in the merger and then redeemed by Whitney), less such shareholder's tax basis in Destin Bancshares common stock, or (2) the amount of cash received;

     - the tax basis of the Whitney common stock received in the merger will be equal to the tax basis of the exchanged Destin Bancshares common stock less the amount of gain recognized; and

     - the holding period, for federal income tax purposes, for Whitney common stock received in the exchange (including any fractional share of Whitney common stock that is deemed to be distributed in the merger and then redeemed by Whitney) will include the period during which the shareholder held his or her Destin Bancshares common stock as long as the Destin Bancshares common stock was held as a capital asset at the effective time of the merger.

     The gain recognized by Destin Bancshares' shareholders will, in general, be capital gains and treated as long term capital gains subject to tax at the 15% rate, provided the shareholders have held the Destin Bancshares common stock for more than one year. A holder of Destin Bancshares common stock should be aware, however, that such gain may be subject to the provisions and limitations of
Section 302 of the Internal Revenue Code.

                 CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     If the merger is completed, Destin Bancshares' shareholders will become Whitney's shareholders. Their rights as shareholders will then be governed by Whitney's articles of incorporation and bylaws and by Louisiana law. The following is a summary of differences between the rights of Destin Bancshares' shareholders and Whitney's shareholders not described elsewhere in this proxy statement-prospectus:

AUTHORIZED CAPITAL STOCK


     Whitney. Whitney's articles of incorporation authorize it to issue 100,000,000 shares of common stock, without nominal or par value. As of January 31, 2005, there were 40,814,836 shares of Whitney common stock issued and outstanding.



     Destin Bancshares. Destin Bancshares' articles of incorporation authorize it to issue 1,070,000 shares of common stock, par value $5.00. As of January 31, 2005 and the record date, there were 673,510 shares of Destin Bancshares common stock issued and outstanding.


BOARDS OF DIRECTORS

     Whitney. Whitney's articles of incorporation provide for a board of directors consisting of not less than five nor more than twenty-five members divided into five classes. Each class of directors serves a five-year term, and directors of each class are elected by plurality vote at successive annual meetings of shareholders. Whitney's directors must also be shareholders of Whitney.

     Destin Bancshares. Destin Bancshares' articles of incorporation provide that its board of directors shall consist of at least five directors divided into three classes. Each class of directors serves a three-year term.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Whitney. Whitney's board of directors may fill a vacancy on the board of directors by a majority vote of the board of directors in accordance with the Louisiana Business Corporation Law.

     Destin Bancshares. Destin Bancshares's articles of incorporation allow a majority of the board of directors to fill any vacancies.

NOMINATION OF DIRECTORS

     Whitney. Whitney's articles of incorporation and bylaws do not contain provisions restricting a shareholder's right to nominate directors for election at an annual meeting. If, however, a shareholder wishes to recommend a candidate for consideration by the nominating committee of Whitney's board, the shareholder must submit to Whitney's corporate secretary a timely written notice including the candidate's name and address, along with adequate information as to the candidate's qualifications. To be considered timely, the notice must be received by Whitney's corporate secretary by the date that is not later than the 120th calendar day before the date of Whitney's proxy statement released to shareholders in connection with the previous year's annual meeting.

     Destin Bancshares. Destin Bancshares' articles of incorporation provide that no nominations for director may be voted upon at the annual meeting, unless the shareholder wishing to make a nomination delivers to the secretary of Destin Bancshares' a written nomination at least 30 and not more than 60 days prior to the annual meeting. Nominations may be made by the board of directors or any shareholder entitled to vote in the election of directors. The board of directors does not have to comply with the nominating provisions, and can also waive the requirements for a shareholder nomination.

REMOVAL OF DIRECTORS

     Whitney. A Whitney director may be removed from office, with or without cause, only by the affirmative vote of 90% of the voting power present at a special meeting of shareholders called for that purpose, at which the holders of 90% of the total voting power of Whitney shareholders are present in person or by proxy.

     Destin Bancshares. A director of Destin Bancshares may be removed from office with or without cause, by the affirmative vote of the holders of a majority of issued and outstanding shares of Destin Bancshares common stock.

SPECIAL MEETINGS OF SHAREHOLDERS

     Whitney.  Special meetings of Whitney shareholders may be called by:

     - the president;

     - the board of directors; or

     - shareholders holding more than 20% of the total voting power of Whitney's shareholders.

     Destin Bancshares. Special meetings of Destin Bancshares' shareholders may be called by:

     - the board of directors;

     - the chairman of the board; or

     - by shareholders holding at least a majority of the outstanding shares entitled to vote on directors.

NOTICE OF SHAREHOLDER MEETINGS

     Whitney. According to the Louisiana Business Corporation law, Whitney must notify its shareholders between 10 and 60 days before any annual or special meeting of the place, day and hour of the meeting. Whitney need not describe the purpose or purposes of a meeting unless otherwise required by law.

     Destin Bancshares. Destin Bancshares' bylaws provide that Destin Bancshares must notify its shareholders between 10 and 60 days before any annual or special meeting of the place, day and hour of the meeting. In its notice, Destin Bancshares must briefly describe the purpose or purposes of a meeting.

SHAREHOLDER INSPECTION RIGHTS

     Whitney. Shareholders of Whitney who hold the requisite number of shares have the right to examine in person or by representative Whitney's books and records for any proper purpose. To do so, a shareholder must send five days' written notice to Whitney and must have held at least 5% of the outstanding shares of Whitney common stock for a minimum of six months. Two or more shareholders may aggregate their holdings to reach the required 5% threshold. Business competitors must hold at least 25% of the outstanding shares of Whitney common stock for a minimum of six months to obtain these inspection rights.

     Destin Bancshares. Pursuant to the Florida Business Corporation Act, shareholders of Destin Bancshares are entitled to broader inspection rights than they will be entitled to as a Whitney shareholder. Upon at least five business days' notice, any shareholder of Destin Bancshares may inspect certain records relating to stock ownership and corporate governance, including the articles of incorporation; any amendments to the articles; bylaws; board resolutions affecting shareholder rights; minutes of shareholder meetings or records of shareholder actions taken without meetings for the last three years; and written communications to shareholders for the last three years. Additionally, shareholders meeting certain criteria may inspect any nonconfidential (inspection rights may be limited by applicable privacy laws) books and records of the corporation, including accounting records. These criteria are that:

     - the shareholder's demand is made in good faith and for a proper purpose;

     - the shareholder's demand describes the proper purpose and the records requested; and

     - the records requested are directly connected to that proper purpose.

ANTI-TAKEOVER PROVISIONS

     Whitney. Whitney's articles of incorporation include provisions that may make takeover attempts and other acquisitions of interests in Whitney more difficult where the takeover attempt or other acquisition has not been approved by Whitney's board of directors. These provisions include:

     - A requirement that any change to Whitney's articles of incorporation relating to the structure of the board of directors or the fair price protections described in the next bullet point must be approved by the affirmative vote of shareholders holding 90% of the voting power present at a shareholders meeting, the quorum for which is 90% of Whitney's total voting power, unless Whitney's board of directors has unanimously approved the change.

     - A requirement that any business combination transaction with a person or persons who hold 10% or more of Whitney common stock be approved by the 90% vote of shareholders described in the preceding bullet point unless prescribed minimum price and procedural requirements are satisfied in connection with the proposed business combination.


     Under these provisions, a business combination that might be attractive to some shareholders might not be proposed to Whitney's shareholders or, if proposed, might not be consummated. The provisions may give holders of a minority of Whitney's voting power a veto over a business combination that a majority of shareholders may believe to be desirable and beneficial. To Whitney's knowledge, on March 4, 2005, its directors and executive officers beneficially owned 2,668,790 shares (or approximately 6.28%) of Whitney's issued and outstanding common stock. As a result, it may be difficult for a shareholder holding 10% or more of Whitney common stock to secure the necessary supermajority vote without management and board approval.


     The Louisiana Business Corporation Law contains provisions similar to Florida law that eliminate the voting rights of shareholders who acquire significant blocks of Whitney common stock under certain circumstances unless Whitney's noninterested shareholders grant the shareholder the right to vote its shares. Louisiana's Control Share Acquisition Statute provides that any shares acquired by a person or group (an Acquiror) in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors in excess of 20%, 33 1/3% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than Interested Shares (as defined below) at a meeting called for the purpose of considering the voting power to be accorded to shares held by the Acquiror. "Interested Shares" include all shares as to which the Acquiror, any officer of Whitney and any director of Whitney who is also an employee of Whitney may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be accorded to an Acquiror and the noninterested shareholders do not vote to accord voting rights to such shares, Whitney may have the right to redeem the shares held by the Acquiror for their fair market value.

     Destin Bancshares. Destin Bancshares' articles of incorporation provide that Destin Bancshares' board of directors may oppose acquisitions of its securities or takeover attempts if it deems it advisable. In addition, Destin Bancshares is subject to the Florida control share acquisitions statute. This statute affords certain protections to shareholders of "issuing public corporations," which are defined to include corporations that have one hundred or more shareholders with their principal places of business in Florida and with more than 10% of their shares held by residents of Florida or more than 10% of their shareholders resident in Florida. The statute provides shareholders of issuing public corporations protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific acquisition ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the corporation's disinterested shares. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

     - Acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

     - Acquisitions of shares possessing one-third or more but less than a majority of all voting power; or

     - Acquisitions of shares possessing a majority or more of all voting power.

     Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Whitney. Whitney's articles of incorporation and bylaws require the indemnification of individuals against liabilities arising out of their status as directors, officers or employees provided, the individual acted in good faith or did not know the conduct was unlawful.

     Destin Bancshares. Destin Bancshares' articles of incorporation mandate indemnification against liabilities of any person arising out of their status as directors, officers or employees. Indemnification or reimbursement must take place after final disposition of any suit. The board of directors has the discretion, upon approval by a majority of the shareholders, to indemnify or reimburse for amounts paid to settle an action, provided the person was acting in good faith, in what the person believed to be the best interest of the corporation, and without knowledge the action was illegal.

AMENDMENTS TO ARTICLE OF INCORPORATION AND BY-LAWS

     Whitney. Whitney's articles of incorporation generally permit the articles of incorporation to be amended by a vote of the holders of a majority of the stock, although the amendment of certain provisions requires a super-majority vote. Whitney's articles of incorporation allow the board of directors to establish and amend the bylaws.

     Destin Bancshares. Under the Florida Business Corporation Act, Destin Bancshares' articles of incorporation may be amended by a vote of the holders of a majority of the stock. The Florida Business Corporation Act gives Destin Bancshares' board of directors the authority to amend the bylaws.

                                APPRAISAL RIGHTS

     The following discussion is not a complete description of the law relating to appraisal rights available under Florida law. This description is qualified in its entirety by the full text of the relevant provisions of the Florida Business Corporation Act, which are reprinted in their entirety as Appendix C to this proxy statement-prospectus. If you desire to exercise appraisal rights, you should review carefully the Florida Business Corporation Act and are urged to consult a legal advisor before electing or attempting to exercise these rights.

     Under Florida law, each shareholder of Destin Bancshares entitled to vote on the merger who complies with the procedures set forth in Sections 1301 to 1333 of the Florida Business Corporation Act (FBCA), relating to appraisal rights is entitled to receive in cash the "fair value" of his or her shares of Destin Bancshares common stock. "Fair value" means the value of the corporation's shares as determined immediately before the merger is effective, but excluding any appreciation or depreciation in anticipation of the merger (unless such exclusion would be inequitable to Destin Bancshares and its shareholders). TO PERFECT APPRAISAL RIGHTS, A SHAREHOLDER OF DESTIN BANCSHARES MUST COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN SECTIONS 1301 TO 1333 OF THE FBCA. FAILURE TO FOLLOW THESE PROCEDURES WILL RESULT IN A TERMINATION OR WAIVER OF THE SHAREHOLDER'S APPRAISAL RIGHTS.

     To assert appraisal rights, a holder of record of Destin Bancshares common stock must not vote in favor of the merger agreement and must provide written notice to Destin Bancshares before the vote on the merger agreement is taken at the special meeting indicating that such shareholder intends to demand payment if the merger is effectuated. Simply voting against the merger agreement does not satisfy the requirement to give notice. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

                            Destin Bancshares, Inc.
                       2000 Ninety Eight Palms Boulevard
                             Destin, Florida 32541
                          Attention: Mr. D. Ross Scott

All such notices must be signed in the same manner as the shares are registered on the books of Destin Bancshares. If a shareholder has not provided written notice of intent to demand fair value before the vote is taken at the special meeting, the shareholder will be deemed to have waived his or her appraisal rights.

     A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder's name but that are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify Destin Bancshares in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the shareholder only if the shareholder submits to Destin Bancshares the record shareholder's written consent to the assertion of such rights before the date specified in the appraisal notice as the due date to execute and return the form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

     Within 10 days after the date the merger becomes effective, Whitney, as successor to Destin Bancshares in the merger, will provide each former shareholder of Destin Bancshares who has properly provided a notice of intent to demand payment of fair value a written appraisal notice and form, which will indicate Whitney's estimate of the fair value of Destin Bancshares common stock, contain an offer by Whitney to pay the shareholder this estimate of fair value, and be accompanied by a copy of Destin Bancshares' financial statements and a copy of Sections 1301-1333 of the FBCA. The appraisal notice will provide that a shareholder may obtain information on the number of shareholders who return the appraisal form and the number of shares owned by those shareholders. It will also indicate the date by which Whitney must be notified if a shareholder wishes to withdraw from the appraisal process.

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

     A shareholder asserting appraisal rights must execute and return the form to Whitney, as successor to Destin Bancshares, and deposit the shareholder's certificates in accordance with the terms of the notice, before the date specified in the appraisal notice, which will not be fewer than 40 or more than 60 days after the appraisal notice and form were sent to the shareholder. A shareholder who timely returns the form and deposits shares in accordance with the appraisal notice has no further rights as a shareholder, but only has the right to receive "fair value" for the shares in accordance with the appraisal procedures, unless the appraisal demand is withdrawn.

     A shareholder who does not execute and return the form and deposit his or her certificates by the date set forth in the appraisal notice will no longer be entitled to appraisal rights, will be bound by the terms of the merger agreement, and will receive the merger consideration consisting of $171.27 per share of Destin Bancshares common stock, which will be paid 50% in cash and 50% in shares of Whitney common stock, subject to certain adjustments. A shareholder who complies with the terms of the notice but wishes to withdraw from the appraisal process may do so by notifying Whitney in writing no more than 20 days after the date set forth in the appraisal notice as the due date to execute and return the form. A shareholder who fails to withdraw from the appraisal process in a timely manner may not thereafter withdraw without Whitney's written consent.

     If a shareholder timely accepts the offer to pay the fair value of the shares as set forth in the appraisal notice, payment will be made within 90 days after Whitney receives the form from the shareholder. A shareholder who is dissatisfied with the offer must include in his or her returned form a demand for payment of that shareholder's estimate of the fair value of the shares plus interest; otherwise the shareholder will be entitled to payment of only the amount offered. Interest is to be calculated at the interest rate on judgments in Florida on the effective date of the merger. Once Whitney has made payment of an agreed value as described above, the shareholder will cease to have any further appraisal rights in the shares.

     If Whitney and the shareholder asserting appraisal rights are unable to agree on the fair value of the shares, under Section 1330 of the FBCA, Whitney would be required to file within 60 days after receipt of the shareholders' demand an appraisal action in a court in the county where Destin Bancshares had its principal office prior to the merger. The court would be required to determine the fair value of the shares of Destin Bancshares common stock. If Whitney fails to file such proceeding within 60 days, any shareholder asserting appraisal rights may do so in the name of Whitney. All shareholders asserting appraisal rights, except for those that have agreed upon a value with Whitney, are deemed to be parties to the proceeding. In such a proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Whitney would be required to pay each shareholder asserting appraisal rights the amount found to be due within ten days after final determination of the proceedings. At the court's discretion, the judgment may include interest at a rate determined by the court. Upon payment of this judgment, the shareholder would cease to have any further appraisal rights with respect to his or her Destin Bancshares shares.

     The court in any appraisal proceeding will determine the costs and expenses (including attorneys' and experts' fees) of any appraisal proceeding and such costs and expenses will be assessed against Whitney. However, all or any part of such costs and expenses (including attorneys' and experts' fees) may be apportioned and assessed against all or some of the shareholders that request an appraisal, in such amount as the court deems equitable, if the court determines that the shareholders acted arbitrarily or not in good faith with respect to the shareholders' appraisal rights. If the court finds that counsel for one shareholder substantially benefited other shareholders, and attorneys' fees should not be assessed against the corporation, the court may award counsel fees to be paid out of the amounts awarded to benefited shareholders.

     YOU MUST DO ALL OF THE THINGS DESCRIBED IN THIS SECTION AND AS SET FORTH IN SECTIONS 1301-1333 OF THE FLORIDA BUSINESS CORPORATION ACT IN ORDER TO PRESERVE YOUR APPRAISAL RIGHTS AND TO RECEIVE THE FAIR VALUE OF YOUR SHARES IN CASH (AS DETERMINED IN ACCORDANCE WITH THOSE PROVISIONS). IF YOU DO NOT FOLLOW EACH OF THE STEPS AS DESCRIBED ABOVE, YOU WILL HAVE NO RIGHT TO RECEIVE CASH FOR YOUR SHARES AS PROVIDED IN THE FLORIDA BUSINESS CORPORATION ACT. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF FLORIDA LAW, SHAREHOLDERS OF DESTIN BANCSHARES WHO ARE CONSIDERING EXERCISING THEIR APPRAISAL RIGHTS SHOULD CONSULT THEIR LEGAL ADVISORS.

                           INFORMATION ABOUT WHITNEY

GENERAL

     Whitney is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended (the BHCA). Whitney's sole banking subsidiary is Whitney National Bank. Whitney National Bank is a national banking association headquartered in New Orleans, Louisiana. It has engaged in the general banking business in the greater New Orleans area continuously since 1883. Whitney engages in community banking and serves a market area that covers the five-state Gulf Coast region, stretching from Houston, Texas, across southern Louisiana and the coastal region of Mississippi, through central and south Alabama, the panhandle of Florida and to the metropolitan area of Tampa Bay, Florida. Whitney National Bank also maintains a foreign branch on Grand Cayman in the British West Indies.

     Whitney National Bank provides a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, cash management services, secured and unsecured loan products, including revolving credit facilities, and letters of credit and similar financial guarantees. Whitney National Bank also provides trust and investment management services to retirement plans, corporations and individuals and through Whitney Securities, L.L.C., offers investment brokerage services and annuity products.


     At December 31, 2004, Whitney had consolidated total assets of approximately $8.2 billion, consolidated total loans of approximately $5.6 billion, consolidated total deposits of approximately $6.6 billion and consolidated shareholders' equity of approximately $905 million. Whitney's and Whitney National Bank's principal executive offices are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and Whitney's telephone number is
(504) 586-7272.


     Whitney continues to explore opportunities to acquire financial institutions as part of an expansion strategy that focuses on developing a significant banking presence along the United States Gulf Coast from southeast Texas through central Florida, although expansion opportunities in other markets are also considered from time to time. Thus, at any particular point in time, including the date of this proxy statement-prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress. These transactions may involve Whitney acquiring such financial institutions in exchange for cash or common stock or a combination of cash and common stock. Depending on their terms, these transactions may have a dilutive effect upon the Whitney common stock to be issued in the merger to shareholders of Destin Bancshares.

MARKET PRICES OF AND DIVIDENDS DECLARED ON WHITNEY COMMON STOCK

     Whitney common stock is traded on The Nasdaq National Market under the symbol "WTNY." The following table sets forth for the periods indicated the high and low sale prices per share of Whitney common stock as reported on The Nasdaq National Market and the quarterly dividends declared for each such period.

              PRICE RANGE OF COMMON STOCK AND QUARTERLY DIVIDENDS

                                                              HIGH     LOW     DIVIDEND
                                                             ------   ------   --------
2004
Fourth Quarter.............................................  $46.24   $41.21     $.35
Third Quarter..............................................  $45.18   $39.90     $.33
Second Quarter.............................................  $44.79   $39.52     $.33
First Quarter..............................................  $44.00   $39.72     $.33
2003
Fourth Quarter.............................................  $41.32   $33.88     $.33
Third Quarter..............................................  $36.00   $31.55     $.30
Second Quarter.............................................  $34.46   $31.44     $.30
First Quarter..............................................  $34.55   $30.75     $.30

     The holders of Whitney common stock receive dividends if and when declared by the Whitney board of directors out of legally available funds. Whitney declared a dividend of $.35 per share of common stock for the first quarter of 2005 and the fourth quarter of 2004. Whitney paid a cash dividend of $.33 per share of common stock for the first three quarters of 2004. Following the completion of the merger, Whitney expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Whitney board of directors of other relevant factors. See "Supervision and Regulation -- Other Statutes and Regulations -- Dividends" for a description of certain restrictions on Whitney's ability to pay dividends.



     In October 2004, Whitney's board of directors authorized Whitney to repurchase up to 1.75 million shares of its common stock. This represents approximately 4.2% of shares outstanding as of September 30, 2004. The repurchase program is authorized for one year, beginning October 27, 2004. In the fourth quarter of 2004, Whitney purchased 707,878 shares of its common stock at an average purchase price of approximately $44.46 per share pursuant to its repurchase program. The repurchase program may have an impact on the trading price of Whitney common stock.


INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows Whitney to "incorporate by reference" the information it files with the SEC. This permits Whitney to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement-prospectus. The following documents that Whitney has filed or will file with the SEC (File No. 0-1026) are incorporated by reference in this proxy statement-prospectus:


     - its Annual Report on Form 10-K for the year ended December 31, 2004;



     - its Current Report on Form 8-K filed on February 28, 2005;


     - the description of Whitney common stock set forth in Whitney's registration statement under the Exchange Act, as updated and modified in its entirety by Whitney's Current Report on Form 8-K filed with the SEC on January 19, 1996; and

     - all documents filed by Whitney with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to earlier of the date of the Destin Bancshares' shareholders meeting and the date the merger agreement is terminated (specifically excluding any portions thereof that are furnished to, as opposed to filed with, the SEC) will be deemed to be incorporated by reference in this proxy statement-prospectus from the date they are filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     If you are a beneficial owner of Destin Bancshares common stock and would like a copy of any of the information incorporated by reference in this proxy statement-prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), Whitney will provide it to you without charge.

     If you would like to receive any of this information, please call, write or e-mail Whitney at:

                       Mrs. Shirley Fremin, Manager
                       Investor Relations
                       Whitney Holding Corporation
                       P.O. Box 61260
                       New Orleans, Louisiana 70161-1260
                       Telephone: (504) 586-3627 or toll free: (800) 347-7272
                       E-mail: investor.relations@whitneybank.com


     YOU SHOULD MAKE YOUR REQUEST BEFORE APRIL 7, 2005 IN ORDER TO RECEIVE THE INFORMATION PRIOR TO THE MEETING.

                      INFORMATION ABOUT DESTIN BANCSHARES

GENERAL

     Destin Bancshares is a Florida corporation and a registered financial holding company under the BHCA. Destin Bancshares was formed on July 22, 1996. It conducts its operations through its wholly owned subsidiary, Destin Bank, a Florida state bank.

     Destin Bank is headquartered in Okaloosa County, Florida. It was established in May 1985 and is the largest independent institution based in the Destin-Fort Walton Beach MSA. Destin Bank offers a full range of lending products and traditional banking products and services, including commercial, real estate, and consumer loans, cash management services, and savings and time deposit accounts.


     Destin Insurance, a subsidiary of Destin Bank, was incorporated in Florida in March 2000 to meet the needs of existing customers, attract incremental customers, cross-sell products and services, and provide a means of revenue diversification for Destin Bancshares. Destin Insurance is a full service independent insurance agency that currently sells retail and commercial insurance products in the state of Florida, including property, automobile, general liability, flood, life, health and workers compensation insurance. Pursuant to the terms of the merger agreement, Destin Bancshares contributed 100% of the outstanding stock of Destin Insurance to Destin Bank on March 14, 2005.



     As of December 31, 2004, Destin Bancshares had consolidated total assets of $509 million, consolidated total loans of approximately $362 million, consolidated total deposits of $391 million, and consolidated shareholders' equity of $24 million.


BUSINESS AND PROPERTIES

     Lending Activities. Like other banks, Destin Bank's primary source of income is the interest income earned from both its loan and investment portfolios. To develop business, Destin Bank relies to a great extent on the personalized approach of its directors and officers, who have extensive business and personal contacts throughout the community. Destin Bank has attempted to maintain diversification when considering lending opportunities, with particular emphasis on the borrower's ability to generate cash flow sufficient to support its debt obligations and other cash-related expenses.

     Lending activities include commercial and consumer loans and loans for residential purposes. Commercial loans are directed toward businesses and include loans made to individual, partnership or corporate borrowers. Consumer loans include collateralized loans for the purchase of automobiles, boats, home improvement and personal investments. Destin Bank also originates a variety of residential real estate loans, including the origination of conventional mortgages collateralized by first mortgage interests to enable borrowers to purchase, refinance, or to improve homes or real property. In addition, such loans include those made to individual borrowers collateralized by first mortgage interests on unimproved parcels of real estate zoned for residential homes on which such borrowers intend to construct their personal residences. To a lesser extent, Destin Bank has also made land acquisition and development loans and construction loans to developers of residential subdivisions and multi-family residential projects.


     At December 31, 2004, Destin Bank's net loan portfolio was $358.1 million, representing approximately 70% of total assets.



     Investments. In addition to loans, Destin Bank makes other investments primarily in the obligations of the United States or obligations guaranteed as to principal and interest by the United States. As of December 31, 2004, investment securities comprised approximately 20.3% of Destin Bank's assets. Destin Bank also engages in Federal funds transactions with its principal correspondent banks and acts as both a buyer and seller of funds depending on the cost of funds.



     Deposits. Destin Bank offers certificates of deposit, commercial checking and money market accounts. The primary source of deposits are residents of, and businesses and their employees located in, Destin Bank's primary service area.


Deposits are insured by the FDIC in an amount up to $100,000. As of

December 31, 2004, approximately 36.3% of the bank's deposit base consisted of time deposits. The remaining 63.7% of deposits are checking, savings and money market accounts.


     Other Banking Services. Destin Bank also offers numerous other banking services, including traveler's checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. Destin Bank is associated with a shared network of automated teller machines that may be used by Destin Bank's customers throughout Florida and in other states.


     Properties. Destin Bank currently operates its main office and nine branch offices in Destin, Pensacola, Seagrove Beach, Fort Walton Beach and Santa Rosa Beach, Florida. All of the banking offices are "full service," inclusive of ATMs. Five of the banking offices are stand-alone facilities, and five are in-store branches located in Bruno's and Albertson's supermarkets. Destin Bank opened its newest branch, a stand-alone facility, in January 2005 in South Walton County, Florida. Destin Bank leases all of the locations below except for one that is owned. Destin Bank also owns one location that has closed.


     Set forth below are the locations, approximate square footage and type of each Destin Bank banking office:


                                                              SQUARE
DESTIN BANKING OFFICES                                        FOOTAGE      TYPE
----------------------                                        -------   -----------
2000 Ninety Eight Palms Boulevard...........................  33,270    Main office
67 Poinciana Boulevard Delchamps Plaza......................     410     In-store
3921 East County Road 30-a*.................................   5,000    Stand-alone
610 North Eglin Parkway.....................................     402     In-store
5055 9th Avenue.............................................     361     In-store
2180 West Nine Mile Road....................................     401     In-store
9637 U.S. Highway 98 West...................................   2,000    Stand-alone
9251 University Parkway.....................................     480     In-store
4316 Legendary Drive........................................     664    Stand-alone
3063 U.S. Highway 98 West...................................   2,503    Stand-alone


---------------


* Owned branch.


COMPETITION

     Destin Bank is headquartered in Destin, Florida and its primary market area consists of Okaloosa County and the surrounding area. Management believes its principal markets have been the expanding residential, commercial, small business and professional markets within its primary market area.

     Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits.

     Destin Bank encounters strong competition, both in attracting deposits and originating loans. The deregulation of the banking industry and the widespread enactment of state laws permitting multi-bank holding companies, as well as the availability of nationwide interstate banking, has created a highly competitive environment for financial service providers in Destin Bank's primary market area. In one or more aspects of its business, Destin Bank has competed with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies and other financial intermediaries operating in its market and elsewhere. Most of these companies, some of which are affiliated with large financial holding companies or bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Destin Bank does not provide. In addition, many of Destin Bank's nonbank competitors are not subject to the same extensive federal regulations that govern financial or bank holding companies and federally chartered and insured banks.

EMPLOYEES


     As of February 28, 2005, Destin Bancshares and its subsidiaries employed 119 full-time employees and six part-time employees. None of these employees is covered by a collective bargaining agreement.


LEGAL PROCEEDINGS

     Destin Bancshares and Destin Bank are periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens or foreclose on defaulted loans, claims involving the making and servicing of real property loans, and other issues incident to their businesses. Management is not aware of any proceeding threatened or pending against Destin Bancshares or Destin Bank that, if determined adversely, would have a material adverse effect on its business or financial position.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS


     The following table sets forth, as of December 31, 2004, the stock ownership of Destin Bancshares by each of Destin Bancshares' directors and executive officers, by all directors and executive officers as a group. There are no other owners of more than 5% of the outstanding shares of Destin Bancshares common stock.



                                                                 SHARES
                                                              BENEFICIALLY   PERCENTAGE
NAME                                                            OWNED(1)      OF CLASS
----                                                          ------------   ----------
DIRECTORS AND EXECUTIVE OFFICERS
James M. Arthur.............................................    138,589        20.58%
Frank B. Burge..............................................     97,311        14.45
Freddy G. Carr..............................................     17,400         2.58
Ronny A. Clay...............................................     40,484         6.01
Kevin O. Logan..............................................      2,500          .37
Charles W. Rigdon...........................................     20,575         3.05
Stephen C. Riggs............................................     24,167         3.59
D. Ross Scott...............................................      9,650         1.43
Dewey C. Wilson, Jr. .......................................     19,650         2.92
ALL DIRECTORS AND OFFICERS AS A GROUP (9 PERSONS)...........    370,326        54.98%


---------------

(1) Information relating to the ownership of Destin Bancshares common stock is based on "beneficial ownership" concepts set forth in rules issued under the Exchange Act. Under those rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of that security, or "investment power," which includes the power to dispose or to direct the disposition of that security. Under the rules, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within 60 days from the record date.

RELATED PARTY TRANSACTIONS


     Destin Bank is obligated under two operating leases on the corporate headquarters and the Santa Rosa branch, which opened in January 2005. The transactions are facilitated through limited liability companies owned by majority shareholders, directors and senior officers as described below.

     BHCRE I, LLC holds the operating lease on Destin Bank's 30,000 square foot corporate headquarters located in Destin, Florida. The lease has an initial term of five years, and Destin Bank has three five-year renewal options. Base rental payments are $567,444 per year during the lease's initial term, subject to adjustment annually during any renewal term based on increases in the Consumer Price Index. Destin Bank is also required to pay for any applicable maintenance, insurance and taxes, including sales tax, that arise or become due during the lease term.

     BHCRE I, LLC's ownership is as follows:

James M. Arthur -- Director.................................   15%
Frank B. Burge -- Director..................................   15%
Freddy G. Carr -- Director..................................   10%
Ronny A. Clay -- Director...................................   10%
Charles W. Rigdon -- Director...............................   10%
Stephen C. Riggs -- Director................................   10%
D. Ross Scott Sr. -- Officer................................   10%
Dewey C. Wilson, Jr. -- Director............................   10%
Thelburt Young -- Past Director.............................   10%
                                                              ---
                                                              100%


     BHCRE II, LLC holds the operating lease on Destin Bank's newest branch, which opened in January 2005. The facility is a 2,500 square foot branch located on US 98/393 in South Walton County, Florida. The lease has an initial term of five years, and Destin Bank has two five-year renewal options. Base rental payments are $14,619 per month during the lease's initial term, subject to adjustment annually during any renewal term based on increases in the Consumer Price Index. Destin Bank is also required to pay for any applicable taxes, including sales tax, utilities, repairs, maintenance, capital improvements and insurance that arise or become due during the lease term.


     BHCRE II, LLC's ownership is as follows:

Frank B. Burge -- Director..................................   25%
James M. Arthur -- Director.................................   25%
Ronny A. Clay -- Director...................................   25%
Charles W. Rigdon -- Director...............................   25%
                                                              ---
                                                              100%


     Under the terms of a joint venture agreement between Descorp, L.C., a former subsidiary of Destin Bancshares formed for the purpose of the joint venture, Frank B. Burge and D. Ross Scott (Destin Bank's comptroller) dated September 12, 2000, Descorp loaned each of Messrs. Burge and Scott $67,500 to acquire 4,500 shares of E Telecom, Inc. stock, together representing a 2.5% interest in E Telecom. Under the terms of an asset purchase agreement among Global e Telecom, Inc., Verus Financial Management, Inc., E Telecom, Inc. and the shareholders of E Telecom, Inc. dated November 26, 2003, substantially all of the assets of E Telecom, Inc. were sold to Global e Telecom, Inc., and Messrs. Burge and Scott each received a distribution on their E Telecom shares of $106,988 following the liquidation of E Telecom, Inc. The distributions were contributed to Descorp, which extinguished the debt and Descorp recorded a total gain of $91,352, which was subsequently distributed to Destin Bancshares. Descorp L.C. was dissolved in January 2005.


     In the opinion of Destin Bancshares' management, all of the above transactions were made on terms fair to Destin Bancshares and Destin Bank and are comparable to the terms that would have been achieved through an arm's length negotiation.

     Destin Bank has had various loan and other banking transactions in the ordinary course of business with directors and executive officers of Destin Bancshares or Destin Bank, or an associate of such person.

All such transactions: (1) have been made in the ordinary course of business;
(2) have been made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons; and (3) in the opinion of management do not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2004, the total dollar amount of extensions of credit to directors and executive officers of Destin Bancshares and Destin Bank, and any of their associates, excluding extensions of credit that were less than $60,000 to any one such person and their associates, were approximately $6.9 million, which represented approximately 28.6% of the total capital of Destin Bancshares and 20.2% of the total capital of Destin Bank.

                           SUPERVISION AND REGULATION


     Whitney and Whitney Bank are subject to comprehensive supervision and regulation that affect virtually all aspects of their operations. The following summarizes certain of the more important aspects of the statutory and regulatory provisions affecting the institutions.


SUPERVISORY AUTHORITIES

     Whitney is a bank holding company, registered with and regulated by the Federal Reserve Board. Whitney Bank is a national bank, and as such is subject to supervision, regulation and examination by the OCC. The regulatory authorities routinely examine Whitney and Whitney Bank, to monitor their compliance with laws and regulations, financial condition, adequacy of capital and reserves, quality and documentation of loans, payment of dividends, adequacy of systems and controls, credit underwriting and asset liability management, and the establishment of branches. Whitney and Whitney Bank are required to file regular reports with the Federal Reserve Board, the OCC and the FDIC.

CAPITAL

     The Federal Reserve Board and the OCC require Whitney and Whitney Bank to meet certain ratios of capital to assets in order to conduct their activities. To be well-capitalized, the institutions must generally maintain a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, and a leverage ratio of 5% or better. For the purposes of these tests, Tier 1 Capital consists of common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles. Tier 2 Capital consists of non-qualifying preferred stock, certain types of debt and a limited amount of other items. Total Capital is the sum of Tier 1 and Tier 2 Capital.

     In measuring the adequacy of capital, assets are generally weighted for risk. Certain assets, such as cash and U.S. government securities, have a zero risk weighting. Others, such as commercial and consumer loans, have a 100% risk weighting. Risk weightings are also assigned for off-balance sheet items such as loan commitments. The various items are multiplied by the appropriate risk-weighting to determine risk-adjusted assets for the capital calculations. For the leverage ratio mentioned above, assets are not risk-weighted.

     If the institution fails to remain well-capitalized, it will be subject to a series of restrictions that increase as the capital condition worsens. For instance, federal law generally prohibits a depository institution from making any capital distribution, including the payment of a dividend or paying any management fee to its holding company if the depository institution would be undercapitalized as a result. Undercapitalized depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to growth limitations and are required to submit a capital restoration plan for approval, which must be guaranteed by the institution's parent holding company. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

     Both Whitney and Whitney Bank exceed the minimum Tier 1, Total Capital and leverage ratios and qualify as "well-capitalized" under current regulatory criteria.

EXPANSION AND ACTIVITY LIMITATIONS

     With prior regulatory approval, Whitney may acquire other banks or bank holding companies and Whitney Bank may merge with other banks. Acquisitions of banks located in other states may be subject to certain deposit-percentage, age or other restrictions. In addition, Whitney may also engage in or acquire an interest in a company that engages in activities that the Federal Reserve Board has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities. The Federal Reserve Board normally requires some form of notice or application to engage in or acquire companies engaged in such activities. Under the BHCA, Whitney is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in activities other than those referred to above.


     Under the Gramm-Leach-Bliley Act (the GLB Act), adopted in 1999, bank holding companies that are well-capitalized and well-managed and meet other conditions can elect to become "financial holding companies." As financial holding companies, they and their subsidiaries are permitted to acquire or engage in activities that were not previously permitted for bank holding companies such as insurance underwriting, securities underwriting and distribution, travel agency activities, broad insurance agency activities, merchant banking, and other activities that the Federal Reserve Board determines to be financial in nature or complementary to these activities. Whitney has not elected to become a financial holding company in order to exercise the broader activity powers provided by the GLB Act, but may elect to do so in the future. The GLB Act also permits well-capitalized and well-managed banks to establish "financial subsidiaries" that may engage in activities not previously permitted for banks. Whitney Bank had not previously elected to establish a financial subsidiary, but has done so in connection with its acquisition of Destin Bancshares in order to operate Destin Insurance.

LIMITATIONS ON ACQUISITIONS OF BANK HOLDING COMPANIES

     As a general proposition, other companies seeking to acquire control of a bank holding company such as Whitney would require the approval of the Federal Reserve Board under the BHCA. In addition, individuals or groups of individuals seeking to acquire control of a bank holding company such as Whitney would need to file a prior notice with the Federal Reserve Board (which the Federal Reserve Board may disapprove under certain circumstances) under the Change in Bank Control Act. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control may exist under the Change in Bank Control Act if the individual or company acquires 10% or more of any class of voting securities of the bank holding company.

DEPOSIT INSURANCE

     Whitney Bank is a member of the FDIC, and its deposits are insured by the FDIC's Bank Insurance Fund up to the amount permitted by law. Whitney Bank is thus subject to FDIC deposit insurance assessments. The FDIC utilizes a risk-based deposit insurance premium scheme to determine the assessment rates for insured depository institutions based primarily on the capital position of the institution. The deposit insurance assessment rates currently range from zero basis points on deposits (for a financial institution in the highest category) to 27 basis points on deposits (for an institution in the lowest category), but may rate as high as 31 basis points. In addition, the FDIC collects The Financing Corporation (FICO) deposit assessments on assessable deposits. FICO assessments are set quarterly, and in 2003 ranged from 1.52 to
1.68 basis points. Whitney Bank pays no deposit insurance assessment and pays the quarterly FICO assessment.

OTHER STATUTES AND REGULATIONS

     Whitney and Whitney Bank are subject to a myriad of other statutes and regulations affecting their activities. Some of the more important are:

          Anti-Money Laundering. Financial institutions are required to establish anti-money laundering programs that must include the development of internal policies, procedures, and controls; the designation of a compliance officer; an ongoing employee training program; and an independent audit function to test the performance of the programs. Whitney and Whitney Bank are also subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions. Recent laws provide the law enforcement authorities with increased access to financial information maintained by banks. Anti-money laundering obligations have been substantially strengthened as a result of the USA Patriot Act, enacted following the tragic events of September 11, 2001. The bank regulatory authorities routinely examine institutions for compliance with these obligations, are required to consider compliance in connection with applications, and have been active in imposing cease and desist and money penalty sanctions against institutions violating these obligations.



          Sections 23A and 23B of the Federal Reserve Act. Whitney Bank is limited in its ability to lend funds or engage in transactions with Whitney or other non-bank affiliates of Whitney, and all transactions must be on an arms-length basis and on terms at least as favorable to Whitney Bank as prevailing at the time for transactions with unaffiliated companies.


          Dividends. Whitney's principal source of cash flow, including cash flow to pay dividends to its shareholders, is the dividends that it receives from Whitney Bank. Statutory and regulatory limitations apply to Whitney Bank's payment of dividends to Whitney as well as to Whitney's payment of dividends to its shareholders. A depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal banking agencies may prevent the payment of a dividend if they determine that the payment would be an unsafe and unsound banking practice. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.


          Community Reinvestment Act. Whitney Bank is subject to the provisions of the Community Reinvestment Act of 1977, as amended (the CRA), and the federal banking agencies' related regulations, stating that all banks have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA requires a depository institution's primary federal regulator, in connection with its examination of the institution or its evaluation of certain regulatory applications, to assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Whitney Bank received an "outstanding" rating following its most recent CRA examination.


          Consumer Regulation. Activities of Whitney Bank are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations:

     - limit the interest and other charges collected or contracted for by Whitney Bank;

     - govern disclosures of credit terms to consumer borrowers;

     - require financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

     - prohibit discrimination on the basis of race, creed, or other prohibited factors in extending credit;

     - require Whitney Bank to safeguard the personal non-public information of its customers, provide annual notices to consumers regarding the usage and sharing of such information and limit disclosure of such information to third parties except under specific circumstances; and

     - govern the manner in which consumer debts may be collected by collection agencies.

     The deposit operations of Whitney Bank are also subject to laws and regulations that:

     - require disclosure of the interest rate and other terms of consumer deposit accounts;

     - impose a duty to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records; and

     - govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.]

                                 OTHER MATTERS

     Destin Bancshares' management is not aware of any other matters to be brought before the special shareholders' meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed forms of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

             DESTIN BANCSHARES ANNUAL MEETING SHAREHOLDER PROPOSALS


     Destin Bancshares will hold its 2005 annual meeting only if the merger is not consummated. In order to be eligible for inclusion in the Destin Bancshares proxy materials for the 2005 Annual Meeting of Shareholders, a shareholder proposal to take action at that meeting must be received at Destin Bancshares' corporate headquarters at 2000 Ninety Eight Palms Boulevard, Destin, Florida 32541, Attn: Mr. D. Ross Scott at least 30 days prior to any such annual meeting.


                                 LEGAL MATTERS

     Phelps Dunbar LLP, New Orleans, Louisiana, has provided an opinion as to the validity of the shares of common stock that Whitney will issue in the merger. The federal tax consequences of the merger have been passed upon by Alston & Bird LLP.

                                    EXPERTS


     PricewaterhouseCoopers LLP has served as Whitney's independent registered public accounting firm since May 2002. The consolidated financial statements of Whitney incorporated in this proxy statement-prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


              IMPORTANT NOTICE FOR DESTIN BANCSHARES' SHAREHOLDERS

     IF YOU CANNOT LOCATE YOUR DESTIN BANCSHARES COMMON STOCK CERTIFICATE(S), PLEASE CONTACT MS. SANDRA CELIS AT DESTIN BANK, 2000 NINETY EIGHT PALMS BOULEVARD, DESTIN, FLORIDA 32541 TELEPHONE NUMBER (850) 837-8100. IF YOU HAVE MISPLACED YOUR STOCK CERTIFICATES OR IF YOU HOLD CERTIFICATES IN NAMES OTHER THAN YOUR OWN AND WISH TO VOTE IN PERSON AT THE SPECIAL MEETING, WE ENCOURAGE YOU TO RESOLVE THOSE MATTERS BEFORE THE MEETING.

     PLEASE DO NOT SEND YOUR DESTIN BANCSHARES STOCK CERTIFICATES AT THIS TIME.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Whitney is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Whitney. The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by Whitney at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     Whitney has filed a registration statement on Form S-4 with the SEC that registers the Whitney common stock to be issued in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Whitney and a proxy statement of Destin Bancshares for the special meeting.

     This proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Whitney and the Whitney common stock to be issued in the merger. Statements contained in this proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

     Whitney has supplied all of the information contained in this proxy statement-prospectus relating to Whitney and Whitney National Bank. Destin Bancshares has supplied all of the information relating to Destin Bancshares and Destin Bank.

     This proxy statement-prospectus incorporates by reference important business and financial information about Whitney that is not included in or delivered with the proxy statement-prospectus. That information is available without charge upon your request to:

                     Mrs. Shirley Fremin, Manager
                     Investor Relations
                     Whitney Holding Corporation
                     P.O. Box 61260
                     New Orleans, Louisiana 70161-1260
                     Telephone: (504) 586-3627 or toll free: (800) 347-7272
                     E-mail: investor.relations@whitneybank.com


     YOU SHOULD MAKE YOUR REQUEST BEFORE APRIL 7, 2005 IN ORDER TO RECEIVE THE INFORMATION PRIOR TO THE MEETING.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                          WHITNEY HOLDING CORPORATION
                             WHITNEY NATIONAL BANK
                                      AND
                            DESTIN BANCSHARES, INC.
                                  DESTIN BANK
                                OCTOBER 12, 2004

                               TABLE OF CONTENTS

PREAMBLE        ............................................................   A-1
SECTION 1.      The Mergers and Closing.....................................   A-1
  1.01.         Mergers.....................................................   A-1
  1.02.         The Closing.................................................   A-1
  1.03.         The Effective Date and Time.................................   A-2
  1.04.         Surviving Corporations......................................   A-2
  1.05.         Tax Consequences............................................   A-3
  1.06.         Taking of Necessary Action; Further Action..................   A-3
SECTION 2.      Conversion of Stock in the Company Merger...................   A-3
  2.01.         Conversion of Shares........................................   A-3
  2.02.         Exchange of Certificates; Appraisal Shares..................   A-4
  2.03.         Closing Transfer Books......................................   A-5
SECTION 3.      Representations and Warranties of Holding and the Bank......   A-5
  3.01.         Consolidated Group; Organization; Qualification.............   A-5
  3.02.         Capital Stock; Other Interests..............................   A-6
  3.03.         Corporate Authorization; No Conflicts.......................   A-7
  3.04.         Financial Statements, Reports and Proxy Statements..........   A-7
  3.05.         Loan and Investment Portfolios..............................   A-8
  3.06.         Adequacy of Allowances for Losses...........................   A-8
  3.07.         Absence of Certain Changes or Events........................   A-9
  3.08.         Taxes.......................................................  A-10
  3.09.         Title to Assets.............................................  A-10
  3.10.         Legal Matters...............................................  A-11
  3.11.         Employee Benefit Plans......................................  A-12
  3.12.         Insurance Policies..........................................  A-13
  3.13.         Agreements..................................................  A-13
  3.14.         Licenses, Franchises and Governmental Authorizations........  A-14
  3.15.         Corporate Documents.........................................  A-14
  3.16.         Certain Transactions........................................  A-15
  3.17.         Broker's or Finder's Fees...................................  A-15
  3.18.         Environmental Matters.......................................  A-15
  3.19.         Intellectual Property.......................................  A-16
  3.20.         Community Reinvestment Act..................................  A-17
  3.21.         Privacy of Customer Information.............................  A-17
  3.22.         Opinion of Financial Advisor................................  A-17
  3.23.         Technology Systems..........................................  A-17
  3.24.         Insurance Agency............................................  A-18
  3.25.         Accuracy of Statements......................................  A-18

SECTION 4.      Representations and Warranties of Whitney and WNB...........  A-18
  4.01.         Consolidated Group; Organization; Qualification.............  A-18
  4.02.         Capital Stock...............................................  A-18
  4.03.         Corporate Authorization; No Conflicts.......................  A-18
  4.04.         Financial Statements; Reports and Proxy Statements..........  A-19
  4.05.         Legality of Whitney Securities..............................  A-19
  4.06.         SEC Reports.................................................  A-20
  4.07.         Absence of Certain Changes or Events........................  A-20
  4.08.         Legal Matters...............................................  A-20
  4.09.         Community Reinvestment Act..................................  A-20
  4.10.         Accuracy of Statements......................................  A-20
SECTION 5.      Covenants and Conduct of Parties Prior to the Effective       A-20
                Date........................................................
  5.01.         Investigations; Planning....................................  A-20
  5.02.         Delivery of Schedules of Exceptions; Due Diligence..........  A-21
  5.03.         Cooperation and Commercially Reasonable Efforts.............  A-22
  5.04.         Information for, and Preparation of, Registration Statement   A-22
                and Proxy Statement.........................................
  5.05.         Approval of Bank Merger Agreement...........................  A-22
  5.06.         Press Releases..............................................  A-22
  5.07.         Preservation of Business....................................  A-23
  5.08.         Conduct of Business in the Ordinary Course..................  A-23
  5.09.         Additional Information......................................  A-24
  5.10.         Holding Shareholder Approval................................  A-25
  5.11.         Restricted Whitney Common Stock.............................  A-25
  5.12.         Loan Policy.................................................  A-25
  5.13.         No Solicitations............................................  A-26
  5.14.         Operating Functions.........................................  A-26
  5.15.         Whitney Registration Statement..............................  A-26
  5.16.         Application to Regulatory Authorities.......................  A-27
  5.17.         Revenue Ruling..............................................  A-28
  5.18.         Bond for Lost Certificates..................................  A-28
  5.19.         Withholding.................................................  A-28
  5.20.         Appraisal Rights............................................  A-28
  5.21.         Nasdaq Stock Market.........................................  A-28
  5.22.         Continuing Indemnity; Insurance.............................  A-28
  5.23.         Employees and Certain Other Matters.........................  A-29
  5.24.         Undertaking to File Reports and Cooperate in Rule 144         A-30
                Transactions................................................
  5.25.         Whitney Conduct of Business.................................  A-30
  5.26.         Stock Options...............................................  A-30
SECTION 6.      Conditions of Closing.......................................  A-30
  6.01.         Conditions of All Parties...................................  A-30
  6.02.         Additional Conditions of Whitney............................  A-31
  6.03.         Additional Conditions of Holding............................  A-33
  6.04.         Waiver of Conditions........................................  A-33

SECTION 7.      Termination.................................................  A-34
  7.01.         Termination.................................................  A-34
  7.02.         Effect of Termination.......................................  A-34
  7.03.         Termination Payment.........................................  A-35
SECTION 8.      Miscellaneous...............................................  A-35
  8.01.         Notices.....................................................  A-35
  8.02.         Waiver......................................................  A-36
  8.03.         Expenses....................................................  A-36
  8.04.         Headings....................................................  A-36
  8.05.         Annexes, Exhibits and Schedules.............................  A-36
  8.06.         Integrated Agreement........................................  A-36
  8.07.         Choice of Law...............................................  A-36
  8.08.         Parties in Interest.........................................  A-37
  8.09.         Amendment...................................................  A-37
  8.10.         Counterparts................................................  A-37
  8.11.         Nonsurvival of Representations and Warranties; Covenants....  A-37
  8.12.         Attorneys' Fees.............................................  A-37
  8.13.         Waiver of Jury Trial........................................  A-37

                               LIST OF EXHIBITS*


Exhibit 1.01(b)  Bank Merger Agreement
Exhibit 1.02(c)  FL Articles of Merger
Exhibit 5.11(a)  Director's and Officer's Commitment
Exhibit 5.11(b)  Shareholder's Commitment
Exhibit 6.02(c)  Form of Opinion of Counsel for Holding
Exhibit 6.02(d)  Form of Noncompete Agreement
Exhibit 6.03(d)  Form of Opinion of Counsel for Whitney

---------------


* Exhibits and Schedules have been omitted but will be provided to the Commission upon request.

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made October 12, 2004 between Whitney Holding Corporation ("Whitney"), a Louisiana corporation, and Whitney National Bank ("WNB"), a national banking association, on the one hand, and Destin Bancshares, Inc. ("Holding"), a Florida corporation, and Destin Bank (the "Bank"), a Florida state banking association, on the other hand. Whitney and Holding shall be hereinafter collectively referred to as the "Constituent Corporations."

                                    PREAMBLE

     WHEREAS, the boards of directors of Whitney and Holding have determined that it is desirable and in the best interests of their respective corporations and shareholders that Holding merge into Whitney (the "Company Merger") on the terms and subject to the conditions set forth in this Agreement. The boards of directors of WNB and the Bank have each determined that it is desirable and in the best interests of each such institution and its respective sole shareholder that the Bank merge into WNB (the "Bank Merger") on the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement (as hereinafter defined). The Company Merger and the Bank Merger shall be hereinafter collectively referred to as the "Mergers."

     NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     SECTION 1.  The Mergers and Closing

     1.01. Mergers

     (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Holding shall be merged with and into Whitney, which will be the surviving corporation, in accordance with the Louisiana Business Corporation Law (the "LBCL") and the Florida Business Corporation Act (the "FBCA"), and the separate corporate existence of Holding shall thereupon cease.

     (b) Prior to the Effective Date, unless Whitney elects to delay the Bank Merger in accordance with the proviso contained in Section 1.02 hereof, the Boards of Directors of WNB and the Bank will execute a merger agreement in substantially the same form as the agreement annexed hereto as Exhibit 1.01(b) (the "Bank Merger Agreement"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in Section 6 hereof, the Bank will merge with and into WNB, which shall be the surviving bank.

     (c) The Company Merger shall have the effects set forth in the LBCL and the FBCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (as hereinafter defined), all the property and assets, rights, privileges and all debts, liabilities and obligations of Holding will become the property and assets, rights, privileges, debts, liabilities and obligations of Whitney as the surviving corporation in the Company Merger. The Bank Merger shall have the effects set forth in the national banking laws and the banking laws of the State of Florida. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Bank Merger, all the property and assets, rights, privileges and all debts, liabilities and obligations of the Bank will become the property and assets, rights, privileges, debts, liabilities and obligations of WNB as the surviving association in the Bank Merger.

     1.02. The Closing

     The "Closing" of the transactions contemplated hereby will take place in the Board Room of Whitney, 228 St. Charles Avenue, New Orleans, Louisiana 70130 (or such other place to which the parties may agree), at 9:00 a.m., New Orleans time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of Section 6.01 hereof; provided, however, that if the parties are unable to agree on a date, the Closing shall occur on the second Friday following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of Section 6.01 hereof (assuming satisfaction of the other conditions) that is not the last business day of a calendar month or during the last calendar month of any Whitney fiscal quarter. The date on which the Closing occurs is herein called the "Closing Date." If all conditions set forth in Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) the Constituent Corporations shall each provide to the other such proof of satisfaction of the conditions set forth in
Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (b) the certificates, letters, opinions and other items required by Section 6 shall be delivered, (c) Holding and Whitney shall, as applicable, execute a certificate of merger complying with the requirements of
Section 112(F) of the LBCL (the "LA Certificate of Merger") and the appropriate officers of Holding and Whitney shall execute, deliver and acknowledge articles of merger in substantially the form set forth in Exhibit 1.02(c) hereof (the "FL Articles of Merger") in accordance with the FBCA, (d) the appropriate officers of the parties shall execute, deliver and acknowledge the Bank Merger Agreement and (e) the parties shall take such further action as is required to effect the Mergers and to otherwise consummate the transactions contemplated by this Agreement and the Bank Merger Agreement; provided, however, that Whitney may, in its sole discretion, delay execution, delivery, acknowledgment and filing of the Bank Merger Agreement and the consummation of the Bank Merger until such time as it deems appropriate. If Whitney elects to defer the execution of the Bank Merger Agreement or the consummation of the Bank Merger until after the Closing Date, on and as of the Closing Date Holding shall take all necessary steps to reconstitute the Board of Directors of Bank with such members as Whitney shall direct. If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then such party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding ten business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of Section 7.01, and no such delay shall interfere with the right of any party to terminate this Agreement pursuant to Section 7.

     1.03. The Effective Date and Time

     Immediately following (or concurrently with) the Closing, the LA Certificate of Merger shall be filed with and recorded by the Secretary of State of Louisiana and the FL Articles of Merger shall be filed with and recorded by the Florida Department of State. The Company Merger will be effective on the date (the "Effective Date") and time (the "Effective Time") specified in the LA Certificate of Merger. Subject to Section 1.02, the Bank Merger Agreement will be filed with and recorded by the Office of the Comptroller of the Currency (the "OCC") and the Bank Merger shall be effective at the date and time specified in the Bank Merger Agreement.

     1.04. Surviving Corporations

     (a) Company Merger. The Articles of Incorporation and By-Laws of Whitney, as in effect immediately prior to the Effective Time, shall remain unchanged by reason of the Company Merger and shall be the Articles of Incorporation and By-Laws of Whitney as the surviving corporation in the Company Merger. The directors and officers of Whitney at the Effective Time shall be the directors and officers of Whitney as the surviving corporation in the Company Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each share of Whitney common stock, no par value ("Whitney Common Stock"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time. At the Effective Time, the shares of Holding Common Stock (as hereinafter defined in Section 2.01) shall be converted as set forth in
Section 2.

     (b) Bank Merger. The Articles of Association and Bylaws of WNB, as in effect immediately prior to the effective time of the Bank Merger, shall remain unchanged by reason of the Bank Merger and shall be the Articles of Association and Bylaws of WNB as the surviving entity in the Bank Merger. The directors and officers of WNB at the effective time of the Bank Merger shall be the directors and officers of WNB as the surviving corporation in the Bank Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the effective time of the Bank Merger and by virtue thereof, (i) all shares of capital stock of the Bank shall be canceled and (ii) the shares of capital stock of WNB as the surviving entity in the Bank Merger, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding, and no additional shares shall be issued as a result of the Bank Merger.

     1.05. Tax Consequences

     It is the intention of the parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

     1.06. Taking of Necessary Action; Further Action

     If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the surviving corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Holding, then the Bank, Whitney and WNB shall cause their respective officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

     SECTION 2.  Conversion of Stock in the Company Merger

     2.01. Conversion of Shares

     All of the shares of Whitney Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Company Merger. The manner and basis of converting the shares of common stock, par value of $5.00 per share, of Holding (the "Holding Common Stock") upon consummation of the Company Merger shall be as follows:

          (a) At the Effective Time, by virtue of the Company Merger and without any action on the part of Whitney, Holding or the holders of Holding Common
     Stock:

             (i) Subject to the provision of this Section 2, each share of Holding Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Holding or any of its subsidiaries (other than in a fiduciary capacity), and shares of Holding Common Stock as to which appraisal rights have been perfected and not withdrawn or otherwise forfeited under Sections 607.1301-607.1320 of the Florida Statutes ("Appraisal Shares")), shall be converted into the right to receive the proportionate share of the Merger Consideration (as hereinafter defined). The term "Merger Consideration" shall mean the Price Per Share (as defined below) multiplied by the number of shares of Holding Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (a)(ii) of this Section 2.01 and any Appraisal Shares). The Merger Consideration shall be payable in 50% cash, the Cash Consideration (as hereinafter defined), and 50% Whitney Common Stock, the Stock Consideration (as hereinafter defined), which Cash Consideration and Stock Consideration shall be subject to adjustment in accordance with subsection 2.01(c) below. The "Cash Consideration" per share of Holding Common Stock shall mean cash in the amount of one-half ( 1/2) of the Price Per Share (as defined below), without interest, which amount shall be subject to adjustment as provided in subsection 2.01(c) below. The "Stock Consideration" per share of Holding Common Stock shall mean the number of shares of Whitney Common Stock, rounded to the nearest thousandth, equal to one-half
        ( 1/2) of the Price Per Share divided by the Average Market Price (as defined below), which amount shall be adjusted as provided in subsection 2.01(c) below. As used in this Agreement, the following terms shall have the meanings set forth below:

                (A) "Average Market Price" means the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected, or for which a record date occurs) on the 20 trading days preceding the fifth trading day immediately prior to the Effective Time, as reported in the Wall Street Journal (corrected for any typographical errors); provided, however, that if the Average Market Price as calculated above is less than

           $37.98, the Average Market Price for purposes of this Agreement shall be $37.98, and if the Average Market Price as calculated above is greater than $47.98, the Average Market Price for purposes of this Agreement shall be $47.98.

                (B) "Price Per Share" means $171.27 less an amount equal to (x) the aggregate amount of any expenses incurred by Holding or Bank in connection with the Company Merger in excess of the Permitted Expenses (as defined in subsection 6.02(b) of this Agreement) divided by (y) the number of shares of Holding Common Stock outstanding immediately prior to the Effective Time).

             (ii) Each share of Holding Common Stock held in the treasury of Holding or any subsidiary of Holding (other than in a fiduciary capacity) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (b) No certificates or scrip representing fractional shares of Whitney Common Stock will be issued as a result of the Company Merger. In lieu of the issuance of fractional shares pursuant to subsection 2.01(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Holding Common Stock in respect of any fraction of a share of Whitney Common Stock that would otherwise be issuable to such holder of Holding Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Whitney Common Stock otherwise issuable by the Average Market Price, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

          (c) The aggregate amount of cash that shall be issued as a result of the Company Merger, together with the cash amounts to be paid pursuant to subsection 2.01(a), subsection 2.01(b), and Section 2.02 of this Agreement, shall not exceed 50% of the sum of the aggregate consideration paid (excluding any amounts paid in connection with subsections 2.01(b) and 2.02(d))in exchange for all shares of Holding Common Stock in the Company Merger (the "Aggregate Cash Amount"). The Aggregate Cash Amount and the shares of Whitney Common Stock to be issued may be adjusted by Whitney in its sole discretion to avoid exceeding 50% of the aggregate consideration being paid in cash, and, if so, the Cash Consideration and the Stock Consideration shall be appropriately adjusted.

     2.02. Exchange of Certificates; Appraisal Shares

     (a) After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Holding Common Stock, other than Appraisal Shares and treasury shares, upon surrender thereof to Whitney, together with duly executed transmittal materials provided pursuant to subsection 2.02(b) or upon compliance by the holder or holders thereof with the procedures of Whitney with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor his or her proportionate share of the Merger Consideration payable in exchange for such shares.

     (b) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each shareholder of record of Holding at the Effective Time, excluding the holders, if any, of Appraisal Shares, transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (as hereinafter defined) shall pass, only upon proper delivery of the Certificates to Whitney) for use in exchanging certificates of Holding Common Stock (the "Certificates").

     (c) Payment of Merger Consideration. Upon surrender to Whitney of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor his or her portion of the Merger Consideration deliverable in respect of the shares of Holding Common Stock represented by such Certificate, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the portion of Merger Consideration deliverable upon surrender of the Certificate. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Whitney that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.02, each Certificate (other than Certificates representing Appraisal Shares) shall represent for all purposes the right to receive the corresponding portion of the Merger Consideration without any interest thereon. Payments to holders of Appraisal Shares shall be made as required by the FBCA.

     (d) Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, Appraisal Shares shall not be converted into or be exchangeable for the right to receive the corresponding portion of the Merger Consideration provided in subsection 2.01(a) of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the FBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Holding Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the corresponding portion of the Merger Consideration without any interest thereon.

     2.03. Closing Transfer Books

     At the Effective Time, the stock transfer books of Holding shall be closed and no transfer of shares of Holding Common Stock shall be made thereafter. At the effective time of the Bank Merger, the stock transfer books of the Bank shall be closed and no transfer of shares of Bank Common Stock (as hereinafter defined in Section 3.02) shall be made thereafter. All shares of Whitney Common Stock issued and cash payments paid upon surrender for exchange of Certificates in accordance with this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Holding Common Stock theretofore represented by such Certificates.

     SECTION 3.  Representations and Warranties of Holding and the Bank

     Holding and the Bank represent and warrant to Whitney and WNB that, except as disclosed in the Schedule of Exceptions (as hereinafter defined), as of the date of this Agreement and as of the Closing Date:

     3.01. Consolidated Group; Organization; Qualification

     Holding's consolidated group," as such term is used in this Agreement, consists of Holding, the Bank, Destin Bancshares Insurance Agency, Inc. (the "Insurance Agency"), Descorp, L.C. ("Descorp"), and for purposes of this definition, all statutory business trusts formed in connection with the issuance of junior subordinated debentures by Holding ("Statutory Trusts") (the Insurance Agency, Descorp, and the Statutory Trusts are referred to herein as the "Subsidiaries." Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). The Bank is a state banking association, duly organized, validly existing and in good standing under the laws of the State of Florida and is domiciled in the State of Florida. The Insurance Agency is a corporation duly organized, validly existing and in good standing under the laws of the State of its domicile. Each of Holding and the Bank has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute this Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify and be in good standing would have a Material Adverse Effect (as hereinafter defined) on Holding or the Bank, as applicable. Each Subsidiary has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and is qualified and in good standing as a foreign corporation or entity in all jurisdictions in which the failure to so qualify and be in good standing would have a Material Adverse Effect on that Subsidiary. Descorp LLC is a limited liability company organized under the laws of the State of Florida and engages in no business activities and has no obligations or liabilities. The Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Bank Insurance Fund.

     Unless the context indicates specifically to the contrary, a "Material Adverse Effect" on a party shall mean any change, event, violation, inaccuracy or circumstance the effect of which is a material adverse impact on (i) the executive management team, financial position, property, business, assets (tangible or intangible) or results of operations of such party or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Company Merger or the other transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of actions and omissions of a party (or any of its subsidiaries) taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby. Similarly, unless the context indicates specifically to the contrary, a "Material Adverse Change" is an event, change or occurrence resulting in a Material Adverse Effect on such party and its subsidiaries, taken as a whole.

     3.02. Capital Stock; Other Interests

     (a) As of September 30, 2004, the authorized capital stock (i) of Holding consists of 1,070,000 shares of Holding Common Stock, of which 657,510 shares are issued and outstanding and 32,905 shares are held in its treasury; (ii) of the Bank consists of 570,000 shares of common stock, $5.00 par value per share ("Bank Common Stock"), of which 463,227 shares are issued and outstanding and 0 shares are held in its treasury; (iii) of the Insurance Agency consists of 100 shares of common stock, $1.00 par value per share, of which 100 shares are issued and outstanding; and (iv) of Descorp consists of one membership interest issued to Holding. All issued and outstanding shares of capital stock of each member of Holding's consolidated group have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. All of the outstanding shares of capital stock of the Bank and the Subsidiaries are owned by Holding, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances, except as indicated on Schedule 3.02(a) of the Schedule of Exceptions. Other than outstanding options to acquire up to an aggregate of 16,000 shares of Holding Common Stock (the "Stock Options") granted pursuant to Holding's Incentive Stock Option Plan of 1999 and Director Non-Qualified Stock Option Plan of 1999 (the "Stock Option Plans"), all of which Stock Options will be exercised prior to the Effective Time in exchange for the cash payment to Holding of the exercise price therefor, no member of Holding's consolidated group has outstanding any stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. There are no agreements among Holding and Holding's shareholders or by which Holding is bound with respect to the voting or transfer of Holding Common Stock or granting registration rights to any holder thereof. The outstanding capital stock of each member of Holding's consolidated group has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. No member of Holding's consolidated group has any subsidiaries (other than the Bank and the Subsidiaries) or any direct or indirect ownership interest in any firm, corporation, partnership or other entity. Holding has received all necessary regulatory approvals required to hold the shares of the Insurance Agency and the equity interests of Descorp.

     (b) The Statutory Trusts are all business trusts duly organized, validly existing and in good standing under the laws of the State of Connecticut. The notes or other obligations of Holding to the Statutory Trusts are (i) legal, valid and binding obligations of Holding, enforceable in accordance with their terms, and there are no agreements or understandings with respect to such obligations that modify the terms and conditions thereof; (ii) are properly reflected on the books and records of Holding; and (iii) the capital treatment accorded the obligations of Holding to the Statutory Trusts for regulatory purposes and as reflected on the financial statements of Holding is in accordance with the regulatory guidance provided by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and Holding and the Bank have received no notice or other advice (written or oral) from the Federal Reserve Board that such capital treatment is inappropriate. The obligations of each Statutory Trust are legal, valid and binding obligations of such trust, enforceable in accordance with their terms.

     3.03. Corporate Authorization; No Conflicts

     Subject to the approval of this Agreement and the Bank Merger Agreement by the shareholders of Holding and the Bank, respectively, in accordance with the FBCA, Florida state banking laws and applicable federal law, all corporate acts and other proceedings required of Holding and the Bank for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Mergers have been validly and appropriately taken. Subject to their approval by the shareholders of Holding and the Bank and to such regulatory approvals as are required by law, this Agreement and the Bank Merger Agreement are legal, valid and binding obligations of Holding and the Bank and are enforceable against Holding and the Bank, respectively, in accordance with the respective terms hereof and thereof, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (ii) general equitable principles and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.03 of the Schedule of Exceptions, with respect to each of Holding, the Bank and the Subsidiaries, neither the execution, delivery or performance of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license or other material instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

     3.04. Financial Statements, Reports and Proxy Statements

     (a) Holding has delivered to Whitney true and complete copies of (i) the consolidated balance sheets as of December 31, 2003 and December 31, 2002 of Holding and its Subsidiaries, the related consolidated statements of income, shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the reports of its independent public accountants with respect thereto (collectively, the "Financial Statements"); (ii) the unaudited consolidated balance sheets as of June 30, 2004 and June 30, 2003 of Holding and its Subsidiaries, and the related unaudited statements of income for the six-month periods then ended (collectively, the "Interim Financial Statements"); (iii) all monthly reports and financial statements of Holding and its Subsidiaries that were prepared for Holding's or the Bank's Board of Directors since December 31, 2003; (iv) the annual report of Bank Holding Companies to the Federal Reserve Board for the year ended December 31, 2003, of Holding and its Subsidiaries required to file such reports; (v) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") and the Florida Department of Financial Services, Office of Financial Regulation (the "FL OFR") since December 31, 2001, of Holding's and its Subsidiaries required to file such reports; (vi) Holding's Annual Report to Shareholders for the year ended 2003 and all subsequent Quarterly Reports to Shareholders; and (vii) all proxy or information statements (or similar materials) disseminated to Holding's shareholders or the shareholders of any of its Subsidiaries at any time since December 31, 1999.

     (b) The Financial Statements and the Interim Financial Statements have been (and all financial statements to be delivered to Whitney as required by this Agreement will be) prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the financial position, results of operations, changes in shareholders' equity and cash flows of Holding and its Subsidiaries as of the dates thereof and for the periods covered thereby. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms' instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Interim Financial Statements (the "Latest Balance Sheet"), none of Holding and its Subsidiaries has had, nor are any of such members' assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the FL OFR, the Federal Reserve Board or other banking regulatory agency, or any insurance regulatory authority, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holding or the Bank since January 1, 2001, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the FL OFR, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holding or the Bank to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Financial Statements and the Interim Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to Whitney.

     3.05. Loan and Investment Portfolios

     As of the date hereof, all loans, discounts and financing leases (in which a member of Holding's consolidated group is lessor) reflected on the Latest Balance Sheet were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group and are the legal, valid and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured, to the knowledge of Holding, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of August 31, 2004 and on a monthly basis thereafter, and of the investment portfolios of each member of Holding's consolidated group as of such date, have been and will be delivered to Whitney concurrently with the Schedule of Exceptions. Except as specifically set forth on Schedule 3.05 of the Schedule of Exceptions, neither Holding nor the Bank is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by any member of Holding's consolidated group to be otherwise in material default for more than 30 days,
(iii) classified as "substandard," "doubtful," "loss," "other assets especially mentioned" or any comparable classification by any member of Holding's consolidated group or the FDIC, the Bank, the Federal Reserve Board or the FL OFR, (iv) an obligation of any director, executive officer or 10% shareholder of any member of Holding's consolidated group who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

     3.06. Adequacy of Allowances for Losses

     Each of the allowances for losses on loans, financing leases and other real estate on the Latest Balance Sheet is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Bank that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor.

Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Holding's consolidated group at all times from and after the date of the Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Bank that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

     3.07. Absence of Certain Changes or Events

     Since June 30, 2004, Holding has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Holding's capital stock. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened, to the knowledge of Holding or the Bank) that has had, or can reasonably be anticipated to have, a Material Adverse Effect on Holding and the Bank, taken as a whole. Except as may result from the transactions contemplated by this Agreement, none of Holding, the Bank or any other Subsidiary has, since the date of the Latest Balance Sheet:

          (a) except as set forth on Schedule 3.07(a) of the Schedule of Exceptions, borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise,
     (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or transferred any of its assets in excess of $50,000.00 in the aggregate or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

          (b) suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

          (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus noninterest-bearing deposits such that any such material change would have, or can reasonably be anticipated to have, a Material Adverse Effect on Holding or any Subsidiary;

          (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

          (e) received notice that one or more substantial customers have terminated or intends to terminate such customers' relationship with it, with the result being a Material Adverse Effect on Holding or any Subsidiary;

          (f) failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

          (g) incurred any material loss except for losses adequately provided for on the date of this Agreement or on the Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

          (h) forgiven any material debt owed to it, or canceled any of its claims or paid any of its noncurrent obligations or liabilities;

          (i) except as set forth on Schedule 3.07(i) of the Schedule of Exceptions, made any capital expenditure or capital addition or betterment in excess of $50,000.00;

          (j) except as set forth on Schedule 3.07(j) of the Schedule of Exceptions, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation

     (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000.00;

          (k) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Financial Statements or the Interim Financial Statements;

          (l) made any loan, given any discount or entered into any financing lease that has not been (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) fully provided for in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business;

          (m) entered into any agreement, contract or commitment to do any of the foregoing; or

          (n) authorized or issued any additional shares of Holding Common Stock, Holding preferred stock, Bank Common Stock or Bank preferred stock, or any rights or interests convertible into shares of Holding Common Stock, or any other shares or securities of any type or any other equity interest, other than the issuance of shares of Holding Common Stock pursuant to the exercise of Stock Options outstanding as of the date of this Agreement.

     3.08. Taxes

     Each member of Holding's consolidated group has timely filed all federal, state and local income, franchise, excise, sales and use, real and personal property, employment, intangible and other tax returns, tax information returns and reports required to be filed, has paid all material taxes, interest payments and penalties as reflected therein that have become due, other than taxes that are being contested in good faith and for which adequate accruals have been made on the Latest Balance Sheet, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, county, state, the United States or any other taxing authority, and is not delinquent in the payment of any material tax or material governmental charge of any nature. To Holding's knowledge, the consolidated federal income tax returns of Holding's consolidated group have never been audited by the Internal Revenue Service. No audit or examination is presently being conducted by any taxing authority nor has any member of Holding's consolidated group received written notice from any such taxing authority of its intention to conduct any investigation or audit or to commence any such proceeding; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to any member of Holding's consolidated group by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of any member of Holding's consolidated group. Each such member has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation). Neither Holding, nor the Bank or any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or will result, in the payment of any "parachute" payment within the meaning of Section 280G of the Code or any corresponding provisions of state, local or foreign tax laws.

     3.09. Title to Assets

     (a) On the date of the Latest Balance Sheet, each member of Holding's consolidated group had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business, now has, good and marketable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, and has good and marketable title to all real property and good and merchantable title to all other material properties and assets acquired, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each member of Holding's consolidated group owns, or has valid leasehold interests in, all properties and assets used in the conduct of its business. Any real property and other material assets held under lease by any such member are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of and proposed to be made of such property by such member of such property. No real property held by any member of Holding's consolidated group, or any real property subject to a security interest, has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Hazardous Materials (as hereinafter defined).

     (b) With respect to each lease of any real property or personal property to which any member of Holding's consolidated group is a party (whether as lessee or lessor), except for financing leases in which a member of such consolidated group is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) upon receipt of the consents described on
Schedule 3.09(b), the Mergers will not constitute a default or a cause for termination or modification of such lease.

     (c) No member of Holding's consolidated group has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

     3.10. Legal Matters

     (a) There is no material claim, action, suit, proceeding, arbitration or investigation pending in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, or, to the knowledge of Holding, threatened against any member of Holding's consolidated group nor do any facts or circumstances exist that would be likely to form the basis for any material claim against any member of Holding's consolidated group that, if adversely determined, individually or in the aggregate, would have a material adverse effect on Holding's consolidated group.

     (b) Each member of Holding's consolidated group has complied in all material respects with and is not in default in any material respect under (and has not been charged or, to the knowledge of Holding, threatened with or come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction, judgment or decree of any court, agency or instrumentality.

     (c) Except as set forth on Schedule 3.10(c) of the Schedule of Exceptions, there are no uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding's consolidated group as a result of examination by any bank regulatory authority, bank holding company regulatory authority, insurance agency regulatory authority or other regulatory authority.

     (d) No member of Holding's consolidated group is subject to any written agreement, memorandum of understanding or order with or by any bank regulatory authority, bank holding company regulatory authority, insurance agency regulatory authority or other regulatory authority, and no such regulatory authority has required a member of Holding's consolidated group to enter into a board resolution that continues in effect with respect to compliance with a regulatory obligation following a regulatory examination.

     (e) Other than routine bank or insurance regulatory examinations of Holding, the Bank or the Insurance Agency, there are no governmental investigations pending or to Holding's knowledge, threatened against any member of Holding's consolidated group. There is no claim, action, suit, proceeding, arbitration, or investigation, pending or, to the knowledge of Holding, threatened, in which any material claim or demand is made or threatened to be made against any officer, director, advisory director or employee of Holding's consolidated group, in each case by reason of any person being or having been an officer, director, advisory director or employee of any such member of the consolidated group.

     3.11. Employee Benefit Plans

     (a) Except for the plans, policies, contracts and arrangements listed on
Schedule 3.11(a) of the Schedule of Exceptions (the "Employee Benefit Plans"), no member of Holding's consolidated group sponsors, maintains or contributes to, and no such member has at any time sponsored, maintained or contributed to, any employee benefit plan, payroll practice, severance pay arrangement, employment agreement or similar arrangement, whether or not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in which Holding or the Bank employees participate or under which Holding or the Bank employees are entitled to compensation or benefits. Each of the Employee Benefit Plans has been maintained and administered in all material respects in compliance with its terms, the applicable provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Code. No Employee Benefit Plan, officer or director of any member of Holding's consolidated group, or, to the knowledge of Holding, any other "party in interest" or "disqualified person" with respect thereto, has engaged in a nonexempt prohibited transaction under Section 4975 of the Code or Section 502(i) of ERISA; there is no claim relating to any of the Employee Benefit Plans pending or threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency; there are no actions, suits or claims pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the Employee Benefit Plans or the assets thereof. Each member of Holding's consolidated group has complied in all material respects with the applicable reporting and disclosure requirements of ERISA and the Code. None of the Employee Benefit Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. A favorable determination letter has been issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code and an opinion letter that may be relied upon pursuant to Revenue Procedure 2004-6 has been issued by the Internal Revenue Service with respect to each Employee Benefit Plan maintained as a master and prototype plan and intended to be qualified under Section 401(a) of the Code. The Internal Revenue Service has taken no action to revoke any such determination or opinion letter and Holding is not aware of anything that has occurred, whether by action or failure to act, that would cause the loss of such qualification. No member of Holding's consolidated group has sponsored, maintained or made contributions to any plan, fund or arrangement subject to Title IV of ERISA or the requirements of Section 412 of the Code or, except as disclosed on Schedule 3.11(a) of the Schedule of Exceptions, providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the "COBRA" provisions of ERISA and the Code or under similar requirements of state law.

     (b) True and complete copies of all Employee Benefit Plans (including all amendments and modifications thereof), together with copies of any tax determination or opinion letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500, if applicable, with respect to such plan or arrangement will be delivered to Whitney with the Schedule of Exceptions. No such Employee Benefit Plan or other plan constitutes a defined benefit pension plan or has any "accumulated funding deficiency" within the meaning of the Code.

     (c) All group health plans of any member of Holding's consolidated group to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of
Section 4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof, and all such group health plans are in compliance in all material respects with the notice, certification and design requirements imposed under Section 701 of ERISA, et seq. (Health Insurance Portability and Accountability Act of 1996).

     (d) With respect to each Employee Benefit Plan previously or currently sponsored or maintained by any member of Holding's consolidated group, or to which any member of Holding's consolidated group previously made or is currently making contributions, that is ongoing or has been terminated by any member of Holding's consolidated group, no event has occurred and no condition exists that would subject Holding, the Bank, the Insurance Agency, Whitney or WNB to any tax, penalty, fine or other liability as a result of the sponsorship, contribution to or maintenance of such Employee Benefit Plan.

     (e) No payment or benefit made, to be made or due to any participant under the Employee Benefit Plans, the Stock Option Plans, or other arrangement on account of the transactions contemplated hereunder will be deemed to constitute an "excess parachute payment" within the meaning of Code Section 280G and the regulations promulgated thereunder.

     (f) Each grant, award or other form of incentive relating to shares of Holding Common Stock made under the Employee Benefit Plans and/or the Stock Option Plans was granted or awarded in compliance with all applicable laws, including Federal and state securities laws.

     3.12. Insurance Policies

     Each member of Holding's consolidated group maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it considers to be adequate for its business and operations and (ii) are comparable to those maintained by other banking organizations of similar size and complexity. An accurate list of all such insurance policies is attached as Schedule 3.12 of the Schedule of Exceptions. No member of Holding's consolidated group is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and no member of Holding's consolidated group has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no member of Holding's consolidated group has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and except as disclosed on Schedule 3.12 of the Schedule of Exceptions, neither Holding nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

     3.13. Agreements

     (a) No member of Holding's consolidated group is a party to:

          (i) any collective bargaining agreement;

          (ii) any employment or other agreement or contract with or commitment to any employee other than the Employee Benefit Plans and the Stock Option Plans; the employment related agreements, arrangements, policies and practices referred to on Schedule 3.13(a)(ii) of the Schedule of Exceptions; and, such employment related agreements as are terminable without penalty upon not more than 30 days notice by the employer;

          (iii) any obligation of guaranty or indemnification, other than as set forth on Schedule 3.13(a)(iii) of the Schedule of Exceptions, except such indemnification of officers, directors, employees and agents of Holding's consolidated group as on the date of this Agreement may be provided in their respective articles of incorporation or association and by-laws (and no indemnification of any such officer, director, employee or agent has been authorized, granted or awarded), except if entered into in the ordinary course of business with respect to customers of any member of Holding's consolidated group, letters of credit, guaranties of endorsements and guaranties of signatures;

          (iv) any agreement, contract or commitment that is or if performed will be materially adverse to the financial condition, results of operations or business of Holding's consolidated group;

          (v) any agreement, contract or commitment containing any covenant limiting the freedom of any member of Holding's consolidated group (x) to engage in any line of business permitted by regulatory authorities, (y) to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by bank holding companies, Florida state or national banks, or insurance agencies, or the subsidiaries of either Holding or the Bank, or (z) to fulfill any of its requirements or needs for services or products (including, for example, contracts with vendors to supply customers with credit insurance) except those designated as such on Schedule 3.13(a)(v) of the Schedule of Exceptions; or

          (vi) any written agreement, memorandum of understanding, letter, board resolution, order or decree, formal or informal, with any federal or state regulatory agency, nor has any member of Holding's consolidated group been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

     (b) Schedule 3.13(b) of the Schedule of Exceptions contains a list of each agreement, contract or commitment over $25,000 in an amount or with a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements that are not material) to which any member of Holding's consolidated group is a party or which affects any such member. To Holding's knowledge, no member of Holding's consolidated group has in any material respect breached, nor is there any pending or threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments or of any material agreement, contract or commitment that it enters into after the date of this Agreement. No member of Holding's consolidated group is in violation of any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

     3.14. Licenses, Franchises and Governmental Authorizations

     Each member of Holding's consolidated group possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without interference or interruption. The deposits of the Bank are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

     3.15. Corporate Documents

     Holding has delivered to Whitney, with respect to each member of Holding's consolidated group, true and correct copies of its articles of incorporation or articles of association, and its by-laws, all as amended and currently in effect. All of the foregoing and all of the corporate minutes and stock transfer records of each member of Holding's consolidated group have been made available to Whitney and are current, complete and correct in all material respects. Each of Holding, the Bank and the members of the consolidated group maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that
(a) transactions are executed with management's authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Holding in accordance with GAAP and to maintain accountability for Holding's consolidated assets; (c) access to Holding's Assets is permitted only in accordance with management's authorization; (d) the reporting of Holding's assets is compared with existing assets at regular intervals and (e) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

     3.16. Certain Transactions

     Except as disclosed on Schedule 3.16 of the Schedule of Exceptions, no past or present director, executive officer or five percent or greater shareholder of any member of Holding's consolidated group has, since January 1, 2003, engaged in any transaction or series of transactions that, if such member had been subject to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Rules and Regulations of the Securities and Exchange Commission (the "SEC").

     3.17. Broker's or Finder's Fees

     Except for Hovde Financial, LLC ("Hovde"), whose fees and right to reimbursement of expenses are as disclosed pursuant to a contract dated June 17, 2004 (a copy of which has been provided to Whitney) (the "Hovde Agreement"), no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of any member of Holding's consolidated group is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

     3.18. Environmental Matters

     (a) (i) Each member of Holding's consolidated group has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation, to the knowledge of Holding, properties acquired by foreclosure or in settlement of loans;

     (ii) Each member of Holding's consolidated group is in compliance with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Holding and its consolidated group, taken as a whole;

     (iii) To Holding's knowledge, there are no past or present events, conditions, circumstances, activities or plans by any member of Holding's consolidated group related in any manner to any member of Holding's consolidated group or the Subject Properties that did or would violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability (as hereinafter defined), except for such as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Holding and its consolidated group, taken as a whole;

     (iv) To Holding's knowledge, there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened by any person against any member of Holding's consolidated group, or any prior owner of any of the Subject Properties that relates to the Subject Properties and relates in any way to any Environmental Law Requirement or seeks to impose any Environmental Liability; and

     (v) To Holding's knowledge, no member of Holding's consolidated group is subject to or responsible for any Environmental Liability that is not set forth and adequately provided for on the Latest Balance Sheet.

     (b) "Environmental Law Requirement" means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature;
(B) all requirements pertaining to protection of the health and safety of employees or the public; and (C) all requirements pertaining to the (i) drilling, production, and abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sites related to that drilling, production or transportation.

     (c) "Hazardous Materials" shall mean: (A) any "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.) ("CERCLA") as amended from time to time, or regulations promulgated thereunder; (B) asbestos; (C) polychlorinated biphenyls; (D) any "regulated substance" as defined by 40 C.F.R.
Section 280.12 or the FL Ad. Code, Title 62, Chapter 62-761 and Sec. 62-761.200;
(E) any naturally occurring radioactive material ("NORM"), as defined by applicable federal or state laws or regulations as amended from time to time, irrespective of whether the NORM is located in Florida or another jurisdiction;
(F) any nonhazardous oilfield wastes ("NOW") defined under applicable federal or state laws or regulations, irrespective of whether those wastes are located in Florida or another jurisdiction; (G) any substance the presence of which on the Subject Properties is prohibited by any lawful rules and regulations of legally constituted authorities from time to time in force and effect relating to the Subject Properties; and (H) any other substance that by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.

     (d) "Environmental Liability" shall mean (i) any liability or obligation arising under any Environmental Law Requirement, or (ii) any liability or obligation under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

     (e) To Holding's knowledge, there is currently no contamination of the Subject Properties by stachybotrys chartarum mold or other mold presenting a hazard to human health, and Holding has no knowledge of any event or condition that could result in such contamination of the Subject Properties in the future.

     3.19. Intellectual Property

     (a) Schedule 3.19 of the Schedule of Exceptions sets forth a complete list of all patents, trademarks, trade names, trade secrets, copyrights, processes, service marks, royalty rights or design rights owned, used or licensed (as licensor or licensee) by Holding, the Bank or the Subsidiaries in the operation of their business and all applications therefor and registrations thereof, whether foreign or domestic, owned or controlled by Holding, the Bank or the Subsidiaries (the "Intellectual Property"), and, in the case of any such rights that are so owned, the jurisdiction in which such rights or applications have been registered, filed or issued, and, in the case of any such rights that are not so owned, the agreements under which such rights arise. Each of Holding, the Bank and the Subsidiaries has taken all action necessary to keep the Intellectual Property owned by it in full force and effect, including without limitation, filing all necessary affidavits and other documents and utilizing such property in interstate commerce. Each of Holding, the Bank and the Subsidiaries is the sole and exclusive owner of the Intellectual Property listed on Schedule 3.19 of the Schedule of Exceptions as being owned by it, with the sole and exclusive right, except to the extent indicated therein, to use and license such property. No claim has been asserted or, to

Holding's knowledge, threatened seeking cancellation or concurrent use of any registered trademark, tradename or service mark listed on Schedule 3.19 of the Schedule of Exceptions.

     (b) There are no claims, demands or suits pending or, to Holding's knowledge, threatened against Holding, the Bank or the Subsidiaries claiming an infringement by Holding, the Bank or the Subsidiaries of any patents, copyrights, processes, licenses, trademarks, service marks or trade names of others in connection with their business; none of the Intellectual Property or, as the case may be, the rights granted to Holding, the Bank or the Subsidiaries in respect thereof, infringes on the rights of any person or is being infringed upon by any person, and none is subject to any outstanding order, decree, judgment, stipulation, injunction, restriction or agreement restricting the scope of their use by Holding, the Bank or the Subsidiaries.

     3.20. Community Reinvestment Act

     The Bank has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory," has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

     3.21. Privacy of Customer Information

     (a) The Bank and/or the Subsidiaries, as applicable, are the sole owners of all individually identifiable personal information ("IIPI") relating to customers, former customers and prospective customers that will be transferred to WNB or a subsidiary of WNB pursuant to this Agreement and the Bank Merger Agreement and the other transactions contemplated hereby. For purposes of this
Section 3.21, "IIPI" means any information relating to an identified or identifiable natural person.

     (b) The collection and use of such IIPI by the Bank and/or the Subsidiaries, the transfer of such IIPI to WNB, Whitney or any WNB subsidiary, and the use of such IIPI by WNB, Whitney or any WNB subsidiary as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.

     3.22. Opinion of Financial Advisor

     Holding has received the opinion of Hovde dated the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Holding Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Whitney.

     3.23. Technology Systems

     (a) Except to the extent indicated on Schedule 3.23 of the Schedule of Exceptions, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by Holding, the Bank and the Subsidiaries (collectively, the "Technology Systems") to continue by the surviving corporation and its subsidiaries to the same extent and in the same manner that it has been used by Holding, the Bank and the Subsidiaries prior to the Effective Date.

     (b) The Technology Systems (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a material adverse effect on the business of Holding, the Bank and/or any of the Subsidiaries. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any liens. Access to business critical parts of the Technology Systems is not shared with any third party.

     (c) Details of Holding's disaster recovery and business continuity arrangements will be provided to Whitney with the Schedule of Exceptions.

     (d) None of Holding, the Bank or any of the Subsidiaries has received notice of or is aware of any material circumstances including, without limitation, the execution of this Agreement that would enable any third party to terminate any of Holding's, the Bank's or any of the Subsidiaries' agreements or arrangements relating to the Technology Systems (including maintenance and support).

     3.24. Insurance Agency

     The Insurance Agency holds such insurance licenses, certificates, and permits from governmental authorities (including from the insurance regulatory agencies from the various jurisdictions where it conducts business as are necessary to the conduct of its business; Holding and the Insurance Agency have fulfilled and performed all obligations necessary to maintain the insurance licenses. There is no pending, or to Holding's knowledge, threatened claim, action, suit, proceeding or investigation that could result in revocation, termination, suspension, limitation or modification of any insurance license that would result, individually or in the aggregate, in a material adverse effect on Holding's financial condition, results of operations or business.

     3.25. Accuracy of Statements

     No warranty or representation made or to be made by any member of Holding's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Holding's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Section 5.15 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

     SECTION 4.  Representations and Warranties of Whitney and WNB

     Whitney and WNB represent and warrant to Holding and the Bank that as of the date of this Agreement and as of the Closing Date:

     4.01. Consolidated Group; Organization; Qualification

     "Whitney's consolidated group," as such term is used in this Agreement, consists of Whitney and WNB. Whitney is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. WNB is a national banking association duly organized and validly existing and in good standing under the laws of the United States of America. Each of Whitney and WNB has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and the Bank Merger Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group, taken as a whole.

     4.02. Capital Stock

     As of the date of this Agreement, the authorized capital stock of Whitney consists of 100,000,000 shares of Whitney Common Stock. As of September 30, 2004, 41,971,935 shares of Whitney Common Stock were issued and outstanding and 4,379 shares were held in its treasury. All issued and outstanding shares of capital stock of Whitney and WNB have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of Whitney and WNB has been issued in compliance with all legal requirements and any preemptive or similar rights. Whitney owns all of the issued and outstanding shares of capital stock of WNB free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

     4.03. Corporate Authorization; No Conflicts

     Subject to approval of the Bank Merger Agreement by WNB's Board of Directors and by Whitney as the sole shareholder of WNB, all corporate acts and other proceedings required of Whitney and WNB for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Mergers have been validly and appropriately taken. Subject to such regulatory approvals as are required by law, this Agreement and the Bank Merger Agreement are legal, valid and binding obligations of Whitney and WNB as the case may be, and are enforceable against them in accordance with the respective terms of such agreements, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (ii) general equitable principles and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). With respect to each of Whitney and WNB, neither the execution, delivery or performance of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or its by-laws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other material instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

     4.04. Financial Statements; Reports and Proxy Statements

     (a) Whitney has delivered to Holding true and complete copies of the (i) consolidated balance sheets as of December 31, 2003 and December 31, 2002 of Whitney and its subsidiaries, the related consolidated statements of income, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC (collectively, the "Whitney Financial Statements"); and (ii) the unaudited consolidated balance sheet as of June 30, 2004 of Whitney and its subsidiaries and the related unaudited statements of income and cash flows for the six-month period then ended, as presented in Whitney's quarterly report on Form 10-Q for the quarter then ended filed with the SEC (the "Whitney Interim Financial Statements").

     (b) The Whitney Financial Statements and the Whitney Interim Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of Whitney and its subsidiaries for the respective periods covered thereby and the consolidated financial condition of Whitney and its subsidiaries as of the respective dates thereof. All call and other regulatory reports have been filed on the appropriate form and prepared in all material respects in accordance with such forms' instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Whitney Interim Financial Statements (the "Whitney Latest Balance Sheet"), none of Whitney and its subsidiaries has had, nor are any of such members' assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP.

     4.05. Legality of Whitney Securities

     All shares of Whitney Common Stock to be issued pursuant to the Company Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

     4.06. SEC Reports

     Whitney has previously delivered to Holding an accurate and complete copy of the following Whitney reports filed with the SEC pursuant to the Exchange
Act: (a) annual reports on Form 10-K for the years ended December 31, 2003 and 2002; (b) quarterly reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and (c) proxy statements for the years 2004 and 2003; as of their respective dates, no such report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Whitney has timely filed all reports and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act.

     4.07. Absence of Certain Changes or Events

     Since the date of Whitney's quarterly report on Form 10-Q for the quarter ended June 30, 2004, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a Material Adverse Effect on Whitney and WNB, taken as a whole.

     4.08. Legal Matters

     (a) There are no material actions, suits, proceedings, arbitrations or investigations pending or, to Whitney's knowledge threatened, against any member of Whitney's consolidated group that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC's Rules and Regulations that are not so disclosed.

     (b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Whitney's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

     (c) No member of Whitney's consolidated group is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any member of Whitney's consolidated group been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

     4.09. Community Reinvestment Act

     WNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

     4.10. Accuracy of Statements

     No warranty or representation made or to be made by any member of Whitney's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Whitney's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

     SECTION 5.  Covenants and Conduct of Parties Prior to the Effective Date

     The parties further covenant and agree as follows:

     5.01. Investigations; Planning

     Each member of Holding's consolidated group shall continue to provide to Whitney and WNB and to their authorized representatives full access during all reasonable times to its employees, premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish Whitney and WNB and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Whitney and WNB shall from time to time reasonably request. Any investigation shall be conducted in a manner that does not unreasonably interfere with the operation of the business of Holding's consolidated group. Each member of Holding's consolidated group agrees to cooperate, and to cause its employees to cooperate, with Whitney and WNB in connection with planning for the efficient and orderly combination of the parties and the operation of Whitney and WNB (and, if applicable, the Bank) after consummation of the Mergers. In the event of termination of this Agreement prior to the Effective Date, each party shall, except to any extent necessary to assert any rights under this Agreement or the Bank Merger Agreement, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or nonpublic documents, work papers and other materials obtained from the other party in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business (in each case the party providing the information is referred to as the "Providing Party" and the party receiving such information is referred to as the "Receiving Party"); provided that such confidential information does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its representatives, (ii) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Providing Party to the Receiving Party or its representatives, or (iii) becomes available to the Receiving Party on a nonconfidential basis from a source other than the Providing Party or its representatives, provided further that such source is not known by the Receiving Party to be bound, by, nor to the Receiving Party's knowledge does such disclosure breach, directly or indirectly, a confidentiality agreement with the Providing Party or its representatives. Immediately following the Effective Time, that certain Confidentiality Agreement, dated July 14, 2004, entered into between Whitney and Hovde on behalf of Holding and the Bank, shall terminate and be of no further force and effect. Furthermore, at the Effective Time, Holding and the Bank will, and will cause Hovde to transfer, assign and deliver each of the confidentiality agreements entered into by Holding, the Bank and/or Hovde on behalf of Holding and Bank in connection with a potential Acquisition Transaction (as defined in subsection 7.01(e)). Whitney and WNB shall continue to provide Holding's executive officers with access to Whitney's and WNB's respective executive officers, during normal business hours and upon reasonable notice, to discuss the business and affairs of Whitney and WNB to the extent customary in transactions of the nature contemplated by this Agreement.

     5.02. Delivery of Schedules of Exceptions; Due Diligence

     Whitney and Holding stipulate that they have entered into this Agreement concurrently with Holding's delivery of its consolidated group's schedule of exceptions to this Agreement (the "Schedule of Exceptions"), but prior to Whitney's completion of Whitney's customary due diligence investigation of Holding, the Bank and its Subsidiaries. Whitney's due diligence review (which shall include, but not be limited to, a review and verification of the Schedules of Exception and all due diligence materials received by Whitney prior to the date of this Agreement) shall be concluded during the period commencing on the date of this Agreement and ending 17 calendar days from the date hereof (the "Review Period"). At or prior to expiration of the Review Period, Whitney shall elect, by written notice to Holding, to either (a) proceed to the Closing (subject to the satisfaction or waiver of all other conditions to Closing) and indicate its acceptance of the Schedule of Exceptions by initialing the Schedules on behalf of Whitney and WNB, at which time the Schedules shall be appended hereto and form a part hereof for all purposes or (b) terminate the Agreement (without liability to Holding or the Bank) if facts come to its attention as result of such review that it determines in its reasonable discretion would have a Material Adverse Effect on Holding's consolidated group taken as a whole. Solely for the purposes of this Section 5.02, the term Material Adverse Effect shall mean a fact, event, circumstance, violation or inaccuracy, or combination of facts, events, circumstances, violations or inaccuracies, that would, in the reasonable opinion of Whitney, result in the warranties and representations made in this Agreement (without qualifications resulting from matters disclosed in the Schedules of Exceptions or qualifications as to materiality contained in such warranties or representations) being inaccurate or incomplete in any material respect; provided further, that in order for such fact, event, circumstance, violation or inaccuracy or combination thereof to be material, the financial effect thereof must exceed or must reasonably be anticipated to exceed $5,000,000.00. Absent timely delivery of written notice electing to terminate this Agreement, Whitney shall be deemed to have elected to proceed to the Closing, subject to all other terms and conditions of this Agreement.

     5.03. Cooperation and Commercially Reasonable Efforts

     Each of the parties hereto will cooperate with the other parties and use all commercially reasonable efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers and the transactions contemplated hereby and by the Bank Merger Agreement, and (d) effect the transactions contemplated by this Agreement and the Bank Merger Agreement at the earliest practicable date subject to the proviso contained in Section 1.02 hereof. Holding and the Bank shall provide Whitney and WNB full and complete access to all their third party vendors and shall consult Whitney and WNB prior to negotiating new third party vendor agreements or amendments to or modifications of existing third party agreements.

     5.04. Information for, and Preparation of, Registration Statement and Proxy Statement

     Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in Section 5.15 and a proxy statement of Holding (the "Proxy Statement") that complies with the requirements of the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to Holding's shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement. None of the information to be supplied by Holding for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to Holding's shareholders and at the time of the Holding shareholders' meeting (except to the extent amended or supplemented by a subsequent communication), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable law. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Holding with respect to statements made or incorporated by reference therein based on information supplied by Whitney or WNB for inclusion or incorporation by reference in the Proxy Statement.

     5.05. Approval of Bank Merger Agreement

     Whitney, as the sole shareholder of WNB, shall take all action necessary to effect shareholder approval of the Bank Merger Agreement, subject to its right to delay consummation of the Bank Merger in accordance with Section 1.02.

     5.06. Press Releases

     Whitney and Holding will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement, the termination of this Agreement (if terminated) or the consummation of the transactions contemplated hereby. Without the prior written consent of the chief executive officer of the other party, no member of Holding's consolidated group or Whitney's consolidated group will issue any press release or other written statement for general circulation relating to the execution or termination of this Agreement or the transactions contemplated hereby, except as may otherwise be required by law in the reasonable judgment of the disclosing party and, if practical, prior notice of such release is provided to the other parties.

     5.07. Preservation of Business

     Each member of Holding's consolidated group will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business, to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

     5.08. Conduct of Business in the Ordinary Course

     Each member of Holding's consolidated group shall conduct its business only in the ordinary course consistent with past practices, and shall not, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee:

          (a) except for (i) Holding's declaration and payment of a regular annual dividend for 2004 as described on Schedule 5.08(a) of the Schedule of Exceptions prior to the Effective Time, (ii) such dividends or distributions as may be required under the terms of the securities issued by the Statutory Trusts and (iii) as permitted by the last sentence of this subsection, declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock; other than in connection with the issuance of shares of Holding Common Stock pursuant to the exercise of Stock Options outstanding as of the date of this Agreement. Notwithstanding the foregoing, Holding may declare and pay a dividend for 2005 immediately prior to the Effective Time in the following amounts:

             (A) If the Closing occurs on or before March 15, 2005, there shall be no dividend permitted;

             (B) If the Closing occurs after March 15, 2005 but on or before June 15, 2005, a dividend equal to $0.175 per share; or

             (C) If the Closing occurs after June 15, 2005, a dividend equal to $0.35 per share.

          (b) amend its articles of incorporation or association or by-laws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

          (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, additional employee benefits, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it, or increase the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person in any manner inconsistent with its past practices, except to the extent reflected on Schedule 5.08(c) of the Schedule of Exceptions;

          (d) except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in clauses (i) through (iv) of subsection 3.09(a) hereof, terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

          (e) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets or, except in the ordinary course of business consistent with past practices;

          (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (g) commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

          (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

          (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, county, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

          (j) dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in noninvestment grade securities or that are inconsistent with past investment practices;

          (k) enter into any new line of banking or nonbanking business in which it is not actively engaged as of the date of this Agreement;

          (l) (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value;

          (m) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed any member of Holding's consolidated group's applicable regulatory lending limits;

          (n) make any material change to its accounting methods, principles, practices, policies or procedures, except as required by GAAP or the FDIC;

          (o) take or cause to be taken any action that would disqualify the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code; or

          (p) agree or commit to do any of the foregoing.

     5.09. Additional Information

     Holding will provide Whitney with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of any member of Holding's consolidated group, or any material action taken or proposed to be taken by any regulatory agency with respect to Holding or a member of its consolidated group. Holding will provide Whitney and Whitney will provide Holding with (a) prompt written notice of any breach by any member of such party's consolidated group of any of its warranties, representations or covenants in this Agreement, (b) any fact, event or circumstance that would, in the reasonable judgment of Holding, adversely affect or interfere with the transactions contemplated by this Agreement or would cause a warranty, representation or covenant of Holding or the Bank to be breached as of the Closing Date, (c) as soon as they become available, as to Holding, the Bank and the Subsidiaries, true and complete copies of any examination reports, financial statements, reports and other documents of the type referred to in Section 3.04, and quarterly unaudited consolidated balance sheets of Holding and the Subsidiaries, and the related unaudited statements of income, shareholders' equity and cash flows for the periods then ended, with respect to Holding and the Subsidiaries; and, as to Whitney, true and complete copies of financial statements, reports and other documents of the type referred to in Sections 4.04 and 4.06, with respect to Whitney and its subsidiaries, and (d) promptly upon its dissemination, any report disseminated to their respective shareholders. Following the date hereof, Holding and the Bank will provide, within 10 calendar days of each month's end, reports and financial data on a monthly basis to Whitney and WNB. Such reports and financial data will provide a detailed listing of all loans, discounts, and financing leases, along with the investment portfolios of each member of Holding's consolidated group as of each month end. The reports and financial data will include analysis, with respect to each loan, note or borrowing, including any loan guaranty, addressing (i) delinquencies by more than 30 days in the payment of principal or interest, (ii) any material defaults for more than 30 days, (iii) all classifications of "substandard," "doubtful," "loss," "other assets especially mentioned," or any comparable classification by any of member of Holding's consolidated group or the FDIC, the Bank, the Federal Reserve Board, or the FL OFR, (iv) any obligation of any director, officer, or 10% shareholder of any member of Holding's consolidated group that is subject to Regulation O of the Federal Reserve Board, or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any law, regulation, or rule of any governmental authority, other than those that are immaterial in amount.

     5.10. Holding Shareholder Approval

     Holding's Board of Directors shall submit this Agreement to its shareholders for approval in accordance with the applicable law, together with its recommendation that such approval be given, at a special meeting of the shareholders of Holding duly called and convened for that purpose as soon as practicable after the effective date of the Registration Statement. Holding, as the sole shareholder of the Bank, shall take all action to effect shareholder approval of the Bank Merger Agreement. The foregoing obligations of Holding and its Board of Directors specified in this Section 5.10 are subject to the proviso in the second to last sentence of Section 5.13.

     5.11. Restricted Whitney Common Stock

     (a) Holding shall obtain and deliver to Whitney, no later than 20 days after the execution of this Agreement, a written agreement in the form attached as Exhibit 5.11(a) hereto from each person who is a director or executive officer of Holding who will receive shares of Whitney Common Stock by virtue of the Company Merger to the effect that such person (i) has not disposed of any Holding Common Stock, (ii) will not dispose of any Holding Common Stock, (iii) will not dispose of any Whitney Common Stock received pursuant to the Company Merger in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby tax-free reorganization treatment, (iv) will agree to vote in favor of this Agreement and the Company Merger all shares registered in their name individually or as to which they otherwise have sole voting power and (v) will use their best efforts, subject to any fiduciary duty they may have, to cause all shares as to which they share voting power with others to be voted in favor of this Agreement and the Company Merger (the "Director's and Officer's Commitment").

     (b) Holding shall use all commercially reasonable efforts to obtain and deliver to Whitney, a written agreement in the form attached as Exhibit 5.11(b) hereto from each person who is not a director or executive officer of Holding or the Bank and who is a 5% or greater beneficial owner of securities of Holding who will receive shares of Whitney Common Stock by virtue of the Company Merger to the effect that such person (i) has not disposed of any Holding Common Stock,
(ii) will not dispose of any Holding Common Stock, and (iii) will not dispose of any Whitney Common Stock received pursuant to the Company Merger in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby from receiving tax-free reorganization treatment (the "Shareholder's Commitment").

     5.12. Loan Policy

     From the date hereof through the Effective Time, neither Holding nor the Bank will make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies has been provided to Whitney, provided that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio. Concurrent with the execution of this Agreement, Holding shall provide Whitney a calendar of any board or committee meetings of the Bank at which the board or any committee will vote on proposed new or renewal loans or investments. Holding and the Bank will allow a representative of WNB to be present at all such meetings for informational purposes only and such WNB representative shall not take part in discussions or voting on any matters presented at such meetings.

     5.13. No Solicitations

     Prior to the Effective Time or until the termination of this Agreement, no member of Holding's consolidated group shall, without the prior approval of Whitney, directly or indirectly, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by the Board of Directors of Holding in good faith, after consultation with its financial advisors and its legal counsel, to be required to discharge properly the directors' fiduciary duties to Holding's consolidated group and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction or any other acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or withdraw its recommendation to the shareholders of Holding of the Company Merger or make a recommendation of any other Acquisition Transaction, or any other business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance substantially the same as the confidentiality agreement between Holding and Whitney); and each member of Holding's consolidated group shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify Whitney immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of any member of Holding's consolidated group from taking any action that the Board of Directors of such member, as the case may be, determines, in good faith after consultation with and receipt of a written opinion of counsel, is required by law or is required to discharge his fiduciary duties to Holding's consolidated group and its shareholders. Holding and the Bank shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to an Acquisition Transaction.

     5.14. Operating Functions

     Each member of Holding's consolidated group agrees to cooperate in the consolidation of appropriate operating functions with Whitney to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of such member's Board of Directors, would adversely affect its operations if the Mergers were not consummated.

     5.15. Whitney Registration Statement

     (a) Whitney will promptly prepare and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the Whitney Common Stock that will be issued to the holders of Holding Common Stock pursuant to the Company Merger; provided, however, that Whitney shall not be required to file the Registration Statement until Whitney determines that any offerings of Whitney Common Stock being made by Whitney pursuant to Section 4(2) of the Securities Act (as disclosed to Holding on Schedule 5.15(a)) are either completed or terminated. Subject to the foregoing proviso, Whitney shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Whitney Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the Whitney Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of Holding except to the extent that the transfer of any shares of Whitney Common Stock received by shareholders of Holding is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax rules. Holding and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

     (b) Whitney will indemnify and hold harmless each member of Holding's consolidated group and each of their respective directors, officers and other persons, if any, who control Holding within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Whitney shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished to Whitney by or on behalf of any member of Holding's consolidated group or any officer, director or affiliate of any such member for use therein.

     (c) Promptly after receipt by an indemnified party under subparagraph (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Whitney of the commencement thereof, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from Whitney to such indemnified party of its election so to assume the defense thereof, Whitney shall not be liable to such indemnified party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if Whitney elects not to assume such defense or if counsel for the indemnified party advises Whitney in writing that there are material substantive issues that raise conflicts of interest between Whitney or Holding and the indemnified party, such indemnified party may retain counsel satisfactory to it and Whitney shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Whitney in respect of such claim unless in the reasonable judgment of any such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties in respect to such claims.

     (d) The provisions of subsection 5.15(b) and (c) are intended for the benefit of, and shall be enforceable by, the parties entitled to indemnification thereunder and each such party's heirs, representatives or successors.

     5.16. Application to Regulatory Authorities

     Whitney shall prepare and file, within sixty (60) days from the expiration of the Review Period, all regulatory applications and filings that are required to be made with respect to the Mergers, subject to its right to delay consummation of the Bank Merger in accordance with Section 1.02; provided, however, that if Whitney is unable to prepare and file such applications and filings within the time period specified herein due to the failure of either Holding or the Bank to timely provide Whitney any information necessary to complete such applications and filings, or for any other reason outside of Whitney's control, then Whitney's failure to comply with the provisions of this Section 5.16 shall not be deemed a breach of the Agreement. Whitney shall provide Holding copies of all such regulatory applications and filings at the time of filing with the appropriate regulatory agency.

     5.17. Revenue Ruling

     Whitney may elect to prepare (and in that event Holding shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement.

     5.18. Bond for Lost Certificates

     Upon receipt of notice from any of its shareholders that a certificate representing Holding Common Stock has been lost or destroyed, and prior to issuing a new certificate, Holding shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder's agreement to indemnify Holding against any claim made by the owner of such certificate, unless Whitney agrees to the waiver of such bond requirement.

     5.19. Withholding

     Whitney shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Holding Common Stock after the Effective Time such amounts as Whitney may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement to have been paid to the person with respect to whom such deduction and withholding was made.

     5.20. Appraisal Rights

     Holding shall give Whitney (i) prompt written notice of, and a copy of, any instrument received by Holding with respect to the assertion or perfection of appraisal rights, and (ii) the opportunity to participate in any and all negotiations and proceedings with respect to appraisal rights, should Whitney desire to do so.

     5.21. Nasdaq Stock Market

     Whitney shall cause the shares of Whitney Common Stock to be issued in the Company Merger to be duly authorized, validly issued, fully paid and nonassessable, free of any preemptive or similar right and to be approved for quotation in the Nasdaq Stock Market National Market System prior to or at the Effective Time.

     5.22. Continuing Indemnity; Insurance

     Whitney covenants and agrees that:

          (a) all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Holding's Articles of Incorporation and Bylaws and in the Articles of Incorporation and Bylaws of the Bank (as the case may be) as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an "Indemnified Party") shall survive the Company Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Whitney is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Whitney and the Indemnified Party.

          (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from Whitney to such Indemnified Party of its election so to assume the defense thereof, Whitney shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if Whitney elects not to assume such defense or if counsel for the Indemnified Party advises Whitney in writing that there are material substantive issues that raise conflicts of interest between Whitney or Holding and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and Whitney shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

          (c) Holding shall cause the persons serving as officers or directors of Holding or the Bank, immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by Holding and the Bank with respect to acts or omissions occurring prior to or at the respective effective times that were committed by such officers and directors in their capacity as such; provided that the aggregate premium to be paid by Holding, the Bank and its Subsidiaries for such insurance shall not exceed 150% of the most current annual premium paid by Holding, the Bank, and the Subsidiaries for its directors and officers liability insurance, without Whitney's prior approval.

          (d) If Whitney or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Whitney shall assume the obligations set forth in this Section 5.22.

          (e) The provisions of this Section 5.22 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     5.23. Employees and Certain Other Matters

     All employees of Holding, the Bank and the Insurance Agency shall become or remain employees of the Bank upon consummation of the Company Merger, and upon consummation of the Bank Merger all employees of the Bank at the effective time of the Bank Merger shall become employees of WNB. Whitney, the Bank and WNB reserve the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee. At the Effective Time, all such employees shall be eligible for such employee benefits as are generally available to employees of WNB having like tenure, officer status and compensation levels (including without limitation benefits under WNB's Severance Pay Policy as detailed in WNB Human Resource Policies and Procedures No. 4.03) except (i) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of Whitney's Compensation Committee and (ii) all such employees shall be given full credit for all prior service (including, but not limited to, credit towards satisfaction of any waiting periods under Whitney's or WNB's health and welfare plans) as employees of Holding or the Bank provided, however, that all such employees shall be treated as newly hired WNB employees (i.e., prior service credit with Holding and the Bank shall not be considered in determining future benefits under Whitney's or WNB's defined benefit pension plan and post-retirement medical plan) for all purposes of Whitney's or WNB's defined benefit pension plan and post-retirement medical plan. Whitney or WNB may apply any pre-existing condition exclusion under its health plan(s) for which any employees of Holding, the Bank and the Insurance Agency become eligible to participate, but only to the extent such exclusion does not exceed in duration the corresponding provision under the health plan maintained by Holding, the Bank or the Insurance Agency, as applicable, under which such employees were covered as of the Effective Date.

Whitney and WNB, through its medical and dental plan underwriters, shall endeavor to provide employees and enrolled dependents credit for all eligible expenses incurred within the calendar year under plans maintained by Holding, the Bank or the Insurance Agency for purposes of satisfying annual deductibles and out-of-pocket maximums under Whitney's plans. Employees of Holding, the Bank and the Insurance Agency are solely responsible for supplying satisfactory proof of previously incurred expenses to Whitney's and WNB's plan underwriters.

     5.24. Undertaking to File Reports and Cooperate in Rule 144 Transactions

     Whitney covenants to use commercially reasonable efforts to file in a timely manner all material required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act, or the rules and regulations promulgated thereunder, so as to continue the availability of Rule 144 for resales by affiliates of Holding and the Bank of the shares of Whitney Common Stock received by them in the Company Merger. In the event of any proposed sale of such Whitney Common Stock by any such former shareholder of Holding Common Stock who receives shares of Whitney Common Stock by reason of the Company Merger, Whitney covenants to use commercially reasonable efforts to cooperate with such shareholder so as to enable such sale to be made in accordance with the requirements of Whitney's transfer agents and the reasonable requirements of the broker through which such sale is proposed to be executed. Without limiting the generality of the foregoing, Whitney agrees to furnish, upon request and at its expense, to the extent it is able, with respect to each such sale a written statement certifying that Whitney has filed all reports required to be filed by it under the Exchange Act for a period of at least one year preceding the sale of the proposed sale, and, in addition, has filed the most recent annual report required to be filed by it thereunder. Notwithstanding anything contained in this Section 5.24, Whitney shall not be required to maintain the registration of the Whitney Common Stock under Section 12 of the Exchange Act if it shall at any time be entitled to deregister those shares pursuant to the Exchange Act and the rules and regulations thereunder.

     5.25. Whitney Conduct of Business

     From the date hereof through the Closing, without the prior written consent of the chief executive officer of Holding or his duly authorized designee, Whitney shall not take or cause to be taken any action that would disqualify the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code.

     5.26. Stock Options

     Prior to the Effective Time, Holding shall cause each outstanding Stock Option to be exercised in accordance with its terms, or it shall terminate such Stock Options.

     5.27. Insurance Agency

     Prior to the Effective Time, Holding shall cause the reorganization of its holding company structure to result in the Insurance Agency being a wholly-owned subsidiary of the Bank, provided that such reorganization shall be conducted in a manner acceptable to Whitney and shall have no adverse federal or state tax consequences to Whitney, WNB, Holding or the Bank.

     SECTION 6.  Conditions of Closing

     6.01. Conditions of All Parties

     The obligations of each of the parties hereto to consummate the Company Merger are subject to the satisfaction of the following conditions at or prior to the Closing:

          (a) Shareholder Approval. This Agreement and the Company Merger shall have been duly approved by the shareholders of Holding.

          (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and Whitney shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

          (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or the Bank Merger Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Mergers.

          (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Mergers without imposing any material conditions with respect thereto except for any such conditions that are acceptable to Whitney, subject to the proviso contained in Section 1.02.

          (e) Tax Opinion. Whitney and Holding shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to Whitney and Holding (the "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that, (i) the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Whitney and Holding will be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Holding and Whitney reasonably satisfactory in form and substance to such counsel.

     6.02. Additional Conditions of Whitney

     The obligations of Whitney to consummate the Company Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

          (a) Representations, Warranties and Covenants. The accuracy of the representations and warranties of Holding and the Bank contained in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date, except to the extent they are confined to a specific date or to the extent changes are permitted by the terms of this Agreement. There shall not exist inaccuracies in the representations and warranties of Holding and the Bank contained in this Agreement such that the aggregate effect of such inaccuracies would have, or would be reasonably likely to have, a Material Adverse Effect on the Bank or on Holding's consolidated group taken as a whole; provided that, for purposes of this sentence only, those representations and warranties that are qualified by reference to materiality or knowledge shall be deemed not to include such qualifications. Each of Holding and the Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Bank Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Holding and the Bank shall have delivered to Whitney and WNB its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer (or their functional equivalents) to the foregoing effect.

          (b) No Material Adverse Change. There shall not have occurred any Material Adverse Change from the date of the Latest Balance Sheet to the Closing Date with respect to the Bank or Holding's consolidated group; provided, however, that (i) the incurrence by Holding of reasonable expenses in connection with the Mergers (including fees and expenses of attorneys, accountants or other consultants not to exceed $200,000 in the aggregate and the payment to Hovde of its fees in accordance with the Hovde Agreement (the "Permitted Expenses")) and (ii) the occurrence of an event specifically permitted under Section 5.08 are expressly deemed not to constitute such a Material Adverse Change.

          (c) Opinion of Counsel. Whitney and WNB shall have received from Powell, Goldstein, Frazer & Murphy LLP, special counsel to Holding, an opinion, dated as of the Closing Date, customary in scope and in form and substance substantially as set forth on Exhibit 6.02(c). In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of the members of Holding's consolidated group and governmental officials.

          (d) Noncompete Agreement. Whitney shall have received from Frank Burge a signed noncompete agreement, substantially in the form attached hereto as
     Exhibit 6.02(d).

          (e) Director's and Officer's Commitment. Whitney shall have received a Director's and Officer's Commitment in the form specified on Exhibit 5.11(a) hereto (as contemplated by and within the timeframe specified in subsection 5.11(a)) from each person who serves as an executive officer or director of Holding; and Whitney shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person's Director's and Officer's Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation; in each case to the extent necessary to ensure, in the reasonable judgment of Whitney, compliance with the tax-free reorganization treatment of the Company Merger and Rule 145 under the Securities Act.

          (f) Shareholder's Commitment. Whitney shall have received a Shareholder's Commitment in the form specified on Exhibit 5.11(b) hereto (as contemplated by subsection 5.11(b)) from each person (other than director and executive officer) who owns 5% or more of Holding Common Stock outstanding; and Whitney shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person's Shareholder's Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation; in each case to the extent necessary to ensure, in the reasonable judgment of Whitney compliance with the tax-free reorganization treatment of the Company Merger and Rule 145 under the Securities Act.

          (g) Exercise of Stock Options. All outstanding Stock Options shall have been exercised in full with the payment to Holding of the cash exercise price therefor in accordance with their terms and Holding's Board of Directors and shareholders shall have taken all action necessary to terminate the Stock Option Plans effective prior to the Effective Time. No Stock Options, whether vested or unvested, shall be outstanding immediately prior to the Effective Time.

          (h) Regulatory Action. No adverse regulatory action shall be pending or threatened against any member of Holding's consolidated group, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and any member of Holding's consolidated group, if such action would or could impose any material liability on Whitney or interfere in any material respect with the conduct of the businesses of Whitney's consolidated group following the Mergers.

          (i) Average Market Price. The Average Market Price of the Whitney Common Stock as calculated in accordance with Section 2.01 (but without regard to the proviso contained therein) shall not be more than $52.98 or less than $32.98.

          (j) Tax Consequences of the Mergers. Whitney shall have received satisfactory assurances from Alston & Bird LLP that the consummation of the Company Merger will not be a taxable event to Whitney or Holding.

          (k) Third Party Consents. Holding shall have obtained the consent or approval of those persons whose consent or approval shall be required in connection with the Mergers under any material contract or material technology contract of Holding, the Bank, the Subsidiaries or otherwise.

          (l) Payment and Release of Bank Loan. Holding shall have paid in full any and all amounts due under that certain line of credit with The National Bank of Commerce of Memphis, Tennessee ("NBC") in the amount of $2.5 million secured by a pledge of Bank stock and shall have received from NBC a release for such payment, along with the original Bank stock certificate pledged as collateral to secure the line of credit.

     6.03.  Additional Conditions of Holding

     The obligations of Holding to consummate the Company Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

          (a) Representations, Warranties and Covenants. The accuracy of the representations and warranties of Whitney and WNB contained in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date, except to the extent they are confined to a specific date or to the extent changes are permitted by the terms of this Agreement. There shall not exist inaccuracies in the representations and warranties of Whitney and WNB contained in this Agreement such that the aggregate effect of such inaccuracies would have or would be reasonably likely to have, a Material Adverse Effect on Whitney and WNB taken as a whole; provided that, for purposes of this sentence only, those representations and warranties that are qualified by reference to materiality or knowledge shall be deemed not to include such qualifications. Each of Whitney and WNB shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Bank Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Whitney and WNB shall have delivered to Holding and the Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the foregoing effect.

          (b) No Material Adverse Change. There shall not have occurred any Material Adverse Change from the date of Whitney's Latest Balance Sheet to the Closing Date with respect to Whitney's consolidated group taken as a whole.

          (c) Average Market Price. The Average Market Price of the Whitney Common Stock as calculated in accordance with Section 2.01 (but without regard to the proviso contained therein) shall not be less than $32.98.

          (d) Opinion of Counsel. Holding and the Bank shall have received from counsel for Whitney and WNB, acceptable to Holding and the Bank, an opinion, dated as of the Closing Date, customary in scope and in form and substance substantially as set forth on Exhibit 6.03(d). In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of Whitney or members of Whitney's consolidated group, and governmental officials and as to matters of law other than Louisiana or federal law on the opinions of foreign counsel retained by them or Whitney.

     6.04. Waiver of Conditions

     Any condition to a party's obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of
Section 6.01 hereof. The failure to waive any condition hereunder shall not be deemed a breach of Section 5.03 hereof.

     SECTION 7.  Termination

     7.01. Termination

     This Agreement and the Bank Merger Agreement may be terminated and the Mergers contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of Holding as follows:

          (a) Mutual Consent. By the mutual written consent of the Board of Directors of Holding and the Board of Directors or Executive Committee of the Board of Directors of Whitney.

          (b) Breach. By the Board of Directors of either Whitney or Holding in the event of a breach by any member of the consolidated group of the other of them of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case (i) would result in the failure to satisfy the conditions set forth in subsections 6.02(a) or 6.03(a), as applicable, and (ii) cannot be, or has not been, cured within 30 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

          (c) Abandonment. By the Board of Directors of either Whitney or Holding if (i) all conditions to Closing required by Section 6 hereof have not been met by or waived by Whitney or Holding by July 31, 2005, or (ii) any such condition cannot be met by July 31, 2005 and has not been waived by each party in whose favor such condition inures, or (iii) if the Company Merger has not been consummated by July 31, 2005, provided that the failure to consummate the transactions contemplated hereby is not caused by the party electing to terminate pursuant to this clause (iii).

          (d) Shareholder Vote. By Whitney if this Agreement or the Company Merger fails to receive the requisite vote at any meeting of the Holding's shareholders called for the purpose of voting thereon.

          (e) Holding Recommendation. By Whitney if the Board of Directors of Holding (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Company Merger or shall have resolved to do any of the foregoing or; (B) either (x) shall have recommended to the shareholders of Holding (or in the case of (iii) affirmatively approved) any of the following (being referred to herein as an "Acquisition Transaction"): (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Holding's consolidated group; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Holding capital stock; or (y) shall have made any announcement of any agreement to do any of the foregoing.

          (f) Acquisition Transaction. By Holding in the event Holding receives a bona fide written offer with respect to an Acquisition Transaction and the Board of Directors of Holding determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Holding's shareholders than the transactions contemplated by this Agreement.

          (g) Dissenting Shareholders. By Whitney, if the holders of more than 5% in the aggregate of the outstanding Holding Common Stock shall have voted such shares against this Agreement or the Company Merger at any meeting called for the purpose of voting thereon and shall have exercised their appraisal rights in accordance with Sections 1301-1320 of the FBCA.

          (h) Prior to Notification Date. By Whitney by delivery of a notice to terminate this Agreement pursuant to Section 5.02.

     7.02. Effect of Termination

     Upon termination of this Agreement pursuant to this Section 7, the Bank Merger Agreement shall also terminate and there shall be no liability by reason of this Agreement or the Bank Merger Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) a willful breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority; (ii) a termination pursuant to subsection 7.01(e) or subsection 7.01(f) causing payment to be made under Section 7.03; or (iii) a breach of any of the following provisions: the second to last sentence of
Section 5.01, subsections 5.15(b) and (c). Each party hereby agrees that its sole right and remedy with respect to any nonwillful breach of a representation or warranty or covenant by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for a willful breach of a representation, warranty or covenant or for fraud (except if such breach is required by law or by any insurance regulatory authority, or bank or bank holding company regulatory authority), in which case the parties will have all available legal rights and remedies.

     7.03. Termination Payment

     If this Agreement is terminated by Whitney or Holding pursuant to subsection 7.01(e) or subsection 7.01(f), then Holding (or its successor) shall pay or cause to be paid to Whitney upon demand a termination payment of $4.8 million payable in same day funds.

     SECTION 8.  Miscellaneous

     8.01. Notices

     Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the Bank Merger Agreement or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Airborne Express, Federal Express, Emery Air Freight, Network Courier, Purolator or the like) for next day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

     If to Whitney or WNB:

        Mr. William L. Marks
        Chairman of the Board & CEO
        Whitney Holding Corporation
        228 St. Charles Avenue
        New Orleans, Louisiana 70130

     With copies to:

        Joseph S. Schwertz, Jr., Esq.
        Whitney National Bank
        Legal Department
        228 St. Charles Avenue, Suite 626
        New Orleans, Louisiana 70130

     With a copy to (which shall not constitute notice):

        John Douglas, Esq.
        Alston & Bird LLP
        1201 West Peachtree Street
        Atlanta, Georgia 30309

     If to Holding or the Bank:

        Mr. Frank B. Burge
        Destin Bancshares, Inc.
        2000 Ninety Eight Palms Blvd.
        Destin, Florida 32541-2051

     With copies to:

        Walter G. Moeling, IV, Esq.
        Powell, Goldstein, Frazer & Murphy LLP
        191 Peachtree Street, N.E., Sixteenth Floor
        Atlanta, Georgia 30303

     8.02. Waiver

     The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver that has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

     8.03. Expenses

     Except as otherwise provided herein, regardless of whether the Mergers are consummated, all expenses incurred in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

     8.04. Headings

     The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

     8.05. Annexes, Exhibits and Schedules

     The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

     8.06. Integrated Agreement

     This Agreement, the Bank Merger Agreement, the confidentiality agreement between Whitney and Hovde dated July 14, 2004, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

     8.07. Choice of Law

     The validity of this Agreement and the Bank Merger Agreement, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State. Matters concerning the effectiveness and validity of the Company Merger under Florida law shall be governed by and construed in accordance with the FBCA.

     8.08. Parties in Interest

     This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any member of either consolidated group without the prior written consent of the other parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement or the Bank Merger Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Bank Merger Agreement, except as expressly provided for herein and therein.

     8.09. Amendment

     The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, the Bank Merger Agreement, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

     8.10. Counterparts

     This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

     8.11. NonSurvival of Representations and Warranties; Covenants

     None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. The covenants of the parties set forth herein shall survive the Effective Time in accordance with their terms and, in the absence of a specified survival term, for the applicable statute of limitations.

     8.12. Attorneys' Fees

     In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys' fees and costs and expenses incurred in such action or suit.

     8.13. Waiver of Jury Trial

     THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

                                   APPENDIX A



     IN WITNESS WHEREOF, the parties and a majority of the Board of Directors of Whitney have executed this Agreement on the date first above written.



WHITNEY HOLDING CORPORATION



By: /s/ WILLIAM L. MARKS

    -----------------------------------------------------

    William L. Marks


Its: Chairman and CEO



Attest: /s/ TERESA Z. LYGATE

        ------------------------------------------------------

        Teresa Z. Lygate


        Senior Assistant Corporate Secretary



WHITNEY NATIONAL BANK



By: /s/ WILLIAM L. MARKS

    -----------------------------------------------------

    William L. Marks


Its: Chairman and CEO



Attest: /s/ TERESA Z. LYGATE

        ------------------------------------------------------

        Teresa Z. Lygate


        Senior Assistant Corporate Secretary


DESTIN BANCSHARES, INC.



By: /s/ FRANK B. BURGE

    -----------------------------------------------------

    Frank B. Burge


Its: President and CEO



Attest: /s/ RONNY A. CLAY

       -----------------------------------------------------

        Ronny A. Clay


        Secretary



DESTIN BANK



By: /s/ FRANK B. BURGE

    -----------------------------------------------------

    Frank B. Burge


Its: President and CEO



Attest: /s/ RONNY A. CLAY

       -----------------------------------------------------

        Ronny A. Clay


        Secretary



FOR THE BOARD OF DIRECTORS OF WHITNEY HOLDING CORPORATION:




               /s/ WILLIAM L. MARKS
--------------------------------------------------


               /s/ R. KING MILLING
--------------------------------------------------


               /s/ WILLIAM A. HINES
--------------------------------------------------


                /s/ DEAN E. TAYLOR
--------------------------------------------------


               /s/ CARROLL W. SUGGS
--------------------------------------------------


                /s/ JOHN J. KELLY
--------------------------------------------------


              /s/ ANGUS R. COOPER II
--------------------------------------------------


              /s/ ALFRED S. LIPPMAN
--------------------------------------------------


             /s/ THOMAS D. WESTFELDT
--------------------------------------------------


              /s/ ERIC J. NICKELSEN
--------------------------------------------------

                                                                      APPENDIX B

                        [HOVDE FINANCIAL LLC LETTERHEAD]

October 12, 2004

Board of Directors
Destin Bancshares, Inc.
2000 Ninety Eight Palms Boulevard
Destin, FL 32541

Dear Members of the Board:

     We understand that Whitney Holding Corporation, a Louisiana corporation ("WTNY") and Destin Bancshares, Inc., a Florida corporation ("Destin") are about to enter into an Agreement and Plan of Merger (the "Agreement") dated October 12, 2004, pursuant to which Destin will merge with and into WTNY (the "Merger"). As set forth in Section 2.01(a) of the Agreement, at the Effective Time of the Merger (as defined in the Agreement) each outstanding share of Destin common stock ("Destin Shares") will be converted into the right to receive per share merger consideration (the "Merger Consideration") equal to a current value of $171.91 at the time of signing the Agreement, subject to adjustments as set forth in Section 2.01(a)(i)(A) of the Agreement, with such Merger Consideration to be paid 50% in the form of stock and 50% in the form of cash.

     In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined in the Agreement) to the shareholders of Destin.

     Hovde Financial LLC ("Hovde"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Destin, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.

     We were retained by Destin to act as its financial advisor in connection with the Merger. We will receive compensation from Destin in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. Destin has agreed to indemnify us for certain liabilities arising out of our engagement.

     During the course of our engagement and for the purposes of the opinion set forth herein, we have:

          (i) reviewed the Agreement;

          (ii) reviewed certain historical publicly available business and financial information concerning Destin and WTNY;

          (iii) reviewed certain internal financial statements and other financial and operating data concerning Destin;

          (iv) analyzed certain financial projections prepared by the management of Destin;

          (v) conducted meetings with members of the senior management of Destin for the purpose of reviewing the future prospects of Destin, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements (the "Synergies") expected to be achieved as a result of the Merger;

          (vi) reviewed historical market prices and trading volumes for WTNY Common Stock;

          (vii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant;

          (viii) evaluated the pro forma ownership of WTNY Common Stock by Destin shareholders relative to the pro forma contribution of Destin's assets, liabilities, equity and earnings to the combined company;

          (ix) analyzed the pro forma impact of the Merger on the combined company's earnings per share, consolidated capitalization and financial ratios; and

          (x) performed such other analyses and considered such other factors as we have deemed appropriate.

     We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

     In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Destin and WTNY and in the discussions with the management of Destin and WTNY. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections for Destin regarding monthly earnings projections, projected loan and deposit balances, under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of Destin and WTNY and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for Destin and WTNY are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Destin or WTNY. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Destin and WTNY and we were not furnished with any such evaluations or appraisals.

     We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States federal income tax purposes. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Destin and WTNY. In rendering this opinion, we have been advised by Destin and WTNY and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Destin or WTNY that would have a material adverse effect on WTNY, as the surviving corporation, or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of WTNY as the surviving corporation after the Merger.

     Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

     We are not expressing any opinion herein as to the prices at which shares of WTNY Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of a Destin Share as to how such holder should vote with respect to the Agreement at any meeting of holders of Destin Shares. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of Hovde and their affiliates may from time to time effect transactions and hold securities of WTNY and may be long or short in such securities.

     This letter is solely for the information of the Board of Directors of Destin and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Destin Shares in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

     Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Destin.

                                          Sincerely,

                                          HOVDE FINANCIAL LLC

                                                                      APPENDIX C

                       FULL TEXT OF SECTIONS 1301-1333 OF
                      THE FLORIDA BUSINESS CORPORATION ACT

            FLORIDA STATUTES -- TITLE XXXVI, BUSINESS ORGANIZATIONS

                                  CHAPTER 607
                                  CORPORATIONS

607.1301. APPRAISAL RIGHTS; DEFINITIONS


     The following definitions apply to sections 607.1302-607.1333:


          (1) "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of sec. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

          (2) "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.


          (3) "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 607.1322-607.1333, includes the surviving entity in a merger.


          (4) "Fair value" means the value of the corporation's shares determined:

             (a) Immediately before the effectuation of the corporate action to which the shareholder objects.

             (b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

          (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

          (6) "Preferred shares" means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

          (8) "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

          (9) "Shareholder" means both a record shareholder and a beneficial shareholder.

607.1302. RIGHT OF SHAREHOLDERS TO APPRAISAL

     (1) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

          (a) Consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by sec. 607.1103 and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary and the merger is governed by sec. 607.1104;

          (b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

          (c) Consummation of a disposition of assets pursuant to sec. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

          (d) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

          (e) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

             1. Altering or abolishing any preemptive rights attached to any of his or her shares;

             2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

             3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

             4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

             5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

             6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

             7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation.

     (2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

          (a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

             1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

             2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

          (b) The applicability of paragraph (a) shall be determined as of:

             1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

             2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

          (c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

          (d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

             1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

                a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

                b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

             2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

                a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

                b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in sec. 607.0832; or

                c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

          (e) For the purposes of paragraph (d) only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

     (3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

     (4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

          (a) Was not effectuated in accordance with the applicable provisions of this section or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action; or

          (b) Was procured as a result of fraud or material misrepresentation.

607.1303. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

     (1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

     (2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

          (a) Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in sec. 607.1322(2)(b)2.

          (b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320. NOTICE OF APPRAISAL RIGHTS


     (1) If proposed corporate action described in sec. 607.1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of sections 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.


     (2) In a merger pursuant to sec. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in sec. 607.1322.

     (3) If the proposed corporate action described in sec. 607.1302(1) is to be approved other than by a shareholders' meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to sec. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in sec. 607.1322.

607.1321. NOTICE OF INTENT TO DEMAND PAYMENT

     (1) If proposed corporate action requiring appraisal rights under sec. 607.1302 is submitted to a vote at a shareholders' meeting, or is submitted to a shareholder pursuant to a consent vote under sec. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

          (a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to sec. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

          (b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322. APPRAISAL NOTICE AND FORM

     (1) If proposed corporate action requiring appraisal rights under sec. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of sec. 607.1321. In the case of a merger under sec. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

     (2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

          (a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

             1. The shareholder's name and address.

             2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

             3. That the shareholder did not vote for the transaction.

             4. Whether the shareholder accepts the corporation's offer as stated in subparagraph (b)4.

             5. If the offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated value plus interest.

          (b) State:

             1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

             2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

             3. The corporation's estimate of the fair value of the shares.

             4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation's estimate of fair value set forth in subparagraph 3.

             5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

             6. The date by which the notice to withdraw under sec. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

          (c) Be accompanied by:

             1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation's appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.


             2. A copy of sections 607.1301-607.1333.


607.1323. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

     (1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to sec. 607.1322(1) and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to sec. 607.1322(2)(b)2. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

     (2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to sec. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

     (3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324. SHAREHOLDER'S ACCEPTANCE OF CORPORATION'S OFFER

     (1) If the shareholder states on the form provided in sec. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation's estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation's receipt of the form from the shareholder.

     (2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326. PROCEDURE IF SHAREHOLDER IS DISSATISFIED WITH OFFER

     (1) A shareholder who is dissatisfied with the corporation's offer as set forth pursuant to sec. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to sec. 607.1322(1) of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest.

     (2) A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in sec. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to sec. 607.1322(2)(b)4.

607.1330. COURT ACTION

     (1) If a shareholder makes demand for payment under sec. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to sec. 607.1326 may commence the proceeding in the name of the corporation.

     (2) The proceeding shall be commenced in the appropriate court of the county in which the corporation's principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

     (3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

     (5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder's shares, plus interest, as found by the court.

     (6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331. COURT COSTS AND COUNSEL FEES

     (1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:


          (a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with sections 607.1320 and 607.1322; or


          (b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

     (4) To the extent the corporation fails to make a required payment pursuant to sec. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332. DISPOSITION OF ACQUIRED SHARES

     Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333. LIMITATION ON CORPORATE PAYMENT

     (1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of sec. 607.06401. In such event, the shareholder shall, at the shareholder's option:

          (a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

          (b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

     (2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 83 of the Louisiana Business Corporation Law (LBCL) provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

     The articles of incorporation and by-laws of Whitney Holding Corporation (Whitney) provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of Whitney to the full extent permitted by Louisiana law.

     Whitney maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act), may be permitted to directors, officers and controlling persons of Whitney pursuant to the foregoing provision or otherwise, Whitney has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following Exhibits are filed as part of this registration statement:


   EXHIBIT
     NO.                                   EXHIBIT DESCRIPTION
   -------                                 -------------------
    2                  Agreement and Plan of Merger between Whitney Holding
                       Corporation, Whitney National Bank, Destin Bancshares, Inc.
                       and Destin Bank dated October 12, 2004 (attached as Appendix
                       A to the proxy statement-prospectus, which is part of this registration statement, and incorporated herein by
                       reference).
    4.1                Composite Charter of the Registrant, as amended (filed with the Commission as Exhibit 3.1 to the Registrant's Quarterly
                       Report on Form 10-Q for the quarter ended September 30, 2000
                       (File No. 0-1026) and incorporated herein by reference).
    4.2                By-laws of the Registrant, as amended (filed with the
                       Commission as Exhibit 3.2 to the Registrant's Annual Report
                       on Form 10-K for the year ended December 31, 2003 (File No.
                       0-1026) and incorporated herein by reference).
    5*                 Opinion of Phelps Dunbar, L.L.P. as to the legality of the securities being registered.
    8.1*               Opinion of Alston & Bird LLP as to certain tax matters.
    8.2*               Opinion of Alston & Bird LLP as to certain tax matters.
   23.1                Consent of PricewaterhouseCoopers LLP.

   EXHIBIT
     NO.                                   EXHIBIT DESCRIPTION
   -------                                 -------------------
   23.2*               Consent of Hovde Financial LLC.
   23.3*               Consent of Phelps Dunbar, L.L.P.
   23.4*               Consent of Alston & Bird LLP.
   23.5*               Consent of Alston & Bird LLP.
   24*                 Powers of Attorney of directors of the Registrant.
   99.1                Form of Proxy of Destin Bancshares, Inc.


---------------


* Previously filed.


     (b) Financial Statement Schedules

     All financial statement schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial statements or notes thereto incorporated by reference into this proxy statement-prospectus.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes as follows:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (d) That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (f) To respond to requests for information that is incorporated by reference into the proxy statement-prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (g) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Orleans, state of Louisiana, on this 16th day of March, 2005.


                                          WHITNEY HOLDING CORPORATION


                                          By: /s/ THOMAS L. CALLICUTT, JR.

                                            ------------------------------------

                                                  Thomas L. Callicutt, Jr.


                                                  Executive Vice President


                                                and Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----

              /s/ WILLIAM L. MARKS*                     Chairman of the Board, Chief      March 16, 2005
     ----------------------------------------           Executive Officer, Director
                 William L. Marks


               /s/ R. KING MILLING*                         President, Director           March 16, 2005
     ----------------------------------------
                 R. King Milling


           /s/ THOMAS L. CALLICUTT, JR.              Executive Vice President and Chief   March 16, 2005
     ----------------------------------------           Financial Officer (principal
             Thomas L. Callicutt, Jr.                financial and accounting officer)


          /s/ HARRY J. BLUMENTHAL, JR.*                           Director                March 16, 2005
     ----------------------------------------
             Harry J. Blumenthal, Jr.


            /s/ JOEL B. BULLARD, JR.*                             Director                March 16, 2005
     ----------------------------------------
               Joel B. Bullard, Jr.


                /s/ JAMES M. CAIN*                                Director                March 16, 2005
     ----------------------------------------
                  James M. Cain


             /s/ ANGUS R. COOPER II*                              Director                March 16, 2005
     ----------------------------------------
                Angus R. Cooper II


             /s/ RICHARD B. CROWELL*                              Director                March 16, 2005
     ----------------------------------------
                Richard B. Crowell


              /s/ WILLIAM A. HINES*                               Director                March 16, 2005
     ----------------------------------------
                 William A. Hines


                /s/ JOHN J. KELLY*                                Director                March 16, 2005
     ----------------------------------------
                  John J. Kelly

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----


                                                                  Director
     ----------------------------------------
                E. James Kock, Jr.


              /s/ ALFRED S. LIPPMAN*                              Director                March 16, 2005
     ----------------------------------------
                Alfred S. Lippman


              /s/ MICHAEL L. LOMAX*                               Director                March 16, 2005
     ----------------------------------------
                 Michael L. Lomax


              /s/ ERIC J. NICKELSEN*                              Director                March 16, 2005
     ----------------------------------------
                Eric J. Nickelsen


              /s/ JOHN G. PHILLIPS*                               Director                March 16, 2005
     ----------------------------------------
                 John G. Phillips


              /s/ CARROLL W. SUGGS*                               Director                March 16, 2005
     ----------------------------------------
                 Carroll W. Suggs


             /s/ KATHRYN M. SULLIVAN*                             Director                March 16, 2005
     ----------------------------------------
               Kathryn M. Sullivan


               /s/ DEAN E. TAYLOR*                                Director                March 16, 2005
     ----------------------------------------
                  Dean E. Taylor


             /s/ THOMAS D. WESTFELDT*                             Director                March 16, 2005
     ----------------------------------------
               Thomas D. Westfeldt


 *By:          /s/ THOMAS L. CALLICUTT, JR.
           -----------------------------------
                     Attorney-in-Fact

                                 EXHIBIT INDEX


   EXHIBIT
     NO.                                   EXHIBIT DESCRIPTION
   -------                                 -------------------
    2                  Agreement and Plan of Merger between Whitney Holding
                       Corporation, Whitney National Bank, Destin Bancshares, Inc.
                       and Destin Bank dated October 12, 2004 (attached as Appendix
                       A to the proxy statement-prospectus, which is part of this registration statement, and incorporated herein by
                       reference).
    4.1                Composite Charter of the Registrant, as amended (filed with the Commission as Exhibit 3.1 to the Registrant's Quarterly
                       Report on Form 10-Q for the quarter ended September 30, 2000
                       (File No. 0-1026) and incorporated herein by reference).
    4.2                By-laws of the Registrant, as amended (filed with the
                       Commission as Exhibit 3.2 to the Registrant's Annual Report
                       on Form 10-K for the year ended December 31, 2003 (File No.
                       0-1026) and incorporated herein by reference).
    5*                 Opinion of Phelps Dunbar, L.L.P. as to the legality of the securities being registered.
    8.1*               Opinion of Alston & Bird LLP as to certain tax matters.
    8.2*               Opinion of Alston & Bird LLP as to certain tax matters.
   23.1                Consent of PricewaterhouseCoopers LLP.
   23.2*               Consent of Hovde Financial LLC.
   23.3*               Consent of Phelps Dunbar, L.L.P.
   23.4*               Consent of Alston & Bird LLP.
   23.5*               Consent of Alston & Bird LLP.
   24*                 Powers of Attorney of directors of the Registrant.
   99.1                Form of Proxy of Destin Bancshares, Inc.


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* Previously filed.